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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
CIBER, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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[CIBER. Inc. Logo]

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2002

NOTICE TO THE SHAREHOLDERS OF COMMON STOCK OF CIBER, INC.

        The 2002 Annual Meeting of Shareholders (the "Meeting") of CIBER, Inc., a Delaware corporation (the "Company"), will be held via the Internet at www.ciber.com/cbr/annualmeeting on Thursday, May 2, 2002 at 9:30 a.m. Mountain Daylight Time, for the purposes stated below. The Meeting will be an audio webcast held on an electronic basis only, i.e., there will not be an in person meeting as in previous years.

1.
To elect two (2) Class II Directors to serve for a term of three years.

2.
To approve amendments to increase the number of shares authorized for issuance under the following Stock Plans:

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CIBER, Inc. Employee Stock Purchase Plan

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CIBER, Inc. Equity Incentive Plan

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CIBER, Inc. Non-Employee Director Stock Option Plan
3.
To transact such other business as may properly come before the Meeting, or any adjournment or postponement of the Meeting.

        These items of business are fully described in the attached Proxy Statement. The Board of Directors of the Company fixed the close of business on March 13, 2002 as the Record Date for determining those shareholders who are entitled to receive notice of the Meeting, and any adjournment or postponement of the Meeting, and who are entitled to vote. Only those who own shares of the Company's Common Stock at the close of business on March 13, 2002 will receive notice of the Meeting and voting materials. A list of shareholders entitled to vote at the Meeting will be available for examination electronically for a period of ten days before the Meeting and also during the Meeting. Shareholders may examine the list for purposes related to the Meeting. You will find instructions for viewing the list in the attached Proxy Statement.

        In an attempt to reach more shareholders, the Board of Directors is pleased to announce the Company's first Internet webcast of the Meeting, which will be held on an electronic basis only. Instructions for participating in the webcast follow in the attached Proxy Statement. To assure your representation at the Meeting, please complete, date and sign the accompanying Proxy and return it promptly in the enclosed envelope. Telephone and Internet voting are also available by following the instructions included with your Proxy. The Board encourages you to use these faster and less costly methods to record your vote. You are cordially invited to join us at CIBER's first virtual Meeting. Thank you.

By order of the Board of Directors,

/s/ Bobby G. Stevenson

Bobby G. Stevenson
Chairman of the Board
Greenwood Village, Colorado
April 1, 2002

Please Vote—Your Vote Is Important

CIBER, Inc.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2002

THE MEETING

        This Proxy Statement and the accompanying Proxy card are sent to you in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of CIBER, Inc., a Delaware Corporation (the "Company"). The Proxy Statement describes the proposals presented for shareholder approval at the 2002 Annual Meeting of Shareholders of the Company (the "Meeting") to be held via the Internet on Thursday, May 2, 2002 at 9:30 a.m. Mountain Daylight Time, and at any adjournments or postponements of the Meeting. The Proxy will be used to record your vote in connection with those proposals. This Proxy Statement and the accompanying Proxy are first being mailed to the shareholders of record of the Company's Common Stock, $.01 par value per share (the "Common Stock"), on or about April 1, 2002.

        The Meeting will be held on an electronic basis only.    The Board is pleased to announce the Company's first Internet web cast of its Annual Meeting. The Board understands that many shareholders who would like to attend the Annual Meeting are unable to do so. The Board concluded that since more shareholders have access to the Internet than are physically able to attend the Annual Meeting (judging from past attendance), holding an electronic Meeting accessible via the Internet will extend the opportunity to participate to more shareholders. We cordially invite you to join us Thursday, May 2, 2002 at 9:30 a.m. Mountain Daylight Time. To register for the live audio web cast, log on to www.ciber.com/cbr/annualmeeting at least fifteen (15) minutes prior to the start of the Meeting. Questions that are relevant to the Meeting and that would be proper to raise in person will be accepted via email and answered live. To ask a question, access the Company's Meeting website at www.ciber.com/cbr/annualmeeting, and select "Questions." You may submit questions from Monday, April 29, 2002, until the floor is closed for questions during the Meeting. Shareholders who attend the electronic Meeting may record or revoke their vote online by selecting the "Vote" button at the Annual Meeting website above.

        List of Shareholders.    The Company will prepare a complete list of shareholders entitled to vote at the Meeting and make this list available to shareholders for any purpose related to the Meeting. The list will be maintained in electronic format and will be available for examination for a period of ten days prior to the Meeting and during the entire time that the Meeting is in session. The Company will take reasonable steps to ensure that information contained in the electronic list is made available only to shareholders. Commencing April 22, 2002, if you desire to review the shareholder list, please telephone CIBER's Investor Relations Department (303) 267-3875 and speak with either Ms. Laura Davis or Mr. Douglas Eisenbrandt. When they have verified that you are a shareholder who is entitled to review the list, you will be provided with a login, password and instructions to enter the secure website link.

THE AGENDA

        Shareholders are asked to consider and to vote upon the following proposals:

Proposal No. 1 See page 4	To elect two (2) Class II Directors to serve on the Board until the 2005 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.
Proposal No. 2 See Page 16	To amend the Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance under the plan by 2,000,000 shares, from 4,750,000 to 6,750,000 shares.
Proposal No. 3 See page 18	To amend the Equity Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the plan by 3,000,000 shares, from 10,500,000 to 13,500,000 shares.
Proposal No. 4 See page 21	To amend the Non-Employee Directors' Stock Option Plan to increase the number of shares of Common Stock authorized for issuance under the plan by 100,000 shares, from 200,000 to 300,000 shares.
Item No. 5	To consider other business that may properly come before the Meeting.

        The Company is not aware of any other business to be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed Proxy will vote on those matters in accordance with their best judgment and consistent with present Company policies.

VOTING AND SOLICITATION OF PROXIES

Your Proxy is solicited by the Board of Directors of the Company

Record Date: March 13, 2002

        Only shareholders of the Company's Common Stock at the close of business on March 13, 2002 (the "Record Date") are entitled to receive notice of and to vote at the Meeting. On the Record Date there were 60,835,947 shares of Common Stock outstanding.

Voting

        You may cast one vote for each share of Common Stock that you own on the Record Date for each proposal submitted for consideration at the Meeting. You may cast your Proxy vote by any of the following methods. Detailed instructions and the deadline for submitting your Proxy by each method accompany your Proxy.

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  Vote by mail. Complete, date and sign the Proxy included with this Proxy Statement. Mail it in the envelope provided so that it reaches us before the deadline specified in the instructions.

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  Vote by telephone. Call the toll free telephone number provided with your Proxy and follow the instructions. You will use the touch pad on your telephone to record your vote. The deadline for telephone voting is 11:59 p.m. Eastern Daylight Time on May 1, 2002.

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  Vote by Internet. Following the instructions that accompany your Proxy, use your computer to enter and record your vote at the www.proxyvote.com website. The deadline for Internet voting is 11:59 p.m. Eastern Time on May 1, 2002.

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  Vote at the electronic Meeting. You may vote during the electronic Meeting before the polls close. To do so, log on to www.ciber.com/cbr/annualmeeting to register to enter the Meeting website. Once you have registered, select the "VOTE" button. You will be asked to provide additional information to verify your eligibility to vote, including your name, address, social security number and the 12-digit Control Number printed on your Proxy. You will also be asked to describe your vote as (1) first vote, (2) revocation or withdrawal of a prior vote, or (3) revocation or withdrawal of prior vote providing new voting instructions.

Quorum and Election

        Since the Meeting will be conducted entirely by electronic means, no votes will be cast in person. Instead, all votes will be by Proxy, submitted by mail, telephone or internet prior to the deadline or during the Meeting by logging on to the annual meeting website and following the prompts. Detailed instructions and deadlines are in the materials that accompany your Proxy. ADP Investor Communication Services has been selected to tabulate the votes and act as Inspector of Elections.

        Quorum.    The Inspector of Elections will determine whether a quorum is present. Delaware law provides that the presence, in person or by proxy, of the holders of not less than one-third (1/3) of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum to conduct business at the Meeting. Since CIBER's Meeting is entirely electronic, quorum will be determined by the number of shares present by Proxy.

  Election.

  •
  Directors shall be elected by a plurality of the votes of the shares present in person or by Proxy at the Meeting and entitled to vote on the election of directors. A director wins by a "plurality" when he or she receives more than one-half the total number of votes cast for all of the competitors combined (in this case the competitors of the nominee are "Against" and "Abstain").

  •
  In all matters other than the election of directors, the affirmative vote of a majority of shares present in person or by Proxy at the Meeting and entitled to vote on the subject matter shall be the act of the shareholders.

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  Shares that are voted WITHHOLD or ABSTAIN will be counted as present for quorum purposes, but will have the same effect as a vote against a proposal.

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  Broker non-votes will have no impact on the outcome of a proposal. "Broker non-votes" are Proxies for shares held in record name by brokers or nominees, for which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity.

Tabulation of Your Proxy

        The Inspector of Elections will tabulate Proxies as follows:

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  All shares represented by a properly executed Proxy will be voted at the Meeting in accordance with your directions unless you have taken steps to revoke your Proxy.

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  If you sign and date your Proxy but do not provide directions, your shares will be voted IN FAVOR of Proposal No. 1 to elect the Board of Directors' nominees for Class II director; and FOR adoption of Proposals No. 2, 3 and 4, seeking to amend the Employee Stock Purchase Plan, the Equity Incentive Plan and the Non-Employee Directors' Stock Option Plan, respectively.

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  The persons named in the Proxies will have discretionary authority to vote all Proxies with respect to additional matters that may be properly presented for action at the Meeting.

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  The Company is not aware of any other business to be presented at the Meeting.

You May Revoke or Change Your Proxy

        At any time prior to the final tabulation of the votes, you may change your mind or revoke your Proxy by following one of these procedures:

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  Deliver a letter, in writing and signed, stating your desire to revoke your Proxy, addressed to the Secretary of the Company at 5251 DTC Parkway, Suite 1400, Greenwood Village, CO 80111. The letter must be dated later than the Proxy you wish to revoke;

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  Deliver a Proxy bearing a date later than the Proxy you wish to revoke to ADP Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717, before the deadline for mail, telephone or internet voting or

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  Attend the electronic Meeting and vote prior to the close of the polls. Instructions can be found in your Proxy materials and in the Voting section of this Proxy Statement. Attending the Meeting alone will not revoke your Proxy.

Proxies of Executive Officers and Directors

        As a group, the executive officers and directors of the Company own or may be deemed to control approximately 14% of the outstanding shares of Common Stock of the Company. Each of the executive officers and directors has indicated his intent to vote all shares of Common Stock owned or controlled by him in favor of each proposal described in this Proxy Statement.

Proxy Solicitation

        This Proxy solicitation is made by and on behalf of the Board of Directors. Solicitation of Proxies for use at the Meeting may be made by regular mail, by email or in person by directors, officers and regular employees of the Company. These individuals will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to those beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to beneficial owners. The Company will bear the entire cost of solicitation of Proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional information furnished to shareholders.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEEETING

        Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual shareholder meetings. Such proposals must be received by the Company no later than December 1, 2002 to be considered for inclusion in the Proxy Statement and Proxy relating to the 2003 Annual Meeting of Shareholders. Proposals submitted after December 1, 2002 will be considered untimely. The persons named in the Company's Proxy will have discretionary authority to vote all Proxies with respect to any untimely proposals. Shareholder proposals should be addressed to: Corporate Secretary, CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, CO 80111.

INFORMATION REGARDING "TRANSITION PERIOD" REFERENCES

        Effective December 31, 1999, the Company changed its fiscal year-end from June 30 to December 31. The change in fiscal year-end was reported to the Securities and Exchange Commission on Form 10-KT filed on February 29, 2000, and was mailed to shareholders on April 25, 2000. Several tabular and other disclosures in this Proxy Statement present information for the period July 1 through December 31, 1999, designated as the "Transition Period." The Transition Period represents the 6-month period between the previous fiscal year-end and the new calendar year-end.

PROPOSAL No. 1—ELECTION OF DIRECTORS

        Background.    Each year at the Company's Annual Meeting of Shareholders, directors constituting approximately one-third of the Board are elected for a three-year term or until a successor is duly elected and qualified. The terms of directors Mr. Mac J. Slingerlend and Mr. James A. Rutherford, who were elected in 1999 to fill the Class II positions, expire at the 2002 Meeting. The terms of the Class I Directors, Mr. Bobby G. Stevenson and Mr. James C. Spira, will expire in 2004. The term of the Class III Director, Mr. Archibald J. McGill, will expire in 2003.

        Vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy, including a vacancy created by an increase in the Board, serves for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Officers are elected by and serve at the discretion of the Board.

        Proposal Description.    Proposal No. 1 asks shareholders to elect two (2) individuals to fill the positions of Class II director for the ensuing three-year term, or until a successor is elected and qualified. The Nominating Committee, with the concurrence of the non-incumbent members of the Board, has nominated Mr. Mac J. Slingerlend and Mr. James A. Rutherford to stand for re-election.

TEXT OF PROPOSAL NO. 1—ELECTION OF DIRECTORS

        To elect the following nominees for Class II Director: Mr. Mac J. Slingerlend and Mr. James A. Rutherford.

        Shares represented by all Proxies and not marked so as to withhold authority to vote for Mr. Mac J. Slingerlend and Mr. James A. Rutherford (Class II) will be voted FOR their election. If any of the nominees are unavailable or unwilling to serve as director, persons named in the Proxy intend to cast votes for which they hold Proxies in favor of the election of such other person as the Board may designate. The Board knows of no reason why either Mr. Mac J. Slingerlend or Mr. James A. Rutherford would be unable or unwilling to serve on the Board. Biographical information about each director and director nominee is located in the section entitled, "Directors and Executive Officers."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" OF THE NOMINEES

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the Company's directors and executive officers, their ages, positions currently held with the Company, the year elected as director or appointed as officer and class of directorship. Directors are elected to serve three year terms, or until a successor is elected and qualified. Executive officers serve at the pleasure of the Board for a term of one year, renewable annually. For information about the ownership of the Company's voting securities held by each director, director nominee or executive officer, see "Securities Ownership of Certain Beneficial Owners and Management." Information about director nominees is indicated by an asterisk (*) in the table below and in the narrative following the table.

Name	Age	Position	Served as Officer or Director Since	Class (Term Exp.)
Bobby G. Stevenson	59	Chairman of the Board and Founder	1974	Class I (2004)
Mac J. Slingerlend*	54	Chief Executive Officer, President, Secretary and Director	1989	Class II (2002)
David G. Durham	40	Chief Financial Officer, Senior Vice President and Treasurer	1995	—
Joseph A. Mancuso	55	Chief Operating Officer and Senior Vice President	1994	—
William R. Wheeler	42	Senior Vice President, CIBER Enterprise Solutions Division	2001	—
James A. Rutherford*	56	Director	1994	Class II (2002)
Archibald J. McGill	70	Director	1998	Class III (2003)
James C. Spira	59	Director	1994-98 2002	Class I (2004)
Stephen D. Boyd	49	President, Chief Executive Officer, and Chairman of the Board of DigiTerra, Inc.	2000 Resigned 2001	—

        Bobby G. Stevenson.    Mr. Stevenson is Chairman of the Board of Directors, a Class I Director and one of the original founders of the Company. Mr. Stevenson served as Vice President in charge of recruiting and management of the technical staff from 1974 until November 1977 when he became Chief Executive Officer. As Chief Executive Officer from 1977 to 1998, he was responsible for all operations of the Company. Mr. Stevenson has been a member of the Board of Directors of the Company since its inception.

        * Mac J. Slingerlend.    Mr. Slingerlend is a Class II Director and has been nominated to stand for re- election to fill the Class II vacancy in 2002. Mr. Slingerlend joined the Company in January 1989 as Executive Vice President and Chief Financial Officer and was first elected as a director in 1994. He was promoted to President and Chief Operating Officer in 1996, and appointed as Chief Executive Officer in March 1998 and Secretary in August 1998. Prior to joining the Company, Mr. Slingerlend spent 15 years in the banking industry, primarily as a commercial lender, and five years in corporate financial positions in the cable television and hospitality industries. Mr. Slingerlend also serves as a director of Agilera, Inc., a former subsidiary of CIBER.

        David G. Durham.    Mr. Durham joined the Company in May 1995. He was promoted to the office of Chief Financial Officer and Treasurer in January 2001. Previously, as Senior Vice President, Mr. Durham was responsible for various financial and operating tasks within the Company and also served as Chief Financial Officer of Waterstone, Inc., a CIBER subsidiary. Prior to joining the Company, Mr. Durham served as Vice President and Chief Financial Officer of Spencer & Spencer Systems, Inc. of St. Louis, which was acquired by CIBER in 1995.

        Joseph A. Mancuso.    Mr. Mancuso has served the Company as Chief Operating Officer since March 2000, while continuing to serve as Senior Vice President responsible for the Company's branch office operations, a position held since July 1, 1999. From March 1998 to July 1999, Mr. Mancuso was President of CIBER Information Services, Inc., a CIBER subsidiary (i.e., CIBER branch offices) and was Regional Vice President in charge of Eastern operations from 1996 to 1998. Mr. Mancuso, formerly a Vice President of CPU, Inc. joined the Company when it acquired CPU, Inc. in 1994, and served as Regional Vice President in charge of Southeast branch operations from 1994 to 1996.

        William R. Wheeler.    Mr. Wheeler was promoted to Senior Vice President, CIBER Enterprise Solutions Division in July 2001, where his duties include supervision of sales and operations for the Oracle, PeopleSoft, SAP and CRM practices in North America and the United Kingdom. In April 2000, Mr. Wheeler was appointed Executive Vice President and Chief Operating Officer of DigiTerra, Inc., a newly created subsidiary of the Company. Prior to his move to DigiTerra, Mr. Wheeler served the Company as Regional Vice President and Senior Vice President of Sales and Marketing. Mr. Wheeler originally joined the Company in June 1995 upon the acquisition of Business Information Technology, Inc.

        * James A. Rutherford.    Mr. Rutherford is a Class II Director and has been nominated to stand for re- election to fill the Class II vacancy in 2002. Mr. Rutherford has been a director of the Company since February 1994. He is currently a managing director of Wingset Investments Ltd., a private venture capital company located in New Albany, Ohio. Prior to forming Wingset in 1995, Mr. Rutherford was one of the founders of Goal Systems International, Inc., where he served in various executive positions, including Chief Executive Officer, and as a director from its incorporation in 1977 until its sale in 1992. Mr. Rutherford is also a trustee of Case Western Reserve University and a director of Frontstep, Inc., formerly Symix Systems, Inc., Columbus, Ohio, as well as several private corporations.

        Archibald J. McGill.    Mr. McGill has been a Class III director since September 1998. Mr. McGill has served in executive capacities at IBM and AT&T and was President of Rothschild Venture Capital. He is on the board of directors of several small high-technology companies. From 1985 to the present, Mr. McGill has been the President of Chardonnay, Inc., a venture capital investment company.

        James C. Spira.    Effective March 7, 2002, Mr. Spira accepted the offer of the Board to become a Class I Director. Mr. Spira served as a director of the Company from September 1994 until October 1998. Mr. Spira currently serves as Chairman of the Board and Chief Executive Officer of American Greetings Corporation. From 1995 to 2001, he was managing partner of Diamond Technology Partners, Inc., a Chicago, Illinois-based management consulting firm providing program management services to design and deploy technology-enabled business strategies. Prior to that time, Mr. Spira was Group Vice President of The Tranzonic Companies, a Cleveland-based holding company, and was co-founder, President and Chief Executive Officer of Cleveland Consulting Associates, an operations and systems management consulting firm doing business with multi-national companies from 1974 to 1991.

        Stephen D. Boyd.    Mr. Boyd served as President, Chief Executive Officer and Chairman of the Board of DigiTerra, Inc., a subsidiary of the Company, from October 2000 until October 2001. Prior to joining DigiTerra, Mr. Boyd served MediaOne International as Executive Vice President of European Wireless Operations from 1998-2000, and served U S West New Vector Group, Inc. as President and Chief Executive Officer from 1997-1998. From 1995-1997, Mr. Boyd served as President and CEO of U S West Dex, Inc. Mr. Boyd was Chief Financial Officer of U S West Marketing Resources Group, Inc. from 1994-1995.

        Effective March 7, 2002, Mr. James G. Brocksmith, Jr. resigned his position as a director of the Company.

        Effective March 5, 2002, Mr. Richard A. Montoni resigned his position as a director of the Company.

Certain Relationships and Related Transactions

        In July 1999, the Company made a personal loan in the amount of $300,000 to Joseph A. Mancuso for the purchase of a home. Mr. Mancuso is the Company's Senior Vice President and Chief Operating Officer. The promissory note requires partial repayment annually, with the balance payable in full in five years or sooner in the event Mr. Mancuso is no longer an employee of CIBER. The loan is secured by a second mortgage on Mr. Mancuso's residence. As of December 31, 2001, the outstanding balance on the loan receivable from Mr. Mancuso was $253,428. Imputed interest reported was $14,094.

        In 2001, the Company advanced amounts ranging from $59,000 to $314,000 to Mr. Mac J. Slingerlend, President and Chief Executive Officer of the Company, generally for tax purposes, such advances were reduced to $59,000 by the end of the year.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors, executive officers and persons who beneficially own greater than 10% of a registered class of the Company's equity securities file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission (the "Commission") and the Company. Based solely upon its review of copies of the Section 16(a) reports received by the Company, and written representations from certain reporting persons, the Company believes that during the year-ended December 31, 2001, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements except that William R. Wheeler, Senior Vice President, reported one exempt transaction seven days late on Form 4, in December 2001. Mr. Wheeler's exempt transaction did not trigger a matching purchase and sale event.

Board Committees and Meetings

        The Board met six times in 2001, including four regularly scheduled meetings (held quarterly) and two telephonic meetings. Each director, including incumbents, participated in person or by telephone conference call at all of the board meetings and committee meetings (of which such director was a member) held in 2001. The Board has standing Compensation, Nominating and Audit Committees.

        Compensation Committee.    The principal responsibilities of the Compensation Committee are to administer and grant awards under the Company's Equity Incentive Plan and to administer the Employee Stock Purchase Plan (which are stock-based plans), the Non-Employee Directors' Stock Option Plan and the Directors Compensation Plan. In addition, the Compensation Committee recommends annual salaries for executive officers and senior management to the Company's Board. The members of the Compensation Committee are Mr. Spira (Chairman) and Mr. McGill. The Compensation Committee met twice in 2001.

        Nominating Committee.    The principal responsibilities of the Nominating Committee are to identify and nominate qualified individuals to serve as members of the Board, or to nominate candidates to fill such other positions as may be deemed necessary and advisable by the Board. Members of the Nominating Committee must be outside directors who are not incumbent to the Class of directors nominated during their year of service. The current members of the Nominating Committee are Mr. McGill (Chairman) and Mr. Spira. The Committee was established in 2001 and first met in 2002 to consider nominees for Class II directors.

        The Nominating Committee will consider nominees recommended by the shareholders. Please refer to the section entitled Deadline for Receipt of Shareholder Proposals for 2003 Annual Meeting.

        Audit Committee.    The principal responsibilities of the Audit Committee are to meet periodically with representatives of the Company's independent auditors and management to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and system of internal accounting controls, to review any transactions that may involve a conflict of interest, and to report to the Board with respect thereto. The Audit Committee also recommends to the Board the appointment of the Company's independent auditors. The current members of the Audit Committee are Messrs. Rutherford (Chairman), McGill and Spira, each of whom is an outside director, independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a committee member, as defined in Sections 303.01(b)(2)(a) and (3) of the listing Standards of the New York Stock Exchange, as modified or supplemented.

        Report of the Audit Committee.(1)

        In accordance with the written Charter adopted by the Board of Directors of CIBER, Inc., the Audit Committee of the Board (the "Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of CIBER, Inc. During 2001, the Committee met twice with all members in attendance and with management and the independent auditors (once in February and once in December) to review and approve the 2000 audited financial statements and to plan for the 2001 audit. In addition to those meetings, the Committee Chair as representative of the Committee, met three times with the Chief Financial Officer, the Chief Accounting Officer and the independent auditors to review and discuss interim financial information contained in the quarterly earnings announcements prior to public release. In compliance with the requirement that the Audit Committee Charter be attached as an Appendix to the Company's Proxy Statement once every three (3) years, or sooner upon amendment, the Charter was filed as part of the Company's 2001 Proxy Statement. The Charter was not amended in 2001.

        The Audit Committee has reviewed and discussed the audited financial statements for 2001, separately and jointly with management and with KPMG LLP, the Company's independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as modified or supplemented, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and a letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed auditor independence with KPMG LLP. The Audit Committee considered whether the auditor's provision of non-audit services is compatible with independence and has concluded that the services rendered by KPMG LLP are compatible with maintaining the principal accountant's independence for the following reasons: (1) no ($0.00) fees were billed for financial information systems design and implementation and (2) other fees primarily relate to services provided in connection with tax advice and acquisition transactions in the U.S. and Europe.

        Based upon the reviews and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year-ended December 31, 2001, and that this report be included in the Proxy Statement.

(1)
This section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        The Company's principal accountant and independent auditor, KPMG LLP, billed a total of $607,954 for all services provided in 2001, categorized as follows:

        Audit Fees.    The aggregate fees billed for audit services, including both the audit of the Company's annual financial statements for 2001 and for review of the financial statements included in the Company's Forms 10-Q filed in 2001 were $182,690.

        Financial Information Systems Design and Implementation Fees.    The aggregate fees billed for the above professional services, as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (17 CFR § 210.2-01(c)(4)(ii)), were none ($0).

        All Other Fees.    The aggregate fees billed for services, other than those described above were $502,764. This amount includes $231,063 for tax advice, $155,632 for services related to mergers and acquisitions and $116,069 for miscellaneous services. Of the $231,063 billed for tax advice, $50,000 was incurred and paid by Solution Partners B.V., a subsidiary of the Company organized in The Netherlands. Of the $116,069 billed for miscellaneous services, $101,783 was incurred and paid by DigiTerra, Inc., a wholly owned-subsidiary of the Company.

        Audit Committee: James A. Rutherford (Chairman); Archibald J. McGill; James C. Spira

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

        The following table sets forth information regarding beneficial ownership of the Company's Common Stock at February 28, 2002, and stock options exercisable for shares of Common Stock within sixty days of such date, held by (i) each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer (as defined under "Executive Compensation" below) and (iv) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company. Unless otherwise indicated, the shareholders listed below have sole voting and investment power with respect to the shares reported as owned. On February 28, 2002 there were 60,803,665 shares of Common Stock outstanding.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Bobby G. Stevenson(2)	7,201,326	12%
Neuberger Berman, L.L.C.	3,582,819	6%
Liberty Wagner Asset Management, L.P.	3,113,800	5%
WAM Acquisition Group, Inc.
Mac J. Slingerlend(3)	1,180,373	2%
David G. Durham(4)	86,684	*
Joseph A. Mancuso(5)	123,735	*
William R. Wheeler(6)	106,403	*
James A. Rutherford(7)	98,921	*
Archibald J. McGill(7)	34,358	*
James C. Spira(7)	0	*
All directors and executive(8) officers as a group (8 persons)	8,831,800	14%

*
less than 1%

(1)
The address of Bobby G. Stevenson, and the address of CIBER management is: c/o CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, CO 80111. The address of Neuberger Berman, L.L.C. is 605 Third Avenue, New York, New York 10158-3698. The address of Liberty Wagner Asset Management, L.P. and of WAM Acquisition Group, Inc. is 227 West Monroe Street, Suite 300, Chicago, IL 60606.

(2)
Includes shares held by the Bobby G. Stevenson Revocable Trust, of which Mr. Stevenson is the settlor, trustee and beneficiary. Excludes 35,000 shares of Common Stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares Mr. Stevenson disclaims beneficial ownership.

(3)
Includes options to purchase 427,224 shares of Common Stock.

(4)
Includes options to purchase 83,417 shares of Common Stock.

(5)
Includes options to purchase 119,900 shares of Common Stock.

(6)
Includes options to purchase 18,751 shares of Common Stock.

(7)
Includes options to purchase 51,334, 31,334 and 0, shares of Common Stock for Messrs. Rutherford, McGill and Spira respectively. Mr. Spira joined the Board effective March 7, 2002 and was granted 20,000 options, which are not included in the above amounts.

(8)
Includes options to purchase 731,960 shares of Common Stock.

COMPENSATION OF DIRECTORS

Compensation of Directors

        All non-employee directors receive shares of CIBER Common Stock valued at approximately $2,500 for each meeting attended and are paid a $6,000 semi-annual retainer. All directors are reimbursed for expenses incurred to attend meetings. Non-employee directors receive stock options under the Non-Employee Directors' Stock Option Plan (the "Directors' Plan") for serving on the Board. Employee directors receive no additional compensation for serving on the Board.

        The Directors' Plan provides for an initial authorization of 200,000 shares of Common Stock and is administered by the Board. Each option granted under the Directors' Plan expires ten years from the date of grant. The Directors' Plan provides for an initial grant of options to purchase 20,000 shares of Common Stock to each non-employee director when that director takes office. The initial option grant vests in equal annual installments over two years. In addition, after each year of service, each non-employee director receives a grant of options to purchase 4,000 shares of Common Stock; such options vest one year after the date of grant.

        Proposal No. 4, described below, asks you to consider and approve a 100,000 share increase in the number of shares of Common Stock authorized for issuance under the Non-Employee Directors' Stock Option Plan. Currently, 200,000 shares are authorized. If you vote IN FAVOR of the increase, the total number of shares authorized for issuance under this stock plan will be raised to 300,000.

Compensation Committee Interlocks and Insider Participation

        There were no Compensation Committee Interlocks in 2001.

EXECUTIVE COMPENSATION

        The following table sets forth compensation information with respect to the Company's Chief Executive Officer and the Company's most highly paid executive officers with annual compensation in excess of $100,000 (the "Named Executive Officers") for services rendered for the years ended December 31, 2001 and 2000, the six months ended December 31, 1999 ("Transition Period"), and the fiscal year-ended June 30, 1999. See "Employment Agreements".

Summary Compensation Table

				Long-term Compensation
		Annual Compensation
Name and Principal Position	Fiscal Year(1)			Securities Underlying Options (#)	All Other Compensation ($)(2)
		Salary ($)	Bonus ($)
Mac J. Slingerlend Chief Executive Officer, President and Secretary	2001 2000 Transition Period 1999	425,000 395,000 237,500 362,500	84,397 142,535 70,000 132,372	600,000 — 200,000 45,000	202,114 11,900 8,439 7,523	(3)
David G. Durham Chief Financial Officer, Senior Vice President and Treasurer	2001 2000 Transition Period 1999	212,212 175,000 — —	25,000 25,000 — —	20,000 10,000 — —	5,176 3,849 — —
Joseph A. Mancuso Chief Operating Officer, Senior Vice President	2001 2000 Transition Period 1999	344,500 318,750 150,000 232,500	80,150 37,867 20,000 61,250	30,000 75,000 36,000 45,000	6,503 2,233 345 3,888
William R. Wheeler Senior Vice President, CIBER Enterprise Solutions Division	2001(4) 2000 Transition Period 1999	236,965 — — —	98,700 — — —	18,751 — — —	403,175 — — —	(5)
Stephen D. Boyd CEO, President and Chairman of DigiTerra, Inc.	2001 2000 Transition Period 1999	213,334 86,538 — —	— — — —	— — — —	428,304 69 — —	(6)

(1)
CIBER changed its year-end to December 31 from June 30, effective December 31, 1999. Accordingly, fiscal year 1999 refers to the 12 months ended June 30. The Transition Period refers to the six months ended December 31, 1999. Fiscal years 2001 and 2000 refer to the 12 months ended December 31, 2001.

(2)
Consists of amounts contributed under the Company's 401(k) Savings Plan and amounts paid by the Company for life insurance benefits. Savings Plan contributions for the year-ended December 31, 2001 and 2000, the six months ended December 31, 1999 and the fiscal year-ended June 30, 1999 were: Mr. Slingerlend—$3,000, $3,212, $625, and $2,760; Mr. Durham—$3,000, $3,000, $0, and $0; Mr. Mancuso—$3,000, $1,543, $0, and $3,357; Mr. Wheeler—$3,000, $0, $0, and $0; and Mr. Boyd $3,304, $0, $0, and $0 respectively.

(3)
In addition to amounts described in footnote 2, includes the value of a stock award under the Equity Incentive Plan of 30,000 shares to Mr. Slingerlend valued at the fair market value on the date of grant. Mr. Slingerlend's total also includes a perquisite of $4,740 for country club dues.

(4)
Mr. Wheeler rejoined the Company from its subsidiary DigiTerra, Inc. in July, 2001. Prior to July, Mr. Wheeler was employed by DigiTerra, Inc., a subsidiary of the Company. Amounts reflect compensation from DigiTerra for the six month period from January to June 2001 and compensation from the Company from July to December 2001. Prior to that time, Mr. Wheeler was in a non- reporting position.

(5)
In addition to amounts described in footnote 2, includes the value of a stock award under the Equity Incentive Plan of 100,000 shares to Mr. Wheeler, valued at the fair market value on the date of grant.

(6)
Mr. Boyd resigned his positions with DigiTerra. Included in "Other Compensation" is a $425,000 severance payment. 2000 amount reflects compensation paid by CIBER from October, when Mr. Boyd joined the Company, through December.

Option Grants in the Last Fiscal Year

        The following table sets forth information regarding options granted to the Named Executive Officers during the year-ended December 31, 2001.

	Number of Securities Underlying Options Granted (#)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
		Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise or Base Price ($/Share)	Expiration Date
					5%($)	10%($)
Mac J. Slingerlend(2)	30,000	0.8669	$4.625	1/09/11	87,259	221,131
	570,000	16.4706	$4.625	1/09/11	1,657,923	4,201,503
David G. Durham(3)	20,000	0.5779	$8.78	12/13/11	110,433	279,861
Joseph A. Mancuso(4)	30,000	0.8669	$8.78	12/13/11	165,650	419,791
William R. Wheeler(5)	35,000	1.0114	$5.00	9/20/11	110,056	278,904
Stephen D. Boyd(6)	—	—	—	—	—	—

(1)
Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

(2)
Includes 30,000 fully vested options granted to Slingerlend Associates, LLP (of which Mr. Slingerlend claims an indirect beneficial interest) on 1/09/01. 570,000 options were granted to Mr. Slingerlend on 1/09/01, that vest in four equal annual installments beginning on the date of grant.

(3)
Options for 20,000 shares were granted on 12/13/01 that vest in four equal annual installments beginning 12/13/02.

(4)
Options for 30,000 shares were granted on 12/13/01 that vest in four equal annual installments beginning 12/13/01.

(5)
Options for 35,000 shares were granted on 9/20/01 that vest in four equal annual installments beginning 9/20/01.

(6)
Mr. Boyd was not granted CIBER options in 2001.

Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information concerning options exercised in 2001 and outstanding options held by the Named Executive Officers as of December 31, 2001. The ending market value was $9.45.

Name	Shares Acquired On Exercise (#)		Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-end (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-end ($) Exercisable/Unexercisable
Mac J. Slingerlend	710,000	(1)	3,118,817	184,724/427,500	832,312/2,602,687
David G. Durham	—		—	83,417/32,083	33,835/30,314
Joseph A. Mancuso	—		—	119,900/78,082	169,170/104,679
William R. Wheeler	—		—	18,751/39,583	38,937/116,812
Stephen D. Boyd	30,000	(2)	90,086	32,500/0	126,343/0

(1)
Non-Qualified 1989 Plan Options exercised and held on 1/09/01 at $0.2323 per share.

(2)
Options exercised on 11/27/01 and 12/27/01 at $5.5625 per share.

Employment Agreements

        The Company has entered into employment agreements with each of the Named Executive Officers. Each officer's agreement has a term of one year and is renewable annually. Each employment agreement provides that an officer's compensation will include a base and a bonus. In the event that an officer's employment is terminated upon a change in control of the Company, upon death or disability of the officer or without cause, the officer will be entitled to a severance payment of up to three times his annual compensation, which varies based upon the cause of termination and officer position. Officers are also entitled to receive continuation of medical, dental and disability benefits for up to 18 months following termination, which varies based upon the officer's position. One officer received a loan from the Company in July 1999 and one officer received an advance in 2001, the terms of which are described under "Certain Relationships and Related Transactions."

Long-term Deferred Compensation Plan

        On March 1, 1996, the Company entered into a Salary Continuation Retirement Plan with Mr. Slingerlend where it agreed to make certain post-employment payments to him or to his designated beneficiaries, except in the event of a termination for cause. The Plan was revised effective February 15, 2002, at the direction of the Compensation Committee, to align payments with the current cost of living and to delete outdated segments of the vesting table. Payments will be made for 15 years after Mr. Slingerlend's termination of employment with the Company, beginning at age 60, and will range from $75,000 to $125,000 per year, based on Mr. Slingerlend's age at the time of termination of employment.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

        The Compensation Committee (the "Committee") of the Board consists of independent non-employee directors. The purpose of the Committee is to develop policies and make specific recommendations with respect to the compensation of the Company's executive officers, with the objective that a fair relationship exists between executive pay and the creation of shareholder value.

        The Committee considers, among other things, performance of the Company's operations, compensation of executive officers of competitors, salary surveys of industry-related positions and the salary history of the particular officer, including other compensation in place and stock option awards. There is no singular objective formula by which compensation is determined and the decisions are ultimately subjective.

2001 Compensation

        With respect to the Company's Chief Executive Officer and the other Named Executive Officers, the Committee focused principally upon establishing appropriate base salary and incentive compensation. The Chief Executive Officer and each of the other Named Executive Officers are parties to employment agreements with the Company that provide for base salary and bonuses at stipulated performance levels. The base salary and bonuses granted the chief Executive Officer and the other Named Executive Officers with respect to 2001 are consistent with the Committee's objectives.

        The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and to reward them for their contribution to the Company's long-term performance, as well as to align a portion of their compensation with the market value of the Common Stock. During 2001, stock options were granted to Messrs. Slingerlend, Durham, Mancuso and Wheeler and to other members of management based upon their actual and potential contributions to the Company.

Compensation Committee:
James C. Spira (Chairman)
Archibald J. McGill

Performance Graph

        The following provides a comparison of the 5 year cumulative total return* among CIBER, Inc., the S & P 500 Index, a new self-constructed Peer Group and an Old Peer Group.

COMPARISON OF 66 MONTH CUMULATIVE TOTAL RETURN*

DOLLARS
500
450
400
350
300
250
200
150
100
50
0
6/96
6/97
6/98
6/99
12/99
12/00
12/01
CIBER, INC.
S & P 500
NEW PEER GROUP
OLD PEER GROUP

        The Company created a new peer group to better align itself with current industry competition.

        Old Peer Group includes: Computer Horizons Corp., Computer Task Group Inc., Keane, Inc., March First, Inc., Sapient Corp., Technology Solutions Co.

        New Peer Group includes: Accenture Ltd., American Management Systems, Inc., Keane, Inc., CAP Gemini Ernst & Young and KPMG Consulting, Inc.

        *Assumes $100 invested on June 30, 1996 in stock or index-including reinvestment of dividends. Effective December 31, 1999, the Company changed its year end from June 30 to December 31.

        Corresponding index value and Common Stock Price Values are given below:

	Cumulative Total Return
	6/96	6/97	6/98	6/99	12/99	12/00	12/01
CIBER, INC.	100.00	155.40	345.45	173.86	250.00	44.32	85.91
S & P 500	100.00	134.70	175.33	215.22	230.83	196.59	185.66
NEW PEER GROUP	100.00	155.17	270.83	155.21	189.03	79.57	39.29
OLD PEER GROUP	100.00	186.20	301.02	191.63	475.82	73.08	69.01
CIBER, Inc. Closing Stock Price	$11.00	$17.09	$38.00	$19.13	$27.50	$4.88	$9.45

        Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

PROPOSAL NO. 2—AMEND THE EMPLOYEE STOCK PURCHASE PLAN

TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 2,000,000 SHARES

        Background.    The Employee Stock Purchase Plan (the "ESP Plan") was adopted by the Board of Directors in September 1994 and approved by the shareholders in October 1994. The ESP Plan was amended and restated effective February 11, 1998 and subsequently amended effective October 7, 1998 and May 10, 2001. A total of 4,750,000 shares of Common stock has been reserved for issuance under the ESP Plan. On February 19, 2002, the Board of Directors approved an amendment to increase the number of shares reserved for issuance under the ESP Plan by an additional 2,000,000 shares, subject to approval of the Company's shareholders at the Meeting. The request to increase the number of shares authorized under the ESP Plan at the 2002 Meeting is in response to depletion of the Plan's authorized shares due to increasingly high employee participation and low stock price. The Plan is due to expire January 1, 2005.

        Proposal Description.    Proposal No. 2, which has been recommended by the Board for your consideration, asks you to approve an increase in the number of shares authorized for issuance under the terms of the ESP Plan by 2,000,000 shares. The current authorization is 4,750,000 shares. If you cast your Proxy FOR the proposal, you will authorize the Company to raise the maximum number of shares it may issue to employees enrolled in the ESP Plan to 6,750,000. If you cast your Proxy AGAINST the proposal, the Company will no longer be able to offer this benefit to employees because the ESP Plan will run out of authorized shares. Plans in the nature of the ESP Plan have become a standard benefit and part of an overall package offered by the Company to recruit and retain quality employees.

TEXT OF PROPOSED AMENDMENT TO CIBER'S ESP PLAN

        Section V. of the Plan, as amended and restated as of May 10, 2001, shall be deleted in its entirety and replaced with the following:

V.
Stock Subject to Plan

        (a) Common Stock.    The stock which is purchasable by Participants shall be the authorized but unissued or reacquired common stock, par value $.01 per share, of CIBER, Inc. (the "Common Stock"). In order to have shares available for sale under the Plan, the Company may repurchase shares of Common Stock on the open market, issue authorized but unissued stock or otherwise. The maximum number of shares which may be sold to employees during any single purchase period shall be established by the Plan Administrator prior to the beginning of the purchase period; provided however, that the total number of shares which may be sold to employees throughout the entire duration of the Plan shall not exceed 6,750,000 shares (which amount reflects the 1996 and 1998 stock splits in the nature of a dividend, and is subject to further adjustment under subparagraph (b) below).

        The following is a summary description of the Employee Stock Purchase Plan. The following summary is qualified in its entirety by reference to the Employee Stock Purchase Plan, a copy of which is attached as Appendix A to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC's homepage (www.sec.gov). In addition, a copy of the Employee Stock Purchase Plan may be obtained from the Secretary of the Company.

SUMMARY DESCRIPTION OF THE ESP PLAN

        Purpose.    The purpose of the Plan is to provide employees of the Company with an opportunity to acquire a proprietary interest in the Company through their participation in a tax-qualified plan and to purchase Common Stock of the Company through payroll deductions. The Plan provides for one offering during each three-month period. The purchase price per share is the lower of 85% of the fair market value of a share of Common Stock (the closing price on the New York Stock Exchange) on the first date of an offering period or on the last date of the offering period. The three-month offering periods commence on January 1, April 1, July 1 and October 1 of each year. The first offering period commenced on January 1, 1995. The Board of Directors has the power to alter the offering periods without shareholder approval.

        Participation.    Except as otherwise provided, every employee of the Company who, on the commencement date of each offering period is employed by the Company on a basis which customarily requires not less than 20 hours of service per calendar week, is eligible to participate in the Plan and can elect to participate by delivering to the Plan Administrator an enrollment form (including a purchase agreement authorizing payroll deductions) prior to the applicable offering date (the "Participant"). The purchase price of the shares is accumulated by payroll deductions over the offering period. The deductions cannot exceed ten percent (10%) or be less than one percent (1%), or such other rates as determined from time to time by the Plan Administrator, of a Participant's compensation. A Participant may discontinue participation during an offering period, but a Participant may not increase or decrease the rate of payroll deductions in the Plan during the offering period. Unless an employee's participation is discontinued by delivery of a notice of withdrawal prior to the end of an applicable offering period, the purchase of shares occurs automatically at the end of the offering period at the applicable price. A Participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Plan.

        The number of shares to be purchased by individual Participants under the Plan is a function of Participant elections and the market price of the Company's Common Stock, and therefore is not determinable.

        Notwithstanding the foregoing, no employee is permitted to subscribe for shares under the Plan if, immediately after the grant of the right to purchase shares, the employee would own stock (including options) possessing five percent (5%) or more of the total voting power or value of all classes of stock of the Company or of any Affiliated Corporation (as defined in the Plan), or if the grant of such right would permit the employee to buy pursuant to the Plan stock valued at more than $25,000 for any calendar year.

        Termination of Employment.    If a Participant ceases to be an employee of the Company for any reason, including retirement or death during the purchase period, the Participant or Participants shall receive a cash refund of all payroll deductions made on behalf of the Participant during the offering period including any dollars carried over from the prior quarter, if any, through the date of the Participant's cessation of employment.

        Non-assignability.    No rights or accumulated payroll deductions of an employee under the Plan may be assigned or transferred for any reason other than by will or by the laws of descent and distribution.

        The Board of Directors has authority to amend or terminate the Plan without shareholder approval; providing, however, that no amendment may be made to the Plan without the approval of the shareholders of the Company if such amendment would increase the number of shares reserved under the Plan, extend the term of the Plan, alter the per share price formula so as to reduce the purchase price per share specified in the Plan, materially modify the eligibility requirements, or materially increase the benefits which may accrue to Participants under the Plan.

        Tax Information.    The Plan, and the right of the Participant to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code of 1986 (the "Code"). Amounts deducted from a Participant's paychecks in order to purchase shares under the Plan are taxable as ordinary compensation income. The purchase of shares under the Plan, however, is not itself a taxable event even though the Participant pays less than market price for the shares (i.e., the

"compensation" consisting of the difference between the market price and the purchase price—the discount—is not taxable at the time of purchase).

        Sales of Shares Purchased Under the Plan and Held For More Than Two Years After Date of Grant:

        If the Participant sells shares purchased under the Plan more than two years after the beginning of the purchase period during which he or she purchased the shares under the Plan: (i) any gain up to the amount of the 15% discount from market price on the first day of the purchase period will be taxable as ordinary income, and any further gain will be taxable as long term capital gain; and (ii) any loss will be treated as a long-term capital loss.

        Sales of Shares Purchased Under the Plan and Held Two Years or Less After Date of Grant:

        If the Participant sells shares within two years after the beginning of the purchase period during which he or she purchased shares under the Plan: (i) the difference between the purchase price and the value of the stock on the date of the purchase will be taxable as ordinary income in the year of sale (regardless of the market price of the shares at the time of sale), and any gain above this amount will be taxable as a capital gain (short-term or long-term, depending upon how long he or she held the stock); and (ii) any loss, after inclusion in the Participant's tax basis of the amount treated as ordinary income pursuant to (i) above, will be treated as a capital loss (short-term or long-term).

        The foregoing is only a summary of the effect of federal income taxation upon the Participant and the Company with respect to the shares purchased under the Plan. Participants should consult with an advisor for more complete information regarding tax consequences of the individual's participation in the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2

PROPOSAL NO. 3—AMEND THE CIBER, INC. EQUITY INCENTIVE PLAN

TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 3,000,000 SHARES

        History of the Equity Incentive Plan.    The CIBER, Inc. Equity Incentive Plan (the "Equity Incentive Plan") was adopted by the Board of Directors in September 1994 and approved by the shareholders on October 31, 1994. The Equity Incentive Plan was amended October 29, 1996, October 23, 1997, Amended and Restated as of May 4, 1998 and subsequently amended on October 28, 1999. A total of 10,500,000 shares of Common stock have been authorized for issuance under the Equity Incentive Plan. On February 19, 2002, the Board of Directors approved an amendment to increase the number of shares reserved for issuance under the Equity Incentive Plan by an additional 3,000,000 shares, subject to approval of the Company's shareholders at the Meeting. The request to increase the number of shares authorized under the Equity Incentive Plan is in response to depletion of the Plan's authorized shares caused by (1) an increase in the number of employees eligible for awards (resulting from acquisitions and a merger consummated in 2001), (2) low stock price, and (3) the issuance of 40,000 registered shares in 2001 to cover a shortfall in the Company's Employee Stock Purchase Plan, prior to shareholder approval to increase the shares authorized under the ESP Plan at the May 10, 2001 Meeting. The Equity Incentive Plan expires on January 31, 2004.

        Proposal Description.    Proposal No. 3, which has been recommended by the Board for your consideration, asks you to approve an increase in the number of shares authorized for issuance under the terms of the Equity Incentive Plan by 3,000,000 shares. The current authorization is 10,500,000 shares. If you cast your proxy FOR the proposal, you will authorize the Company to raise the maximum number of shares it may issue to employees enrolled in the Equity Incentive Plan to 13,500,000. If you cast your proxy AGAINST the proposal, the Company will no longer be able to offer this award incentive to employees because the Equity Incentive Plan will run out of authorized shares.

The Equity Incentive Plan is designed to provide added incentive to officers, employees and consultants selected for participation (1) to continue long-term service, (2) to create a direct interest in the future success of the Company and (3) to enhance the ability of the Company to attract, retain and motivate officers, employees and consultants by providing an opportunity for investment in the Company.

TEXT OF PROPOSED AMENDMENT TO CIBER'S EQUITY INCENTIVE PLAN

        Section 4.1 of the Plan, as amended and restated as of May 4, 1998, shall be deleted in its entirety and replaced with the following:

        4.1. Number of Shares.    Subject to adjustment as provided in Section 4.3, 13,500,000 shares are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary; provided, however, that no Participant may be granted Awards in any one calendar year with respect to more than 1,000,000 Shares. The Shares may be divided among the various Plan components as the Committee shall determine. Shares which may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock, or as treasury Stock, at least the number of Shares, from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

        The following is a summary description of the Equity Incentive Plan. The following summary is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which is attached as Appendix B to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC's homepage (www.sec.gov). In addition, a copy of the Equity Incentive Plan may be obtained from the Secretary of the Company.

SUMMARY DESCRIPTION OF THE EQUITY INCENTIVE PLAN

        Purpose.    The purpose of the Equity Incentive Plan is to attract, motivate and retain employees in this competitive labor market by issuing Common Stock based incentives, primarily stock options, to officers, employees and consultants who are selected for participation. By relating incentive compensation to increases in shareholder value, it is hoped that these individuals will both continue in the long-term service of the Company and be motivated to experience a heightened interest and participate in the future success of Company operations. The Plan is designed so that the interests of individuals selected to receive the award will be more closely aligned with that of the Company's shareholders.

        Participation.    Participants in the Plan shall be those eligible employees, part-time employees or consultants who, in the judgment of the Committee are performing, or during the term of their incentive arrangement, will perform important services in the management, operation and development of the Company, and are expected to significantly contribute to long term corporate economic objectives. Subject to the terms of the Plan, the Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options and the term of any option (which cannot exceed ten years). Under the Plan, the Committee may grant awards of stock options, restricted stock and performance awards or any combination thereof.

        Under the Equity Incentive Plan, the Committee may grant both incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that are not qualified as incentive stock options ("NSOs"). ISOs may only be granted to persons who are employees of the Company. ISOs may not be granted under the Equity Incentive Plan at an exercise price of less than the fair market value of the Common Stock on the date of grant and the term of these options cannot exceed ten years. The exercise price of an ISO granted to a holder of more than 10% of the Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant, and the term of these options cannot exceed five years. The exercise price of NSOs may, at the discretion of the Committee, be granted at less than the fair market value of the Common Stock on the date of grant. No options under the Equity Incentive Plan may be granted after January 2004.

        Under the restricted stock component of the Equity Incentive Plan, the Committee may, in selected cases, issue to a participant a given number of shares of restricted stock. Restricted stock under the Equity Incentive Plan is Common Stock restricted as to sale pending fulfillment of such vesting schedule and employment requirements as the Committee determines. Prior to fulfilling of the restrictions, the participant will nevertheless be entitled to receive distributions in liquidation and dividends on, and to vote the shares of, the restricted stock. The Equity Incentive Plan provides for forfeiture of restricted stock for breach of conditions of grant.

        Under the performance award component of the Equity Incentive Plan, participants may be granted an award denominated in shares of Common Stock or in dollars. Achievement of the performance targets, or multiple performance targets established by the Committee relating to corporate, group, unit or individual performance, based upon standards set by the Committee, will entitle the participant to payment of the full amount specified with respect to the award, subject to adjustment at the discretion of the Committee in the event of performance exceeding the minimum performance target, but below the maximum performance target applicable to such award. Payment may be made in cash, Common Stock or any combination thereof, as determined by the Committee, and will be adjusted in the event the participant ceases to be an employee of the Company before the end of a performance cycle by reason off death, disability or retirement.

        The Board may amend or terminate the Equity Incentive Plan at any time without approval of the shareholders; provided, however, that no amendment or modification may become effective without approval of the shareholders if shareholder approval is required to enable the Plan to satisfy any statutory or regulatory requirements.

        As of February 28, 2002, all employees as a group and all Named Executive Officers as a group held options and awards to acquire 6,311,197 and 731,960 shares respectively, of Common Stock pursuant to the Equity Incentive Plan. See "Security Ownership of Certain Beneficial Owners and Management." If the proposed amendment is approved, the additional shares authorized for the Equity Incentive Plan will be used for future grants. No awards have been proposed pending approval of the amendment.

Federal Income Tax Consequences of the Equity Incentive Plan

        The following is a general summary of the federal income tax consequences that may apply to recipients of options, restricted stock, performance shares and performance units under the Equity Incentive Plan. Because the application of the tax laws may vary according to individual circumstances, a participant should seek professional tax advice concerning the tax consequences to him or her of participation in the Equity Incentive Plan including the potential application and effect of state, local and foreign tax laws and estate and gift tax considerations.

        Incentive Stock Options.    A participant who is granted an ISO recognizes no taxable income when the ISO is granted and generally recognizes no taxable income upon exercise of the ISO, but will recognize alternative minimum income upon such exercise (see below). A participant who exercises an ISO recognizes taxable gain or loss when he sells the shares purchases pursuant to the ISO. Any gain or loss recognized on the sale of shares acquired upon exercise of an ISO is taxed as capital gain or loss if the shares have been held for at least 18 months from the date the option was exercised and for at least two years after the option was granted. In this event, the Company receives no deduction with respect to the ISO shares. If the participant disposes of the shares before the required holding periods have elapsed (a "disqualifying disposition"), he is taxed as though he exercised an NSO (see below), except that the compensation income on exercise of the option is recognized in the year of the disqualifying disposition, and the compensation income may not exceed the excess of the amount realized on the sale of the stock over the exercise price for such stock.

        Effect of Alternative Minimum Tax.    For purposes of determining the alternative minimum taxable income ("AMTI") of an individual, ISOs exercised during a taxable year will give rise to AMTI to the extent of the excess of the fair market value of the shares acquired pursuant to such ISO over the exercise price paid. Therefore, although generally an individual will have no regular taxable income associated with the exercise of an ISO, such individual may have AMTI and, depending upon his specific facts and circumstances for such tax year, a resulting tax liability.

        Non-Statutory Stock Options.    The tax treatment of NSOs differs significantly from the tax treatment of ISOs. Similar to an ISO, no taxable income is recognized when an NSO is granted. However, upon the exercise of an NSO, the difference between the fair market value of the shares on the date of exercise and the exercise price of the option is taxable as ordinary compensation income to the recipient. In addition, subject to certain limitations attributable to payments of excess compensation, the Company is entitled to a compensation deduction for the amount of ordinary income recognized by the option holder.

        Withholding.    The Company may withhold any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with any stock option or other award under the Equity Incentive Plan, including, but not limited to withholding of any portion of any payment or withholding from other compensation payable to the participant, unless such person reimburses the Company for such amount.

        Implementation.    If the proposed amendment to the Equity Incentive Plan is adopted by the shareholders, it will become effective immediately and be reflected in the amended Equity Incentive Plan, which plan will be filed in the Company's minutes book.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL NO. 3

PROPOSAL NO. 4—AMEND THE CIBER, INC. NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 100,000 SHARES

        Background.    The CIBER, Inc. Non-Employee Director Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors on January 31, 1994 and became effective upon its approval by the shareholders on January 31, 1994. The Directors' Plan provides for the award of stock or options to purchase the common stock of the Company in lieu of compensation. The Directors' Plan provides that upon the initial election or appointment of a non-employee director to the Company's Board, that director shall be granted stock options to purchase 20,000 shares of Common Stock, subject to certain adjustments, and at the completion of each year, shall also be granted stock options to purchase 4,000 shares of Common Stock. The Board has the power to alter, amend, suspend or discontinue the Directors' Plan without the approval of shareholders. The Directors' Plan is not a qualified plan subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). A total of 200,000 shares of Common Stock has been authorized and reserved for issuance under the Directors' Plan. On February 19, 2002, the Board of Directors approved an amendment to increase the number of shares reserved for issuance under the Directors' Plan by an additional 100,000 shares, subject to the approval of the Company's shareholders at the Meeting. The request to increase the number of shares is in response to a depletion of authorized shares. The Directors' Plan has no set date of expiration.

        Proposal Description.    Proposal No. 4, which has been recommended by the Board for your consideration, asks you to approve an increase in the number of shares authorized for issuance under the terms of the Directors' Plan by 100,000 shares. If you cast your Proxy FOR the proposal, you will authorize the Company to raise the maximum number of shares it may issue under the Directors' Plan. If you cast your Proxy AGAINST the proposal, the Company will no longer be able to offer this incentive to continue service as a director of the Company.

TEXT OF PROPOSED AMENDMENT TO THE DIRECTORS' PLAN

        The section in the Directors' Plan entitled "Securities to be Offered" shall be deleted in its entirety and replaced with the following:

Securities to be Offered

        A maximum of 300,000 shares of Company common stock, par value $.01 per share, ("Common Stock") may be issued pursuant to the Plan, subject to adjustment as described below. As of December 31, 2001, 223,000 options have been granted under the Plan and 91,000 shares of Common Stock are subject to issuance pursuant to such options.

        The following summary description of the Directors' Plan is qualified in its entirety by reference to the CIBER, Inc. Non-Employee Directors' Stock Option Plan, a copy of which is attached as Appendix C to the electronic copy of this Proxy Statement filed with the SEC. You may access the Directors' Plan from the SEC's homepage (www.sec.gov). In addition, a copy of the Directors' Plan may be obtained from the Secretary of the Company.

SUMMARY DESCRIPTION OF THE NON-EMPLOYEE DITRECTORS' STOCK OPTION PLAN

CIBER, Inc.
NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

        Under the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), which was approved by the Company's shareholders in January 1994, non-employee directors of the Company receive stock options on a nondiscretionary basis. Only directors who are not also (i) employees of the Company or any of its subsidiaries or (ii) directors, officers, employees or affiliates of any 5% holder of the Company's Common Stock are eligible to participate in the Directors' Plan.

        An aggregate of 200,000 shares of stock have been reserved for issuance under the Directors' Plan. The Directors' Plan provides for an automatic grant of an option to purchase 20,000 shares of Common Stock to each director at the commencement of his or her initial term of service on the Board, which option will become exercisable at the rate of 10,000 shares on each of the first two anniversaries of the initial date of grant. In addition, each non-employee director will receive an automatic grant of an option to purchase 4,000 shares of Common Stock on each anniversary of the commencement of his or her initial term of service on the Board, which options vest one year from the date of grant. Upon the termination of a director's status following a change in control of the Company, options outstanding under the Directors' Plan will immediately become fully vested and exercisable for a period of three months. The Directors' Plan is currently administered by a committee of the Board consisting of Messrs. Stevenson and Slingerlend. (The number of options granted is adjusted to reflect 2 for 1 stock splits in June 1996 and March 1998).

        Each option granted under the Directors' Plan expires ten years from the date of grant. The option exercise price must be equal to 100% of the fair market value of the Common Stock on the date of grant of the option. Options granted to directors under the Directors' Plan will be treated as nonstatutory stock options (options that do not qualify as "incentive stock options") under Section 422 of the Internal Revenue Code of 1986, as amended.

        The Board of Directors may amend or terminate the Directors' Plan at any time without shareholder approval; provided, however, that shareholder approval is required for any amendment that increases the number of shares for which options may be granted, changes the designation of the class of persons eligible to participate or changes in any material respect the limitation or provisions of the options subject to the plan. However, no action by the Board of Directors or shareholders may alter or impair any option previously granted without the consent of the optionee.

        To review a summary of the Federal Income Tax consequences that may apply to recipients of options granted under the Directors' Plan, refer to the section entitled, Non-Statutory Stock Options in the summary plan description of the Company's Equity Incentive Plan above.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4

INDEPENDENT AUDITORS

        Representatives of KPMG LLP, principal accountant for the current year and the most recently completed fiscal year, are expected to attend the Meeting and will have an opportunity to make a statement if they desire to do so. KPMG LLP representatives will also be available to respond to appropriate questions.

        Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for 2001 and for reviews of the financial statements included in the Company's Forms 10-Q for 2001 were $182,690.

        Financial Information Systems Design and Implementation Fees.    The aggregate fees billed by KPMG LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (17 CFR § 210.2-01(c)(4)(ii)) were $0.00.

        All Other Fees.    The aggregate fees billed by KPMG LLP for other professional services rendered, other than the services set forth above for 2001, were $502,764. Please refer to the report of the Audit Committee of the Board of Directors for a full description of "Other" fees billed by KPMG LLP.

        Independence of the Company's Principal Accountant.    The Audit Committee considered the issue of the independence of the Company's principal accountant and concluded that the provision of services by KPMG LLP in 2001 is consistent with maintaining the principal accountant's independence.

ANNUAL REPORT TO SHAREHOLDERS, MANAGEMENT'S DISCUSSION
AND ANALYSIS AND AUDITED FINANCIAL STATEMENTS

        The Company's 2001 Annual Report to Shareholders is being mailed to the shareholders with this Proxy Statement. The 2001 Annual Report to Shareholders should not be considered part of the soliciting material.

        Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's audited consolidated financial statements and notes thereto, as contained in the Company's Annual Report on Form 10-K for the year-ended December 31, 2001, are included herein on pages F-1 through F-36. The Company's Annual Report on Form 10-K was filed with the Securities and Exchange Commission on March 15, 2002.

By order of the Board of Directors,

/s/ Bobby G. Stevenson

Bobby G. Stevenson
Chairman of the Board
Greenwood Village, Colorado
April 1, 2002

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of the results of operations and financial condition should be read in conjunction with our Consolidated Financial Statements and Notes thereto. With the exception of historical matters and statements of current status, certain matters discussed below are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially are discussed herein under the caption "Factors that May Affect Future Results." Many of these factors are beyond our ability to predict or control. We disclaim any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance.

Business and Industry Overview

        CIBER, Inc. and its subsidiaries provide information technology ("IT") system integration consulting and other services and to a lesser extent, resell certain hardware and software products. Our services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Our clients consist primarily of Fortune 500 and middle market companies across most major industries and governmental agencies. We operate from branch offices across the United States, plus offices in Canada and Europe.

        The market demand for CIBER's services is heavily dependent on discretionary spending by major corporations in the area of IT. Due to current macroeconomic conditions, the demand for IT services has been soft compared to prior years. Beginning in 1998 through the middle of 1999, major corporations spent heavily on IT services in order to prepare their information systems for the potential problems presented by the year 2000 ("Y2K"). Companies with information systems applications that were not "Y2K compliant" either fixed those systems by re-writing software code or implemented new systems that were Y2K compliant. CIBER participated in this heavy demand period by providing both Y2K remediation services, re-writing software code to make systems Y2K compliant, and by providing ERP implementation services, implementing new systems that were Y2K compliant.

        After this period of spending on Y2K compliance, existing major corporations and well funded startup entities spent heavily on systems that supported the conduct of business over the Internet. For major corporations this spending on "ebusiness initiatives" was, in part, a defensive tactic against new businesses entering the market. These new "dot.com" business entities, raised a great deal of money in both the private and public equity markets and used a significant portion of those proceeds on information systems to support their new business models.

        Along with these dot.com businesses came Internet consultancies that provided information technology services to support the ebusiness initiatives of both new dot.com business entities and existing corporations wanting to conduct business over the Internet. Several of these Internet consultancies were successful raising capital in the public equity markets and were also successful gaining acceptance as experts in the newer Internet technologies. As a consequence, a disproportionate share of the dollars spent on ebusiness initiatives by both new dot.coms and existing corporations went to these new Internet consultancies, at the expense of firms such as CIBER, who had the expertise but not the reputation for delivering solutions in the newer Internet technologies.

        Beginning in the latter part of 2000 and into 2001, many of these dot.com entities exhausted the capital raised in the equity markets, were not able to raise additional capital, and did not have a cash flow stream to support their businesses as going concerns. Consequently, many of these firms went out of business, and the threat of these dot.coms to traditional business models waned, negatively impacting IT spending on ebusiness initiatives. As dot.com entities began failing and IT spending declined, many of the new Internet consultancies that entered the market failed as well, making the competitive landscape less crowded for well established firms such as CIBER.

        While the failure of many Internet consultancies was competitively beneficial to CIBER, by the middle of 2001 the U.S. economy was in recession and major corporations further curtailed discretionary IT spending. As we enter 2002, we are hopeful that the U.S. economic recession will be short lived, and that spending on IT initiatives will grow at normal historical rates. In that event, we believe that CIBER is competitively well positioned due to our strong long-term client relationships, our comprehensive service offerings and our competitive rate structure, among other factors.

Business Combinations

        We have completed 22 business combinations since July 1998. For purposes of this report, the term "acquisition" refers to business combinations accounted for as a purchase and the term "merger" refers to business combinations accounted for as a pooling of interests. Our consolidated financial statements include the results of operations of an acquired business since the date of acquisition. Mergers result in a one-time charge for costs associated with completing the business combination. Unless the effects are immaterial, our consolidated financial statements are restated for all periods prior to a merger to include the results of operations, financial position and cash flows of the merged company. We completed six business combinations in 2001, one in 2000, five during the six months ended December 31, 1999 and ten business combinations during the year ended June 30, 1999.

New Accounting Pronouncements

        In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method and specifies the criteria for recording intangible assets separate from goodwill. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but instead will be reviewed annually (or more frequently as impairment indicators arise) for impairment. Separate intangible assets that do not have indefinite lives will continue to be amortized over their useful lives. The non-amortization and amortization provisions of SFAS 142 are effective for goodwill and intangible assets acquired after June 30, 2001. As a result, we will not record any amortization of goodwill related to the acquisitions of Century Computer Consultants, Inc., Aris Corporation and Metamor Industry Solutions, Inc. during the last four months of 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we will adopt SFAS 142 effective January 1, 2002. We expect the adoption of these accounting standards will result in a reduction of our amortization of goodwill commencing January 1, 2002, however, periodic impairment reviews may result in future write-downs.

Reporting Segments

        In the second half of 2001 we reorganized some of our business operations. In 2000, we originally formed DigiTerra and announced our intent to spin off DigiTerra to CIBER shareholders as a separate publicly traded entity. In 2001, as the result of unfavorable business and market conditions, the plans to spin off DigiTerra were cancelled and DigiTerra significantly refocused and restructured its business making leadership changes, organizational changes and transforming its costs structure. Most of the overhead that was established to support DigiTerra as a separate independent entity was eliminated late in 2001. As part of the DigiTerra reorganization, a new CIBER division named CIBER Enterprise Solutions (CES) was formed. CES provides consulting services to support enterprise software of vendors such as Oracle, PeopleSoft and SAP as well as customer relationship software such as Siebel and Onyx. DigiTerra provides middle-market companies with package software services, specializing in software from J. D. Edwards and Lawson, as well as supply chain services and hardware-related technology solutions.

        In September 2001, we merged the operations of our subsidiary, Waterstone, Inc., into our CIBER branch office operations, suspending its brand and eliminating the related corporate overhead costs.

        As a result of the reorganizations in 2001, at December 31, 2001 we have two reportable segments, Custom Solutions and Package Solutions. The Custom Solutions segment primarily includes our CIBER custom branch offices and our CIBER Solution Partners European operations. Our Package Solutions segment is comprised of our CIBER Enterprise Solutions Division and our subsidiary DigiTerra, Inc. Prior year segment information has been restated to conform to the current year presentation.

Year End Change

        Effective December 31, 1999, we changed our year end from June 30 to December 31. As used herein, the term fiscal year refers to our fiscal year ended June 30.

Results of Operations

        Other revenues include sales of computer hardware products, commissions on computer hardware and software product sales and software license and maintenance fees. We sold our software business in September 1999.

        The following table sets forth certain items from our consolidated statements of operations, expressed as a percentage of revenues:

	Year Ended June 30, 1999	Six Months Ended December 31, 1999	Years Ended December 31,
			1999	2000	2001
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%

Gross margin	35.6%	33.1%	34.6%	32.1%	30.7%
Selling, general and administrative expenses	21.9	23.2	22.6	25.5	27.5

Operating income before amortization and other charges	13.7	9.9	12.0	6.6	3.2
Amortization of intangible assets	1.1	1.8	1.7	2.3	2.2
Other charges	.2	—	—	13.5	.5

Operating income (loss)	12.4	8.1	10.3	(9.2)	.5
Interest and other income, net	.4	.4	.4	.2	—

Income (loss) before income taxes	12.8	8.5	10.7	(9.0)	.5
Income tax expense	5.2	3.6	4.4	1.7	.2

Net income (loss)	7.6%	4.9%	6.3%	(10.7)%	.3%

Year Ended December 31, 2001 as Compared to Year Ended December 31, 2000

        Total revenues decreased 10% to $558.9 million for the year ended December 31, 2001 from $621.5 million for the year ended December 31, 2000. This represents a 10% decrease in consulting services revenues and an 8% decrease in other revenues. Other revenues decreased to $32.3 million in 2001 from $35.1 million in 2000 due to decreased hardware sales. Custom Solutions revenues decreased 9% while Package Solutions revenues decreased 16%, when compared to last year. Custom Solutions accounted for approximately 78% of revenues in 2001 compared to 77% in 2000.

        Delayed starts to new projects and increased competition have created a very challenging IT service marketplace in 2001. The decrease in revenues is primarily attributable to a decrease in billable consultants during the first half of the year, partially off-set by the addition of approximately 960 consultants as a result of our acquisitions of Century Computer Consultants, Inc., Aris Corporation and Metamor Industry Solutions, Inc. during the last four months of the year. Average billing rates remained consistent with the prior year.

        Gross margin percentage decreased to 30.7% of revenues in 2001 from 32.1% of revenues in 2000. This decrease is due to declining gross margins on consulting services offset partially by improved gross margins on other revenues. Consulting services gross margins declined primarily due to a decrease in the utilization levels of our consultants as well as increased consultant costs. Custom Solutions gross margin on consulting services declined to 28.7% in 2001 from 30.4% in 2000, while Package Solutions consulting gross margin declined to 34.5% in 2001 from 34.7% in 2000. Gross margin percentage on other revenues increased due to decreased sales of lower margin computer hardware products.

        Selling, general and administrative expenses ("SG&A") decreased to $153.7 million in 2001 from $158.6 million in 2000, while as a percentage of sales, SG&A increased to 27.5% in 2001 from 25.5% in 2000. This reflects the semi-fixed nature of SG&A and the decline in revenues. In September 2001, we merged the operations of our subsidiary, Waterstone, Inc., into our Custom Solutions operations, suspending its brand and eliminating the related corporate overhead costs. Beginning in mid-2000, in connection with our planned spin-off of DigiTerra, we developed a corporate overhead structure for DigiTerra to prepare it to be an independent entity. We reorganized DigiTerra's operations in the second half of 2001 and eliminated a large part of its corporate overhead costs. As our focus continues to shift to more solutions-oriented and project work, SG&A is expected to increase as a percentage of sales and partially offset the expected higher gross margins on such work.

        Income from operations before amortization and other charges (which is how we internally measure our operations) decreased to $17.8 million (3.2% of revenues) for 2001 from $40.9 million (6.6% of revenues) in 2000.

        Amortization of intangible assets decreased to $12.2 million in 2001 from $14.0 million in 2000. This decrease was primarily due to the effects of the goodwill write-down in the September 2000 quarter.

        Other charges of $3.1 million were incurred in 2001. These charges are comprised of $1.8 million of severance costs and $1.3 million of office closure costs. In connection with our reorganization of our DigiTerra and Waterstone subsidiaries, during the fourth quarter of 2001, we incurred severance costs related to certain executive management positions that were eliminated. In addition, during 2001 we incurred charges related to losses on excess office space that we have sub-leased to other parties. During the quarter ended September 30, 2000, we recorded a goodwill impairment charge of $80.8 million to write-down the goodwill associated with certain acquisitions. This charge represents the amount required to write-down the goodwill to our best estimate of the future discounted cash flows of these operations. In addition in 2000, we incurred $1.3 million of severance costs resulting from involuntary terminations related to personnel realignment, $975,000 for an asset write-down, and $720,000 of professional fees resulting from our planned spin-off of DigiTerra. In 2001, as the result of changes in market and business conditions, the plans to spin-off DigiTerra were cancelled.

        Net other income, including interest income and interest expense, decreased to $261,000 in 2001 from $1.0 million for the year ended December 31, 2000. Other income includes $2,000 and $504,000 in 2001 and 2000, respectively, from gains on sales of investments. Interest income and expense fluctuates based on our average cash balance invested or amounts borrowed under our line of credit. In addition, in connection with our acquisition of Metamor in October 2001, we borrowed under our line of credit.

        Tax expense was $1.2 million in 2001 as compared to $10.9 million for the year ended December 31, 2000. Tax expense was recorded for the year ended December 31, 2000, even though pre-tax loss was reported, because most of the goodwill impairment charge was not deductible for income tax purposes since the majority of the impaired goodwill related to non-taxable acquisitions. Our effective tax rate for the year ended December 31, 2001 was 41.1% compared to 50.8% (excluding the effects of the goodwill impairment charge) in 2000. The decrease in our effective tax rate in 2001, results from a $1.4 million federal and state tax benefit from adjusting our prior years estimate tax liability to actual amounts upon completion of our tax returns.

        Net income was $1.7 million in 2001 as compared to a net loss of $66.8 million in 2000.

Year Ended December 31, 2000 as Compared to Year Ended December 31, 1999

        Total revenues decreased 16% to $621.5 million for the year ended December 31, 2000 from $741.9 million for the year ended December 31, 1999. This represents a 16% decrease in consulting services revenues and a decrease in other revenues. Other revenues decreased to $35.1 million in 2000 from $43.6 in 1999 due to decreased hardware sales and reduced software revenues. Custom Solutions revenues decreased 13% while Package Solutions revenues decreased 23%, when compared to the prior year. Custom Solutions accounted for approximately 77% of revenues in 2000 compared to 74% in 1999.

        During 2000, there continued to be an industry-wide shift in IT spending, principally resulting from the resolution of the Y2K issue and ERP curtailments. Many companies reduced IT expenditures beginning mid-1999 due to completion of Y2K and ERP specific projects and a general tendency to minimize new IT initiatives during the end of 1999. This adversely impacted us, particularly in our mainframe staffing and ERP related service offerings. There was a significant industry trend toward new IT services driven by the Internet and increased bandwidth availability. These new services include web-designed, e-business technologies, customer relationship management ("CRM") and supply chain software, and wireless integration, among others. We have focused more of our efforts to deliver these newer IT services. These efforts include new alliances with independent software vendors, such as Commerce One and Siebel, and the realignment of our professional and sales personnel toward a greater focus on new technology services. In addition, commencing in the Spring of 2000, the IT services industry was negatively impacted by the shift in investor sentiment away from development and early stage dot.com businesses. As a result, industry demand for IT services by dot.com companies decreased significantly. This has led to greater competition within the IT services industry.

        Gross margin percentage decreased to 32.1% of revenues in 2000 from 34.6% of revenues in 1999. This decrease is due to declining gross margins on consulting services offset partially by improved gross margins on other revenues. Consulting services gross margins declined primarily due to a decrease in the utilization levels of professional staff. Custom Solutions gross margin on consulting services declined to 30.4% in 2000 from 30.9% in 1999, while Package Solutions consulting gross margin declined to 34.7% in 2000 from 44.1% in 1999. Gross margin percentage on other revenues increased due to decreased sales of lower margin computer hardware products.

        Selling, general and administrative expenses ("SG&A") decreased to $158.6 million in 2000 from $167.6 million in 1999, while as a percentage of sales, SG&A increased to 25.5% for the year ended December 31, 2000 from 22.6% in 1999. This reflects the semi-fixed nature of SG&A. We also incurred additional SG&A in 2000 related to new marketing and branding initiatives as well as costs to prepare for DigiTerra (which we formed in April 2000) to be a stand-alone entity.

        Income from operations before amortization and other charges (which is how we internally measure our operations) decreased to $40.9 million (6.6% of revenues) in 2000 from $88.8 million (12.0% of revenues) in 1999.

        Amortization of intangible assets increased to $14.0 million in 2000 from $12.1 million in 1999. This increase was due to the additional intangible assets resulting from acquisitions, partially offset by the effects of the goodwill write-down in the September 2000 quarter.

        Other charges of $83.8 million were incurred in 2000. We recorded a goodwill impairment charge of $80.8 million during the quarter ended September 30, 2000 to write-down the goodwill associated with certain acquisitions. This charge represents the amount required to write-down the goodwill to our best estimate of the future discounted cash flows of these operations. In addition, we incurred charges of $1.3 million for severance costs resulting from involuntary terminations related to personnel realignment, $975,000 for an asset write-down, and $720,000 of professional fees resulting from our planned spinoff of DigiTerra.

        Net other income, including interest income and interest expense, decreased to $1.0 million in 2000 from $2.8 million in 1999. Other income in 2000 includes gains of $504,000 from sales of investments and other income in 1999 includes a gain of $827,000 on the sale of our LogisticsPRO software business. The fluctuations in interest income and expense are the result of changes in our average cash balance invested or amounts borrowed under our line of credit.

        Tax expense of $10.9 million was recorded in 2000 even though a pre-tax loss was reported. Tax expense was recorded for the year ended December 31, 2000 because most of the goodwill impairment charge was not deductible for income tax purposes since the majority of the impaired goodwill related to non-taxable acquisitions. Excluding the effects of the goodwill impairment charge, our effective tax rate would have been approximately 50.8% in 2000 as compared to 41.2% in 1999. Tax expense for 2000 also reflects the effects of increased non-deductible goodwill amortization, increased other non-deductible expenses and increased state income taxes.

        Our net loss was $66.8 million in 2000 as compared to net income of $46.7 million in 1999.

Six Months Ended December 31, 1999 as Compared to Six Months Ended December 31, 1998

        Our total revenues increased 7% to $362.0 million for the six months ended December 31, 1999 from $339.7 million for the six months ended December 31, 1998. This represents a 13% increase in consulting services revenues offset by a decrease in other revenues, primarily sales of computer hardware products. Other revenues decreased to $20.9 million for the six months ended December 31, 1999 from $36.6 million for the same period of 1998. The increase in consulting services revenues was primarily due to additional revenues from acquisitions. Custom Solutions revenues remained consistent, while Package Solutions revenues increased 27%. Custom Solutions revenues decreased to approximately 74% of total revenues for the six months ended December 31, 1999 from 79% in the same period of 1998.

        Gross margin percentage decreased to 33.1% of revenues for the six months ended December 31, 1999 from 35.3% of revenues for the same period of 1998. This decrease was due to declining gross margins on consulting services offset by improved gross margins on other revenues. Consulting services gross margins declined primarily due to a decrease in the utilization levels of professional staff. Custom Solutions gross margin on consulting services declined to 29.6% for the six months ending December 31, 1999 from 33.0% for the same period of 1998, while Package Solutions consulting gross margin declined to 41.5% from 46.1% for the same period of 1998. Gross margin on other revenues increased due to decreased sales of lower margin computer hardware products.

        Selling, general and administrative expenses were 23.2% of revenues for the six months ended December 31, 1999 compared to 21.9% of revenues for the same period of 1998. This increase was due primarily to additional costs incurred for new programs implemented to position us for future growth, including the addition of senior and executive management team members, branding and marketing initiatives, and internal systems development.

        Income from operations before amortization and other charges decreased to $36.0 million (9.9% of revenues) for the six months ended December 31, 1999 from $45.6 million (13.4% of revenues) for the same period of 1998.

        Amortization of intangible assets increased to $6.8 million for the six months ended December 31, 1999 from $2.2 million for the same period of 1998. This increase was due to the additional intangible assets resulting from acquisitions.

        No other charges were incurred during the six months ended December 31, 1999, while merger costs of $1.5 million, primarily transaction related broker and professional costs related to pooling of interests business combinations, were incurred during the six months ended December 31, 1998.

        Interest income decreased to $920,000 for the six months ended December 31, 1999 from $1.3 million for the same period of 1998 due to decreased average cash balances available for investment. Interest expense was $190,000 for the six months ended December 31, 1999, while no interest expense was incurred during the same period of 1998. This increase was due to borrowings under our line of credit during the six months ended December 31, 1999. Included in other income for the six months ended December 31, 1999 is an $827,000 gain on the sale of our LogisticsPRO software business.

        Our effective tax rate for the six months ended December 31, 1999 was 42.6% compared to 41.2% for the same period of 1998. Our effective tax rate for the six months ended December 31, 1999 increased due to increased nondeductible amortization resulting from certain acquisitions.

        Net income was $17.6 million for the six months ended December 31, 1999 as compared to $25.4 million for the same period of 1998.

Liquidity and Capital Resources

        At December 31, 2001, we had $101.9 million of working capital and a current ratio of 2.7:1. We believe that our cash and cash equivalents, our operating cash flow and our available line of credit will be sufficient to finance our working capital needs through at least the next year.

        Our Board of Directors has authorized the repurchase of up to 6,888,591 shares of our common stock. As of December 31, 2001, we have purchased 6,735,000 shares for $71.5 million under this program. We may use significant amounts of cash for the repurchase of our stock or to acquire other businesses. As a result, we may borrow to finance such activities.

        Net cash provided by operating activities was $63.4 million in fiscal 1999, $28.7 million for the six months ended December 31, 1999, and $62.9 million, $36.5 million and $26.4 million for the years ended December 31, 1999, 2000 and 2001, respectively. The decrease in 2001 primarily reflects reduced income, compared to 2000, excluding the non-cash goodwill impairment charge. Accounts receivable totaled $135.3 million at December 31, 2001 compared to $127.2 million at December 31, 2000. Total Accounts receivable days sales outstanding ("DSO") was 82 days at December 31, 2001.

        Net cash used in investing activities was $40.5 million in fiscal 1999, $67.3 million for the six months ended December 31, 1999, and $99.3 million, $11.2 million and $49.7 million during the years ended December 31, 1999, 2000 and 2001, respectively. We used cash for acquisitions of $26.5 million during fiscal 1999, $60.1 million during the six months ended December 31, 1999, and $82.5 million, $16.2 million and $50.0 million during the years ended December 31, 1999, 2000 and 2001, respectively. In 2001, we received $5.8 million for the sale of a building acquired through our acquisition of Aris. We purchased property and equipment of $14.0 million during fiscal 1999, $7.2 million during the six months ended December 31, 1999, and $16.8 million, $8.5 million and $6.0 million during the years ended December 31, 1999, 2000 and 2001, respectively. Purchases of property and equipment have decreased in 2001 because of the significant number of assets acquired though acquisitions.

        Net cash provided by (used in) financing activities was $1.8 million in fiscal 1999, ($20.5 million) in the six months ended December 31, 1999, and ($22.9 million), $8.9 million, and $13.8 million during the years ended December 31, 1999, 2000 and 2001, respectively. We obtained net cash proceeds from employee stock purchases and options exercised of $14.8 million in fiscal 1999, $10.9 million in the six months ended December 31, 1999, and $19.7 million, $10.9 million and $6.9 million during the years ended December 31, 1999, 2000 and 2001, respectively. We purchased 706,000 shares of treasury stock for $13.0 million during fiscal 1999, 2,255,000 shares for $36.7 million during the six months ended December 31, 1999, 2,860,000 shares for $47.9 million, 1,925,000 shares for $14.1 million and 2,055,000 shares for $12.0 million during the years ended December 31, 1999, 2000 and 2001, respectively. We have reissued some of the treasury shares under our stock plans and in connection with acquisitions.

        We have a $37.5 million reducing revolving line of credit with a bank. At the end of each calendar quarter the maximum available borrowing under this line of credit is reduced by $2.5 million. There was $18,634,000 outstanding under this line of credit at December 31, 2001. Outstanding Borrowings bear interest based on the bank's prime rate and ranges from prime minus 0.20% to prime less 0.70%, depending on our ratio of indebtedness to earnings before interest, taxes, depreciation and amortization. At December 31, 2001, the bank's prime rate was 4.75% and our rate on borrowing was 4.05%. We are also required to pay a fee of 0.125% per annum on the unused portion of the line of credit. The credit agreement expires on September 30, 2004.

Seasonality

        We experience a moderate amount of seasonality. Typically, operating income as a percentage of revenues is lowest in the fourth quarter of each calendar year because more holidays and vacations are taken at that time of year resulting in fewer hours billed in that period.

Critical Accounting Policies and Estimates

        Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. On an on-going basis, we evaluate our estimates including those related to the collectibility of accounts receivable, costs to complete fixed-priced projects, the realizability of goodwill, income taxes, certain accrued liabilities and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

        We believe the following critical accounting policies affect the significant judgments and estimates used in the preparation of our consolidated financial statements. We maintain an allowance for doubtful accounts for estimated losses resulting from customers failing to pay amounts we have billed them. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments or if customers were to express dissatisfaction with the services we have provided, additional allowances may be required. We recognize revenue on fixed-priced contracts using the percentage of completion method, which relies on estimates of total expected contract revenues and costs. The cumulative impact of any revisions in estimated revenues and costs are recognized in the period in which the facts that give rise to the revision become known. We assess the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Conditions that may trigger an impairment assessment include a history of operating losses of the related business, a significant reduction in the revenues of the related business, and a loss of a major customer, our market capitalization relative to net book value, among others. An impairment would be considered to exist when the estimated undiscounted future cash flows expected to result from the use of the intangible asset are less than the carrying amount of the asset. Considerable management judgment is necessary to estimate future cash flows. To record income tax expense, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This involves estimating our actual current tax exposure together with assessing temporary differences that result in deferred tax assets and liabilities and expected future tax rates. We record a valuation allowance to reduce our deferred tax assets to an amount we believe is more likely than not to be realized. We consider future taxable income and prudent and feasible tax planning strategies in assessing the need for a valuation allowance. If we subsequently determine that we will realize more or less of our net deferred tax assets in the future, such adjustment would be recorded as an increase or reduction of income tax expense in the period such determination is made.

Factors that May Affect Future Results

        Included in this Report and elsewhere from time to time in other written reports and oral statements, including but not limited to, the Annual Report to Shareholders, quarterly shareholder letters, news releases and investor presentations, are forward-looking statements about our business strategies, market potential, future financial performance and other matters which reflect our current expectations. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. We disclaim any intent or obligation to update publicly such forward-looking statements. Actual results may differ materially from those projected in any such forward-looking statements due to a number of factors, including, without limitation, those set forth below.

        We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of the risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

        Growth Through Business Combinations and Internal Expansion—As an integral part of our business strategy, we intend to continue to expand by acquiring information technology businesses. We regularly evaluate potential business combinations and aggressively pursue attractive transactions. Since July 1998, we have completed 22 business combinations. The success of this strategy depends not only upon our ability to identify and acquire businesses on a cost-effective basis, but also upon our ability to successfully integrate the acquired business with our organization and culture. Business combinations involve numerous risks, including: the ability to manage geographically remote operations; the diversion of management's attention from other business concerns; risks of losing clients and employees of the acquired business; and the risks of entering markets in which we have limited or no direct experience. There can be no assurance we will be able to acquire additional business, or that any business combination will result in benefits to us. In addition, we may open new offices in attractive markets with our own personnel. Many of our branch offices were originally start-up operations. Not all branch offices, whether start-up or acquired, have been successful. There can be no assurances that we will be able to successfully start up, identify, acquire, or integrate future successful branch office operations.

        Ability to Attract and Retain Qualified Consultants—Our future success depends in part on our ability to attract and retain adequately trained personnel who can address the changing and increasingly sophisticated technology needs of our clients. Our ongoing personnel needs arise from turnover, which is generally high in the industry, and client needs for consultants trained in the newest software and hardware technologies. Few of our employees are bound by non-compete agreements. Competition for personnel in the information technology services industry is significant. We have had, and expect to continue to have, difficulty in attracting and retaining an optimal level of qualified consultants. There can be no assurance that we will be successful in attracting and retaining the personnel we require to conduct and expand our operations successfully.

        Dependence on Significant Relationships and the Absence of Long-Term Contracts—Our five largest clients accounted for 16% of our revenues in 2001 with our largest client accounting for 6% of revenues. We strive to develop long-term relationships with our clients. Most individual client assignments are from three to twelve months, however, many of our client relationships have continued for many years. Although they may be subject to penalty provisions, clients may generally cancel a contract at any time. In addition, under many contracts, clients may reduce their use of our services under such contract without penalty. If any significant client terminates its relationship with us or substantially decreases its use of our services, it could have a material adverse effect on our business, financial condition and results of operations. Additionally, we have a significant relationship with PeopleSoft as an implementation partner. Approximately 8% of our revenues are from services related to PeopleSoft software. In the event PeopleSoft products become obsolete or non-competitive, or if we should lose our "implementation partner" status with PeopleSoft, we could suffer a material adverse effect. We have other similar relationships and strategic alliances with other technology vendors. The sudden loss of any significant relationship or substantial decline in demand for their products could also adversely affect us.

        Management of a Rapidly Changing Business—Our market is characterized by rapidly changing technologies, such as the evolution of the Internet, frequent new product and service introductions and evolving industry standards. If we cannot keep pace with these changes, our business could suffer. Our success depends, in part, on our ability to develop service offerings that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. Our success will also depend on our ability to develop and implement ideas for the successful application of existing and new technologies. We may not be successful in addressing these developments on a timely basis or our ideas may not be successful in the marketplace. Products and technologies developed by our competitors may also make our services or product offerings less competitive or obsolete.

        Project Risks—We provide and intend to continue to provide project services to our clients. Projects are distinguishable from CIBER's professional services staff supplementation contracts by the level of responsibility we assume. With professional services staff supplementation contracts, our clients generally maintain responsibility for the overall tasks. In a typical project, we assume major responsibilities for the management of the project and/or the design and implementation of specific deliverables based upon client-defined requirements. As our project engagements become larger and more complex and often must be completed in shorter time frames, it becomes more difficult to manage the project and the likelihood of any mistake increases. In addition, our projects often involve applications that are critical to our client's business. Our failure to timely and successfully complete a project and meet our client's expectations could have a material adverse effect on our business, results of operations or financial condition. Such adverse effects may include delayed or lost revenues, additional services being provided at no charge and a negative impact to our reputation. In addition, claims for damages may be brought against us, regardless of our responsibility, and our insurance may not be adequate to cover such claims. Our contracts generally limit our liability for damages that may arise in rendering our services. However, we cannot be sure these contractual provisions will successfully protect us from liability if we are sued. We sometimes undertake projects on a fixed-fee basis or cap the amount of fees we may bill on a time and materials basis. Any increased or unexpected costs or unanticipated delays could make such projects less profitable or unprofitable and could have a material adverse effect on our business, results of operations and financial condition.

        Competition—We operate in a highly competitive industry. We believe that we currently compete principally with IT and Internet professional services firms, technology vendors and internal information systems groups. Many of the companies that provide services in our markets have significantly greater financial, technical and marketing resources than we do. In addition, there are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new entrants into our markets. There can be no assurance that we will be able to continue to compete successfully with existing or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

        Internet Growth and Usage—Our business is dependent, in part, upon continued growth of the use of the Internet by our clients and prospective clients as well as their customers and suppliers. If Internet usage and commerce conducted over the Internet does not continue to grow, the demand for our services may decrease and, as a result, our revenues would decline. Capacity constraints of the Internet, unless resolved, could impede further growth of Internet usage. In addition, any laws and regulations relating to the Internet that are adopted by governments in the United States or abroad that could reduce growth or usage of the Internet as a commercial medium may impact our business. We cannot predict how any such government regulations may affect our business. However, if such regulations were to result in a decrease in the demand for our services, they could have a material adverse effect on our business, results of operations and financial condition.

        International Expansion—We expect to expand our international operations. We currently have offices in five foreign countries: Canada, Germany, Hungary, the Netherlands, and the United Kingdom. Our foreign operations accounted for 3% of our 2001 revenues. We have limited experience in marketing, selling and providing our services internationally. International operations are subject to political and economic uncertainties, fluctuations in foreign currency exchange rates and new tax and legal requirements. Other risks inherent in international operations include managing geographically distant locations and customers, employees speaking different languages and different cultural approaches to the conduct of business. If any of these risks materialize, they could have a material adverse effect on our business, results of operations and financial condition.

        Potential Fluctuations in Quarterly Operating Results—Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may affect our quarterly revenues or operating results generally include: costs relating to the expansion of our business; the extent and timing of business acquisitions; our ability to obtain new and follow-up on client engagements; the timing of assignments from customers; our consultant utilization rate (including our ability to transition employees quickly from completed assignments to new engagements); the seasonal nature of our business due to variations in holidays and vacation schedules; the introduction of new services by us or our competitors; price competition or price changes; and our ability to manage costs and economic and financial conditions specific to our clients. Quarterly sales and operating results can be difficult to forecast, even in the short term. Due to all of the foregoing factors, it is possible that our revenues or operating results in one or more future quarters will fail to meet or exceed the expectations of security analysts or investors. In such event, the price of our common stock would likely be materially adversely affected.

        Price Volatility—The market price of our common stock could be subject to significant fluctuations in response to: variations in quarterly operating results; changes in earnings estimates by securities analysts; any differences between our reported results and securities analysts' expectations; general economic, financial and other factors; and market conditions that can affect the capital markets. In addition, reaction to announcements made by us or by our competitors, such as new contracts or service offerings, acquisitions or strategic investments may impact our stock price.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risks from foreign currency fluctuations and changes in interest rates on any borrowings we may have. We currently do not use derivative financial or commodity instruments.

        Foreign Exchange.    We are exposed to foreign exchange rate fluctuations as the financial results of our foreign operations are translated into U.S. dollars in consolidation. As exchange rates vary, these results, when translated, may vary from expectations and adversely impact our financial position or results of operations. During the year ended December 31, 2001, approximately 3% of our total revenue was attributable to foreign operations. CIBER does not enter into forward exchange contracts as a hedge against foreign currency exchange risk on transactions denominated in foreign currencies or for speculative or trading purposes. We believe that our exposure to foreign currency exchange risk at December 31, 2001 is not material.

        Interest Rates.    We have a $37.5 million reducing revolving line of credit with a bank. There was $18,634,000 outstanding under this bank line of credit at December 31, 2001. The interest rate on the line of credit is based on the bank's prime rate and ranges from prime minus 0.20% to prime less 0.70%, depending on our ratio of indebtedness to earnings before interest, taxes, depreciation and amortization. Therefore, as Prime fluctuates, we would experience changes in interest expense related to any outstanding borrowings.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
CIBER, Inc.:

        We have audited the accompanying consolidated balance sheets of CIBER, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended June 30, 1999, the six-month period ended December 31, 1999 and each of the years in the two-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIBER, Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for the year ended June 30, 1999, the six-month period ended December 31, 1999 and each of the years in the two-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in note 1 to the consolidated financial statements, effective July 1, 2001, CIBER, Inc. adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

KPMG LLP
Denver, Colorado February 5, 2002

CIBER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

			Years ended December 31,
	Year ended June 30, 1999	Six months ended December 31, 1999
			2000	2001
	(In thousands, except per share data)
Consulting services	$660,384	$341,123	$586,481	$526,615
Other revenues	59,277	20,877	35,053	32,260

Total revenues	719,661	362,000	621,534	558,875

Cost of consulting services	423,131	229,853	401,359	369,086
Cost of other revenues	40,176	12,239	20,719	18,290
Selling, general and administrative expenses	157,959	83,929	158,553	153,697
Amortization of intangible assets	7,520	6,754	14,032	12,155
Other charges	1,535	—	83,768	3,051

Operating income (loss)	89,340	29,225	(56,897)	2,596
Interest income	2,640	920	1,093	526
Interest expense	—	(190)	(436)	(432)
Other income, net	—	778	381	167

Income (loss) before income taxes	91,980	30,733	(55,859)	2,857
Income tax expense	37,485	13,090	10,916	1,173

Net income (loss)	$54,495	$17,643	$(66,775)	$1,684

Earnings (loss) per share—basic	$0.98	$0.31	$(1.15)	$0.03
Earnings (loss) per share—diluted	$0.95	$0.30	$(1.15)	$0.03
Weighted average shares—basic	55,362	57,345	57,900	58,191
Weighted average shares—diluted	57,141	58,496	57,900	58,698

See accompanying notes to consolidated financial statements.

CIBER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2000	2001
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$19,193	$9,369
Accounts receivable, net	127,217	135,334
Prepaid expenses and other current assets	5,689	9,598
Income taxes refundable	2,775	3,531
Deferred income taxes	2,538	2,933

Total current assets	157,412	160,765

Property and equipment, at cost	55,388	64,467
Less accumulated depreciation and amortization	(30,082)	(38,797)

Net property and equipment	25,306	25,670

Intangible assets, net	137,057	169,424
Deferred income taxes	3,173	8,301
Other assets	3,399	4,591

Total assets	$326,347	$368,751

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,092	$17,706
Accrued compensation and related liabilities	24,342	25,108
Other accrued expenses and liabilities	12,488	15,761
Income taxes payable	572	252

Total current liabilities	54,494	58,827
Bank line of credit	—	18,634

Total liabilities	54,494	77,461

Minority interest	836	—
Contingent redemption value of put options	775	—
Commitments and contingencies (see Notes)
Shareholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 59,579,000 and 60,967,000 shares issued	596	610
Additional paid-in capital	229,732	241,316
Retained earnings	70,098	54,385
Accumulated other comprehensive loss	(1,470)	(1,701)
Treasury stock, 2,804,000, and 512,000 shares, at cost	(28,714)	(3,320)

Total shareholders' equity	270,242	291,290

Total liabilities and shareholders' equity	$326,347	$368,751

See accompanying notes to consolidated financial statements.

CIBER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive	Treasury	Total Shareholder's
	Shares	Amount	Capital	Earnings	Loss	Stock	Equity
	In thousands
Balances at June 30, 1998	52,248	522	93,889	71,433	—	—	165,844
Employee stock purchases and options exercised	1,435	14	14,738	(3,225)	—	3,225	14,752
Acquisition consideration	4,286	43	106,492	(96)	—	1,049	107,488
Immaterial pooling of interests	961	10	806	—	—	—	816
Tax benefit from exercise of stock options	—	—	5,499	—	—	—	5,499
Stock compensation expense	3	—	395	—	—	—	395
Stock options exchanged for compensation	—	—	833	—	—	—	833
Net income	—	—	—	54,495	—	—	54,495
Purchases of treasury stock	—	—	—	—	—	(12,986)	(12,986)

Balances at June 30, 1999	58,933	589	222,652	122,607	—	(8,712)	337,136
Employee stock purchases and options exercised	457	4	4,485	(923)	—	7,326	10,892
Acquisition consideration	—	—	1,590	(15)	—	9,850	11,425
Tax benefit from exercise of stock options	—	—	1,664	—	—	—	1,664
Stock compensation expense	24	1	224	—	—	—	225
Net income	—	—	—	17,643	—	—	17,643
Purchases of treasury stock	—	—	—	—	—	(36,729)	(36,729)

Balances at December 31, 1999	59,414	594	230,615	139,312	—	(28,265)	342,256

Net loss	—	—	—	(66,775)	—	—	(66,775)
Unrealized loss on investments, net of $353 tax	—	—	—	—	(529)	—	(529)
Foreign currency translation	—	—	—	—	(941)	—	(941)

Comprehensive loss							(68,245)
Employee stock purchases and options exercised	160	2	(313)	(2,439)	—	13,670	10,920
Gain on sale of stock by subsidiary	—	—	71	—	—	—	71
Tax benefit from exercise of stock options	—	—	389	—	—	—	389
Sales and settlement of put options	—	—	(444)	—	—	—	(444)
Contingent liability for put options	—	—	(775)	—	—	—	(775)
Stock compensation expense	5	—	189	—	—	—	189
Purchases of treasury stock	—	—	—	—	—	(14,119)	(14,119)

Balances at December 31, 2000	59,579	596	229,732	70,098	(1,470)	(28,714)	270,242

Net income	—	—	—	1,684	—	—	1,684
Unrealized gain on investments, net of $176 tax	—	—	—	—	370	—	370
Foreign currency translation	—	—	—	—	(601)	—	(601)

Comprehensive income							1,453
Acquisition consideration	1,386	14	9,393	(3,904)	—	16,197	21,700
Employee stock purchases and options exercised	1	—	(119)	(13,028)	—	20,074	6,927
Tax benefit from exercise of stock options	—	—	1,412	—	—	—	1,412
Contingent liability for put options	—	—	775	—	—	—	775
Stock compensation expense	1	—	123	(465)	—	1,090	748
Purchases of treasury stock	—	—	—	—	—	(11,967)	(11,967)

Balances at December 31, 2001	60,967	$610	$241,316	$54,385	$(1,701)	$(3,320)	$291,290

See accompanying notes to consolidated financial statements.

CIBER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended June 30,	Six months ended December 31,	Years ended December 31,
	1999	1999	2000	2001
	(In thousands)
Operating activities:
Net income (loss)	$54,495	$17,643	$(66,775)	$1,684
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment charge	—	—	80,773	—
Depreciation	7,590	4,443	9,190	9,441
Amortization of intangible assets	7,520	6,754	14,032	12,155
Deferred income taxes	(2,049)	(77)	(716)	(221)
Other, net	395	(598)	(782)	1,100
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	(17,789)	17,295	10,881	24,353
Other current and long-term assets	416	(3,968)	(2,103)	(1,711)
Accounts payable	1,782	4,420	850	(4,391)
Accrued compensation and related liabilities	9,212	(7,446)	(7,045)	(6,910)
Other accrued expenses and liabilities	(4,211)	(5,782)	3,563	(10,181)
Deferred revenues	(247)	(1,760)	147	—
Income taxes payable/refundable	6,252	(2,227)	(5,565)	1,035

Net cash provided by operating activities	63,366	28,697	36,450	26,354

Investing activities:
Acquisitions, net of cash acquired	(26,500)	(60,090)	(16,184)	(49,959)
Purchases of property and equipment, net	(13,972)	(7,218)	(8,474)	(5,962)
Sale of building, net	—	—	—	5,828
Repayment of advances to Agilera	—	—	9,908	—
Collection of note receivable	—	—	2,000	—
Purchases of investments	—	—	(463)	(885)
Sales of investments	—	—	2,001	1,218

Net cash used in investing activities	(40,472)	(67,308)	(11,212)	(49,760)

Financing activities:
Employee stock purchases and options exercised	14,752	10,892	10,920	6,927
Sale of stock by subsidiary	—	—	123	—
Proceeds from sale of put options	—	—	692	—
Cash settlement of put options	—	—	(1,136)	—
Net borrowings (payments) on short term bank line of credit	—	5,355	(5,355)	—
Borrowings on long term bank line of credit	—	—	—	79,910
Payments on long term bank line of credit	—	—	—	(61,276)
Debt issuance costs paid	—	—	—	(613)
Purchases of treasury stock	(12,986)	(36,729)	(14,119)	(11,190)

Net cash (used in) provided by financing activities	1,766	(20,482)	(8,875)	13,758

Effect of foreign exchange rate changes on cash	—	—	(28)	(176)
Net increase (decrease) in cash and cash equivalents	24,660	(59,093)	16,335	(9,824)
Cash and cash equivalents, beginning of period	37,291	61,951	2,858	19,193

Cash and cash equivalents, end of period	$61,951	$2,858	$19,193	$9,369

See accompanying notes to consolidated financial statements.

CIBER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Nature of Operations and Summary of Significant Accounting Policies

(a) Nature of Operations

        CIBER, Inc. and its subsidiaries provide information technology (IT) system integration consulting and other services and to a lesser extent, resell certain hardware and software products. Our services are offered on a project or strategic staffing basis, in both custom and ERP package environments, and across all technology platforms, operating systems and infrastructures. Our clients consist primarily of Fortune 500 and middle market companies across most major industries and governmental agencies. We operate from branch offices across the United States, plus offices in Canada and Europe.

(b) Principles of Consolidation

        The consolidated financial statements include the accounts of CIBER, Inc. and all wholly-owned and majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

(c) Estimates

        The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. On an on-going basis, we evaluate our estimates including those related to the collectibility of accounts receivable, costs to complete fixed-priced projects, the realizability of goodwill, income taxes, certain accrued liabilities and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

(d) Change in Fiscal Year End

        We changed our year end to December 31 from June 30, effective December 31, 1999.

(e) Cash Equivalents

        Cash equivalents represents funds temporarily invested with original maturities of three months or less.

(f) Investments in Marketable Securities

        Investments in marketable equity securities are classified as available-for-sale and are recorded at fair market value, which is determined based on quoted market prices. Investments in marketable securities are included in prepaid expenses and other current assets on the consolidated balance sheet. The unrealized gain or loss, net of tax, is included in accumulated other comprehensive loss on the consolidated balance sheet. Realized gains and losses on the sale of investments are based on average cost and are included in other income in the consolidated statements of operations.

(g) Property and Equipment

        Property and equipment, which consists of computer equipment, and software, furniture and leasehold improvements, is stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives, ranging primarily from three to seven years. Direct costs of time and material incurred for the development of software for internal use are capitalized as property and equipment. These costs are depreciated using the straight-line method over the estimated useful life of the software, ranging from three to seven years.

(h) Intangible Assets and Recent Accounting Pronouncements

        Intangible assets consist of goodwill and noncompete agreements. Goodwill acquired prior to July 1, 2001 is amortized over 6 to 20 years. Goodwill acquired after June 30, 2001 is not amortized. Noncompete agreements are amortized over the terms of the contracts, which range from one to three years. Amortization is recorded using the straight-line method.

        Intangible assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of intangible assets may not be recoverable. Conditions that may trigger an impairment assessment include a history of operating losses of the related business, a significant reduction in the revenues of the related business, and a loss of a major customer, our market capitalization relative to net book value, among others. An impairment would be considered to exist when the estimated undiscounted future cash flows expected to result from the use of the intangible asset are less than the carrying amount of the asset. Future cash flows are estimated at the lowest business unit level that includes all of the operations that directly benefit from the intangible asset. This level may be a practice, branch office, region or subsidiary. If the acquired business has been fully integrated into operations, enterprise-wide goodwill would be evaluated at the consolidated level. Estimated cash flows at the business unit level are net of taxes and do not include any allocation of interest or other corporate level items. Impairment, if any, is measured based on forecasted future discounted operating cash flows. Considerable management judgment is necessary to estimate future cash flows. Accordingly, actual results could vary significantly.

        In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method and specifies the criteria for recording intangible assets separate from goodwill. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but instead will be reviewed annually (or more frequently as impairment indicators arise) for impairment. Separate intangible assets that do not have indefinite lives will continue to be amortized over their useful lives. The non-amortization and amortization provisions of SFAS 142 are effective for goodwill and intangible assets acquired after June 30, 2001. As a result we will not record any amortization of goodwill related to the acquisitions of Century, Aris and Metamor (see Note 3). With respect to goodwill and intangible assets acquired prior to July 1, 2001, we will adopt SFAS 142 effective January 1, 2002. We expect the adoption of these accounting standards will result in a reduction of our amortization of goodwill commencing January 1, 2002, however, periodic impairment reviews may result in future write-downs.

(i) Revenue Recognition

        We provide consulting services under time-and-material and fixed-priced contracts. The majority of our service revenues are recognized under time-and-material contracts as hours and costs are incurred. Revenues include reimbursable expenses separately billed to clients. For fixed-priced contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs. The cumulative impact of any revisions in estimated revenues and costs are recognized in the period in which the facts that give rise to the revision become known. Losses, if any, on fixed-price contracts are recognized when the loss is determined. Under certain national IT services contracts, we are required by our customer to act as a billing agent for other service providers to such client. We recognize the net fee under these arrangements as revenue.

        Other revenues include sales of computer hardware products, commissions on computer product sales and software license and maintenance fees. Revenues related to the sale of computer products are recognized when the products are shipped. Where we are the remarketer of certain computer products, commission revenue is recognized when the products are drop-shipped from the vendor to the customer. On September 30, 1999, we sold our software business. Software license fee revenues were recognized over the period of the software implementation and revenues from maintenance agreements were recognized ratably over the maintenance period. Unbilled accounts receivable represent amounts recognized as revenue based on services performed in advance of billings in accordance with contract terms.

(j) Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A tax benefit or expense is recognized for the net change in the deferred tax asset or liability during the period. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

(k) Stock-based Compensation

        As permitted by Statement of Financial Accounting Standards No. 123 ("SFAS 123"), we account for stock-based employee compensation in accordance with the provisions of Accounting Principles Board Opinion 25, and related interpretations, including FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 25)". We measure stock-based compensation cost as the excess, if any, of the quoted market price of CIBER common stock (or the estimated fair value of subsidiary stock) at the grant date over the amount the employee must pay for the stock. We generally grant stock options at fair market value at the date of grant. The pro forma disclosures, as if the fair-value based method defined in SFAS 123 had been applied, are provided in Note 15.

(l) Minority Interest

        At December 31, 2000, we owned 88% of Waterstone, Inc. In 2001, we purchased the remaining shares that represented the minority interest in Waterstone for $1.7 million, which resulted in additional goodwill of $792,000. On November 27, 2000, we acquired 51% of Enspherics, Inc. The minority stockholders' proportionate share of the equity of these subsidiaries is reflected as minority interest in the consolidated balance sheet. As Enspherics has incurred losses in excess of minority interest equity capital, no minority interest is recorded at December 31, 2001. The minority stockholders' proportionate share of the net income (loss) of these subsidiaries is included in other income, net in the consolidated statement of operations. For the year ended December 31, 2000, the minority interest in the net loss of subsidiaries was $467,000.

(m) Comprehensive Loss

        Comprehensive loss includes changes in the balances of items that are reported directly as a separate component of shareholders' equity in the consolidated balance sheet. Comprehensive loss includes net income (loss) plus changes in the net unrealized gain/loss on investments, net of taxes and changes in cumulative foreign currency translation adjustment. At December 31, 2001, the total accumulated other comprehensive loss of $1,701,000 is comprised of unrealized loss on investments of $159,000 and $1,542,000 of foreign currency translation.

(n) Foreign Currency Translation

        The assets and liabilities of our foreign operations are translated into U.S. dollars at current exchange rates and revenues and expenses are translated at average exchange rates for the period. The resulting cumulative translation adjustment is included in accumulated other comprehensive loss on the consolidated balance sheet. Foreign currency translation adjustment excludes tax effects given that the earnings of non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time. Foreign currency transaction gains and losses have not been significant and are included in the results of operations as incurred.

(o) Fair Value of Financial Instruments

        The fair value of our financial instruments approximates our carrying amounts due to the relatively short periods to maturity of the instruments and/or variable interest rates of the instruments, which approximate current market rates.

(2)  Other Charges

        Other charges are comprised of the following (in thousands):

		Years ended December 31,
	Year ended June 30, 1999
		2000	2001
Employee severance costs	$—	$1,300	$1,800
Office lease closure costs	—	—	1,251
Goodwill impairment	—	80,773	—
Asset write-down	—	975	—
DigiTerra professional fees	—	720	—
Merger costs for poolings of interests	1,535	—	—

	$1,535	$83,768	$3,051

        2001—In connection with our reorganization of our DigiTerra and Waterstone subsidiaries, during the fourth quarter of 2001, we incurred severance costs related to certain executive management positions that were eliminated. In addition, during 2001 we incurred charges related to losses on excess office space that we have sub-leased to other parties.

        2000—During the quarter ended September 30, 2000, we recorded a goodwill impairment charge of $80.8 million to write-down the goodwill associated with certain acquisitions. These acquisitions included: Business Impact Systems, Inc. ("BIS"), Integration Software Consultants, Inc. ("ISC"), York & Associates, Inc., Interactive Papyrus, Inc. and Paragon Solutions, Inc. Of the total goodwill impairment charge, $58.6 million related to the Custom Solutions segment and $22.2 million related to our Package Solutions segment. These businesses were acquired at a time when the value of IT services companies was much higher than at the time of the impairment charge. In addition, approximately 88% of the goodwill impairment charge related to businesses acquired for consideration paid 100% in our stock. Stock consideration typically involves a premium over cash consideration. These acquired operations experienced a decrease in the demand for their services as post Year 2000 IT spending of many companies decreased. In addition, in the spring of 2000, the IT services requirements of dot.com companies decreased significantly. This has led to greater competition within the IT services industry for the remaining business, and as a result, revenues, cash flows and expected future growth rates of these operations have decreased.

        Due to the significance of the change in conditions, we performed an evaluation of the recoverability of the goodwill related to these operations in accordance with Statement of Financial

Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Because the estimated future undiscounted cash flows of these operations were less than the carrying value of the related goodwill, an impairment charge was required. The impairment charge represents the amount required to write-down this goodwill to our best estimate of these operations' future discounted cash flows. In addition, we reduced the remaining goodwill amortization periods for BIS and ISC to 10 years and 14 years, respectively. This reduction resulted in additional goodwill amortization of $330,000 during the year ended December 31, 2000, which increased the net loss by the same amount.

        In March 2000, we announced our intent to spin-off our DigiTerra subsidiary to our shareholders and incurred related charges for an asset write-down as well as professional fees. In 2001, as the result of changes in market and business conditions, the plans to spin-off DigiTerra were cancelled.

        1999—Merger costs represent professional fees, primarily broker fees, associated with certain pooling of interests business combinations.

(3)  Acquisitions

        We have acquired certain businesses, as set forth below, that we have accounted for using the purchase method of accounting for business combinations and accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition.

Acquisitions—2001

        Metamor Industry Solutions, Inc ("Metamor")—On October 15, 2001, CIBER, Inc. acquired Metamor Industry Solutions, Inc. and its subsidiary, Metamor Government Solutions, Inc. CIBER acquired all of the outstanding stock of Metamor Industry Solutions, Inc. from PSINet Consulting Solutions Holdings, Inc., a subsidiary of PSINet, Inc., for consideration of approximately $37.8 million. We have recorded goodwill of $29.0 million all of which is expected to be deductible for tax purposes. The actual purchase price is subject to finalization between the parties. We recorded reserves of $1.7 million for estimated office lease closure costs as additional costs of the acquisition. Metamor, based in Chicago, IL, provided IT consulting services similar to CIBER, including custom software development and IT staffing, primarily to governmental entities. Our primary reason for acquiring Metamor was to expand our services to federal, state and local governments.

        Aris Corporation ("Aris")—On September 18, 2001, we acquired the business and properties of Aris as the result of Aris' merger with and into CIBER. The total purchase price was $29.9 million consisting of $15.8 million in cash (including acquisition costs), 2,222,092 shares of CIBER common stock valued at $12.7 million and CIBER stock options valued at $1.4 million. The value of the CIBER shares issued was based on the average closing price of CIBER stock over the two-day period before and after the revised terms of the acquisition were agreed to. We have recorded $4.3 million of goodwill, all of which is not deductible for tax purposes. No benefit has been recorded for Aris's foreign tax loss carryforwards at the acquisition date. Any subsequent realization of these tax benefits will be adjusted to goodwill. We recorded reserves of $2.0 million and $1.9 million for employee severance and office lease closure costs, respectively, as additional costs of the acquisition. The severance costs were paid by December 31, 2001. Aris, headquartered in Bellevue, WA, provided IT consulting services similar to CIBER, including enterprise systems implementation and front-end web development. Our primary reason for acquiring Aris was to expand our presence in Microsoft and Oracle technologies as well as to add to our geographic presence in Seattle and New Jersey and add new locations in Portland and the United Kingdom.

        Century Computer Consultants, Inc. ("Century")—On August 31, 2001, we acquired Century for an aggregate purchase price of approximately $10.4 million, consisting of $2.9 million in cash and 1,134,644 shares of CIBER common stock valued at $7.5 million. The value of the CIBER shares issued was based on the closing stock price on August 30, 2001. We have recorded $6.6 million of goodwill, all of which is not deductible for tax purposes. Century, based in Overland Park, Kansas, provided IT services similar to CIBER. Our primary reasons for acquiring Century were to strengthen strategic client relationships in Kansas City and in the wireless industry, add leadership to our existing Kansas City operations and realize the cost efficiencies associated with the combined operation.

        The following table summarizes the estimated fair value of assets acquired and liabilities assumed of Metamor, Aris and Century on the respective acquisition date (in thousands):

	Metamor	Aris	Century
Cash	$1,061	$12,680	$1,609
Accounts receivable	19,795	8,984	2,081
Equipment and furniture	1,315	1,441	67
Building	—	5,828	—
Deferred taxes	—	4,920	79
Other assets	2,802	3,585	76
Goodwill	29,045	4,302	6,615

Total assets acquired	54,018	41,740	10,527
Accounts payable and accrued liabilities	16,236	11,782	145

Net assets acquired	$37,782	$29,958	$10,382

        The following pro forma information presents the combined results of operations of CIBER, Metamor, Aris and Century as if the acquisitions had occurred as of the beginning of the year presented, after giving effect to certain adjustments, including elimination of historical goodwill amortization of the acquired companies, decreased interest income as a result of the cash paid for these acquisitions and income taxes at our marginal tax rate. The pro forma financial information is not necessarily indicative of the results of operations that would have occurred had CIBER and these acquired companies constituted a single entity during such periods, nor are they necessarily indicative of future operating results.

	Pro Forma Combined Year Ended December 31,
	2000	2001
	(In thousands, except per share data)
Total revenues	$783,333	$678,908
Net loss	(79,581)	(16,076)
Loss per share—basic	$(1.30)	$(0.26)
Loss per share—diluted	$(1.30)	$(0.26)

        The above pro forma combined financial information includes certain non-recurring items related to Aris. Aris had an investment loss of $3.5 million and an investment gain of $1.5 million, net of tax effects in 2000 and 2001, respectively. Aris also recorded net income (loss) from discontinued operations of $665,000 and ($343,000) in 2000 and 2001, respectively.

        Other acquisitions—In 2001, we also acquired three other businesses for cash consideration of $4.8 million, for which we recorded goodwill of $4.3 million.

Acquisition—2000

        Enspherics, Inc. ("Enspherics")—On November 27, 2000, we acquired 51% of the outstanding capital stock of Enspherics for $2.5 million. Per the terms of the agreement, additional consideration may be paid based on Enspherics achieving certain performance objectives in 2002. We recorded goodwill of $2.5 million related to this acquisition, which will be amortized over 10 years. Enspherics, located in Greenwood Village, Colorado, provides custom designed IT security solutions to clients who operate in high-risk environments.

Acquisitions—July 1, 1999 through December 31, 1999

        Solution Partners B.V. ("Solution Partners")—On December 2, 1999, we acquired all of the outstanding capital stock of Solution Partners for initial consideration of $14.1 million. As part of the purchase price, we issued 171,580 shares of our common stock with a value of $4.0 million. In 2000, we agreed to pay additional consideration of approximately $1.9 million, of which $1.0 million was paid in 2001 and the remainder was paid in February 2002. The additional consideration has been recorded as goodwill and as a result, we have recorded total goodwill of $15.3 million related to this acquisition, which is being amortized over 20 years. Solution Partners, located in Eindhoven, the Netherlands, provides e-business and supply chain solutions using SAP software to companies throughout Europe.

        Interactive Papyrus, Inc. ("IPI")—On December 2, 1999, we acquired approximately 78% of the outstanding capital stock of IPI for $6.2 million. As part of the purchase price, we issued 22,500 shares of our common stock with a value of $450,000. We originally recorded goodwill of $5.7 million related to this acquisition, which was being amortized over 6 years. In 2000, we reduced the goodwill associated with IPI to $924,000 (see Note 2). IPI, located in Colorado Springs, Colorado, developed interactive web sites to build online business ventures.

        Software Design Concepts, Inc. ("SDC")—On November 15, 1999, we acquired certain assets, liabilities and all of the business operations of SDC for $9.0 million in cash and the issuance of 160,378 shares of our common stock with a value of $3.0 million. The aggregate purchase price was $12.0 million. We have recorded goodwill of $11.5 million related to this acquisition, which is being amortized over 20 years. SDC, located in Philadelphia, Pennsylvania, provided software development and consulting services similar to us.

        Waterstone Consulting, Inc. ("Waterstone")—On October 29, 1999, we acquired certain assets, liabilities and all of the business operations of Waterstone for $30.7 million. As part of the purchase price, we issued 243,347 shares of our common stock with a value of $4.0 million. We have recorded goodwill of $29.8 million related to this acquisition, which is being amortized over 20 years. Waterstone, located in Chicago, Illinois, provided consulting services specializing in supply chain and customer relationship management solutions.

        The Isadore Group, Inc. ("Isadore")—On October 15, 1999, we acquired certain assets, liabilities and all of the business operations of Isadore for $18.3 million. Additionally, the terms of the purchase provide for additional consideration of up to $10.4 million based on certain revenue earned during the 3-year period ending December 31, 2002. We have recorded goodwill of $17.5 million related to this acquisition, which is being amortized over 20 years. Any additional consideration paid will be accounted for as additional goodwill. Isadore, based in Phoenix, Arizona, provided PeopleSoft higher education consulting services.

Acquisitions—Year Ended June 30, 1999

        Digital Software Corporation ("DSC")—On April 30, 1999, we acquired certain assets, liabilities and all of the business operations of DSC for $6.9 million in cash. We recorded goodwill of $7.0 million related to this acquisition, which is being amortized over 15 years. DSC, located in Aurora, Colorado, provided software engineering services similar to us.

        Compaid Consulting Services, Inc. ("Compaid")—On March 2, 1999, we acquired all of the outstanding capital stock of Compaid for $10.3 million. We have recorded goodwill of $8.0 million related to this acquisition, which is being amortized over 15 years. Compaid, headquartered in Atlanta, Georgia, provided services similar to us.

        Business Impact Systems, Inc. ("BIS")—On February 26, 1999, we issued 2,401,028 shares of our common stock in exchange for substantially all of the outstanding assets and liabilities of BIS. The aggregate purchase price was $62.2 million, including acquisition costs. We had originally recorded goodwill of $55.6 million related to this acquisition, which was being amortized over 20 years. In 2000, we reduced the goodwill related to BIS to $9.8 million and reduced the remaining goodwill amortization period to 10 years (see Note 2). BIS, headquartered in Herndon, Virginia, provided enterprise integration services.

        Paradyme HR Technologies Corporation ("Paradyme HRT")—On February 5, 1999, we acquired certain assets, liabilities and all of the business operations of Paradyme HRT. We paid total consideration of $8.0 million. Paradyme HRT, located in Columbia, South Carolina, provided ERP outsourcing services and HR/Payroll business services. The acquired business became part of Agilera, Inc., which effective January 1, 2000 was no longer part of CIBER (see Note 5).

        Integration Software Consultants, Inc. ("ISC")—On February 2, 1999, we issued 1,280,289 shares of our common stock in exchange for all of the outstanding common stock of ISC. The aggregate purchase price was $34.0 million, including acquisition costs. We had originally recorded goodwill of $31.9 million related to this acquisition, which was being amortized over 20 years. In 2000, we reduced the goodwill related to ISC to $11.7 million and reduced the remaining goodwill amortization period to 14 years (see Note 2). ISC, headquartered in Philadelphia, Pennsylvania, provided SAP software implementation services.

        York & Associates, Inc. ("York")—On January 29, 1999, we issued 548,857 shares of our common stock and granted options for 30,643 shares of our common stock (at an aggregate exercise price of $159,000) in exchange for substantially all of the outstanding assets and liabilities of York. The aggregate purchase price was $14.5 million, including acquisition costs. We had originally recorded goodwill of $12.2 million related to this acquisition, which was being amortized over 20 years. In 2000, we wrote off all of the goodwill related to York because we exited the primary business for which York was acquired (see Note 2).

        Paragon Solutions, Inc. ("Paragon")—On January 8, 1999, we acquired certain assets, liabilities and all of the business operations of Paragon for $4.4 million. Additional consideration of $2.5 million was paid in 2000. We had originally recorded total goodwill of $6.8 million related to this acquisition, which was being amortized over 15 years. In 2000, we reduced the goodwill associated with Paragon to $1.9 million (see Note 2). Paragon, located in Pittsburgh, Pennsylvania, provided Oracle software implementation services.

        The Doradus Corporation ("Doradus")—On November 15, 1998, we acquired all of the outstanding capital stock of Doradus for $4.1 million. Additional consideration of $288,000 was paid in during the six months ended December 31, 1999. We have recorded total goodwill of $4.2 million related to this acquisition, which is being amortized over 15 years. Doradus, located in Minneapolis, Minnesota, provided IT consulting services similar to us.

(4)  Poolings of Interests

        During the year ended June 30, 1999, we completed certain business combinations accounted for as poolings of interests, as set forth below.

        The Cushing Group, Inc. ("Cushing")—On August 31, 1998, we issued 961,135 shares of our common stock in connection with the merger of Cushing. Our financial statements include the accounts of EJR since the pooling of interests as prior period amounts were immaterial.

        EJR Computer Associates, Inc. ("EJR")—On August 11, 1998, we issued 1,155,516 shares of our common stock in connection with the merger of EJR. Our financial statements include the accounts of EJR for all periods prior to the pooling of interests.

(5)  Agilera Investment

        In March 2000, our wholly owned subsidiary, Agilera, Inc., sold convertible preferred stock to new investors. In connection with the preferred stock sale, Agilera paid us $9.9 million in repayment of our advances to Agilera as of December 31, 1999, reducing our historical cost basis in our remaining ownership in Agilera to zero. As a result of participating rights obtained by the preferred stockholders in connection with their investment, our voting interest in Agilera was reduced to 41%. Accordingly, effective January 1, 2000, for financial reporting purposes, we do not consolidate Agilera and we account for investment in Agilera using the equity method of accounting. Under the equity method, since the basis of our investment in Agilera is zero and Agilera has incurred losses, we did not record our proportionate share of Agilera's net losses during that period. As the result of other Agilera equity transactions, in January 2001 our voting interest in Agilera was reduced to approximately 19%. As a result of this decrease in ownership, we account for our investment in Agilera at cost, which is zero.

        Agilera provides enterprise application hosting or application service provider ("ASP") services. We provide software implementation services to Agilera as a subcontractor under certain Agilera customer contracts. We have recorded revenue of $5,986,000 and $3,952,000 related to these services during the year ended December 31, 2000 and 2001 respectively. In addition, we have an agreement to sublease an office facility to Agilera at an annual cost of approximately $351,000, through the expiration of our lease in January 2003.

(6)  Sale of LogisticsPRO

        On September 30, 1999, we sold our LogisticsPRO software business for $2.0 million resulting in a gain of $827,000 that is included in other income. As consideration, we received a $2.0 million promissory note that was paid in full in September 2000. The software business was sold to an entity owned by the management of the LogisticsPRO business as well as two non-executive officers of DigiTerra.

(7)  Earnings (Loss) Per Share

        The computation of earnings (loss) per share—basic and diluted is as follows:

			Years ended December 31,
	Year ended June 30, 1999	Six months ended December 31, 1999
			2000	2001
	(In thousands, except per share amounts)
Numerator:
Pro forma net income
Net income (loss)	$54,495	$17,643	$(66,775)	$1,684
Denominator:
Basic weighted average shares outstanding	55,362	57,345	57,900	58,191
Dilutive effect of employee stock options	1,779	1,151	—	507

Diluted weighted average shares outstanding	57,141	58,496	57,900	58,698

Earnings (loss) per share—basic	$0.98	$0.31	$(1.15)	$0.03
Earnings (loss) per share—diluted	$0.95	$0.30	$(1.15)	$0.03

        Loss per share—diluted for the year ended December 31, 2000 excludes common stock equivalents because the effect of their inclusion would be anti-dilutive, or would decrease the reported loss per share. The dilutive common equivalent shares for the year ended December 31, 2000 were 876,000, had we reported net income. In addition, the number of antidilutive stock options (options whose exercise price is greater than the average CIBER stock price during the period) omitted from the computation of weighted average shares—diluted was 1,182,000, 2,316,000, 4,175,000 and 3,361,000 for the year ended June 30, 1999, the six months ended December 31, 1999 and the years ended December 31, 2000 and 2001, respectively.

(8)  Accounts Receivable

        Accounts receivable consist of the following (in thousands):

	December 31,
	2000	2001
Billed accounts receivable	$105,193	$129,707
Unbilled accounts receivable	24,087	10,338

	129,280	140,045
Less allowance for doubtful accounts	(2,063)	(4,711)

	$127,217	$135,334

        The activity in the allowance for doubtful accounts consist of the following (in thousands):

		Additions
	Balance at beginning of period	Charge to cost and expense	Other (1)	Deductions (Write-offs)	Balance at end of period
Year ended June 30, 1999	2,510	3,312	381	(2,859)	3,344
Six months ended December 31, 1999	3,344	1,784	4	(2,489)	2,643
Year ended December 31, 2000	2,643	5,019	6	(5,605)	2,063
Year ended December 31, 2001	2,063	4,912	3,707	(5,971)	4,711

(1)
Represents additions due to acquisitions

(9)  Investments

        Summary information about investments in marketable equity securities is as follows (in thousands):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Amount & Fair Value
December 31, 2001	$1,177	$111	$(446)	$842
December 31, 2000	$1,398	$12	$(895)	$515

        Gains and losses from the sale of investments in marketable equity securities are as follows (in thousands):

	Years ended December 31,
	2000	2001
Gross realized gains	$564	$141
Gross realized losses	$(60)	$(139)

        In 2000, we purchased 134,400 shares of Merrill Lynch & Co., Inc. Structured Yield Product Exchangeable for Stock ("STRYPES"), payable with shares of common stock of CIBER, Inc at a cost of $1,534,000. On February 1, 2001, we received 285,044 shares of our common stock plus interest upon the maturity of the STRYPES. We recorded these shares as treasury stock at December 31, 2000, at a cost of $1,534,000, net of interest received. The CIBER, Inc. common stock delivered by Merrill Lynch & Co. in settlement of the STRYPES was purchased by Merrill Lynch & Co. from a trust controlled by Bobby G. Stevenson, our Chairman, pursuant to a forward purchase contract entered into in January 1998.

(10) Property and Equipment

        Property and equipment consist of the following (in thousands):

	December 31,
	2000	2001
Computer equipment and software	$38,946	$44,012
Furniture and fixtures	11,447	13,848
Leaseholds	4,995	6,607

	55,388	64,467
Less accumulated depreciation	(30,082)	(38,797)

Property and equipment, net	$25,306	$25,670

        In October 2001, we completed the sale of the building that we acquired with Aris in September 2001 (see Note 3), resulting in net cash proceeds of $5,828,000.

(11) Intangible Assets

	December 31,
	2000	2001
	(In thousands)
Goodwill	$166,383	$210,527
Less accumulated amortization	(31,082)	(41,963)

Goodwill, net	135,301	168,564

Noncompete agreements	4,701	3,665
Less accumulated amortization	(2,945)	(2,805)

Noncompete agreements, net	1,756	860

Intangible assets, net	$137,057	$169,424

(12) Bank Line of Credit and Financing Agreement

        Bank Line of Credit—In September 2001, we obtained a new $40 million reducing revolving line of credit from Wells Fargo Bank, N.A. At the end of each calendar quarter the maximum available borrowing under our line of credit is reduced by $2.5 million, therefore the maximum available borrowing was $37.5 million at December 31, 2001. The line of credit expires September 30, 2004. Borrowings bear interest based on the bank's prime rate and ranges from prime minus 0.20% to prime less 0.70%, depending on our ratio of indebtedness to earnings before interest, taxes, depreciation and amortization. At December 31, 2001 our outstanding balance under the line of credit was $18.6 million. At December 31, 2001, the bank's prime rate was 4.75% and our rate on borrowing was 4.05%. We are also required to pay a fee of 0.125% per annum on the unused portion of the line of credit. The line of credit is secured by substantially all of our assets. The terms of the credit agreement contain, among other provisions, certain financial covenants including minimum interest coverage and minimum tangible net worth, as well as specific limitations on additional indebtedness, liens and merger activity and prohibits the payment of any dividends.

        Wholesale Financing Agreement—In connection with our operation as an authorized remarketer of certain computer hardware and products, we have an Agreement for Wholesale Financing with IBM Credit Corporation. Outstanding amounts under the Wholesale Financing Agreement, which totaled $3,247,000 and $5,310,000 at December 31, 2000 and 2001, respectively, are included in accounts payable on the balance sheet. Our payment of individual amounts financed is due within normal trade credit payment terms, generally 45 days, and are without interest. Outstanding amounts under the Wholesale Financing Agreement are secured by substantially all of our assets.

(13) Leases

        We have noncancelable operating leases for our office space. We also have certain office locations that we have subleased to other parties. Net rent expense for operating leases totaled $10,730,000, $6,218,000, $12,106,000 and $13,387,000 for the year ended June 30, 1999, the six months ended December 31, 1999 and the years ended December 31, 2000 and 2001 respectively. Our net rental expense for the year ended December 31, 2001 consists of gross rental expense of $14,476,000 and sublease income of $1,089,000.

        Future minimum lease payments and sublease receipts as of December 31, 2001 are (in thousands):

	Rental Payments	Sublease Receipts
2002	16,957	2,919
2003	13,822	1,887
2004	8,262	947
2005	4,459	451
2006	1,693	35
Thereafter	2,106	—

Total minimum lease payments	$47,299	$6,239

        We have a lease reserve for certain office leases that are vacant or have been subleased at a loss. The activity in the lease reserve consists of the following (in thousands):

		Additions
	Balance at beginning of year	Charge to cost and expense	Other(1)	Deductions (Payments)	Balance at end of year
Year ended December 31, 2001	—	1,251	3,567	(743)	4,075

(1)
Represents additions due to acquisitions.

(14) Income Taxes

        Income tax expense (benefit) consists of the following (in thousands):

			Years ended December 31,
	Year ended June 30, 1999	Six months ended December 31, 1999
			2000	2001
Current:
Federal	$34,005	$11,082	$8,211	$577
State and local	5,297	1,829	2,157	139
Foreign	232	256	1,264	678

	39,534	13,167	11,632	1,394

Deferred:
Federal	(1,773)	(66)	(582)	(230)
State and local	(276)	(11)	(113)	9
Foreign	—	—	(21)	—

	(2,049)	(77)	(716)	(221)

Income tax expense	$37,485	$13,090	$10,916	$1,173

        Income tax expense differs from the amounts computed by applying the statutory U.S. federal income tax rate to income before income taxes as a result of the following (in thousands):

			Years ended December 31,
	Year ended June 30, 1999	Six months ended December 31, 1999
			2000	2001
Income tax expense (benefit) at the federal statutory rate of 35%	$32,193	$10,757	$(19,551)	$1,000
Increase (decrease) resulting from:
State income taxes, net of federal income tax benefit	3,263	1,182	1,329	96
Nondeductible goodwill amortization	1,008	929	1,490	876
Nondeductible goodwill write-down	—	—	26,752	—
Nondeductible other costs	970	369	903	641
Adjustment to prior year's estimated tax liability	—	—	—	(1,251)
Other	51	(147)	(7)	(189)

Income tax expense	$37,485	$13,090	$10,916	$1,173

        U.S. and foreign income (loss) before income taxes are as follows (in thousands):

			Years ended December 31,
	Year ended June 30, 1999	Six months ended December 31, 1999
			2000	2001
United States	$90,719	$30,166	$(58,974)	$345
Foreign	1,261	567	3,115	2,512

	$91,980	$30,733	$(55,859)	$2,857

        The components of the net deferred tax asset or liability are as follows (in thousands):

	December 31,
	2000	2001
Deferred tax assets:
Intangible assets	$5,213	$5,101
Accrued expenses	2,413	2,783
Accounts receivable	—	821
Net operating losses	—	6,339
Other	463	177

Total gross deferred tax assets	8,089	15,221
Less valuation allowance	—	(1,750)

Net deferred tax assets	8,089	13,471

Deferred tax liabilities:
Property and equipment	(2,040)	(1,389)
Accounts receivable	(239)	—
Other	(99)	(848)

Total gross deferred tax liabilities	(2,378)	(2,237)

Net deferred tax asset	$5,711	$11,234

Balance sheet classification of deferred tax asset:
Deferred tax asset—current	$2,538	$2,933
Deferred tax asset—long term	3,173	8,301

Net deferred tax asset	$5,711	$11,234

        Based on our evaluation of current and anticipated future taxable income, we believe sufficient taxable income will be generated to realize the deferred tax assets.

        At December 31, 2001 we have available tax loss carryforwards of approximately $17.5 million resulting from certain acquired companies and certain subsidiaries, which begin to expire in 2018. The valuation allowance at December 31, 2001, relates to $5.0 million of acquired foreign net operating loss carryforwards, for which any future realized benefit would be allocated to reduce goodwill. The utilization of $9.4 million of U.S. net operating loss carryforwards is subject to certain annual limits under the Internal Revenue Code.

(15) Stock-Based Plans

        Our stock-based compensation plans are described below.

        Employees' Stock Option Plan—We have a stock option plan for employees and up to 10,500,000 shares of CIBER, Inc. common stock are authorized for issuance under this plan. At December 31, 2001, 1,309,485 options were available for future grants. The plan administrators may grant to officers, employees and consultants, restricted stock, stock options, performance bonuses or any combination thereof. The Compensation Committee of the Board of Directors determines the number and nature of awards. Options become exercisable as determined at the date of grant by the Board of Directors and expire within 10 years from the date of grant. In 2001, stock grants were made to employees for 130,000 shares of common stock valued at an average price of $4.50 per share.

        1989 Stock Option Plan—We established a stock option plan in 1989 that was discontinued during 1994. The options expire twenty years after the date of grant through 2013. At December 31, 2001, options for 148,872 shares were outstanding and vested at an average exercise price of $0.45.

        Directors' Stock Option Plan—Up to 200,000 shares of CIBER, Inc. common stock are authorized for issuance to non-employee, non-affiliate directors under this plan. Such stock options are non-discretionary and granted annually at the fair market value of our common stock on the date of grant. The number of options granted annually is fixed by the plan. Options expire 10 years from the date of grant. At December 31, 2001, 69,000 options were available for future grants.

        At December 31, 2001, there were 7,901,442 shares of CIBER, Inc. common stock reserved for future issuance under our stock option plans.

        Directors' Stock Compensation Plan—A total of 50,000 shares of CIBER, Inc. common stock are authorized for issuance to non-employee directors under this plan. Each non-employee director is issued shares having a fair market value of approximately $2,500 for attendance at each meeting of our Board of Directors. During the year ended June 30, 1999, the six months ended December 31, 1999 and the years ended December 31, 2000 and 2001, we issued 1,980; 1,445; 3,892 and 7,550 shares, respectively, of common stock under this plan. At December 31, 2001, 32,236 shares were available for future grants.

        A summary of the status of the CIBER, Inc. stock option plans as of June 30, 1999, the six months ended December 31, 1999 and the years ended December 31, 2000 and 2001, and changes during the periods ending on those dates is presented below (shares in thousands):

	Year ended June 30, 1999		Six months ended December 31, 1999		Year ended December 31, 2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	5,187	$12.34	5,364	$15.36	6,928	$16.45
Granted	2,760	22.57	2,457	18.46	2,594	9.96
Exercised	(960)	4.73	(476)	10.17	(168)	7.96
Canceled	(1,623)	24.34	(417)	21.39	(1,949)	19.54

Outstanding at end of period	5,364	$15.36	6,928	$16.45	7,405	$13.55

Options exercisable at period end	1,875		2,270		3,514

	Year ended, December 31, 2001
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	7,405	$13.55
Granted	3,497	6.35
Exercised	(1,014)	1.95
Canceled	(3,188)	16.71

Outstanding at end of year	6,700	$9.72

Options exercisable at year end	3,267

        Summary information about CIBER, Inc. stock options outstanding and exercisable at December 31, 2001 is as follows (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number Exercisable	Weighted Average Exercise Price
$0.01–$ 4.63	1,562	$4.00	8.7	854	$3.59
4.71– 8.25	2,219	5.84	9.6	576	6.31
8.40– 16.00	1,688	12.22	7.9	889	13.00
16.31– 50.98	1,231	20.57	6.6	947	20.51

$0.01–$50.98	6,700	$9.72	8.4	3,267	$11.54

        DigiTerra, Inc. Equity Incentive Plan—In July 2001, our DigiTerra, Inc. subsidiary established a stock option plan for its employees. In 2001, options for 3,611,532 shares at an average exercise price of $1.33 were issued of which 1,543,150 have been cancelled and 2,068,385 are outstanding at December 31, 2001. Options for 517,096 shares are vested at December 31, 2001. As a result of our decision to not spin off DigiTerra and our subsequent reorganization of DigiTerra, efforts are underway to terminate the plan and cancel these options sometime during 2002.

        Waterstone, Inc. Equity Incentive Plan—Our Waterstone subsidiary had a stock option plan under which there were 1,472,900 options outstanding as of December 31, 2000. During 2001, this plan was discontinued and all options were cancelled.

        Employee Stock Purchase Plan ("ESPP")—We have a stock purchase plan that allows eligible employees to purchase, through payroll deductions, shares of CIBER, Inc. common stock at 85% of the fair market value at specified dates. Up to 4,750,000 shares of common stock are authorized to be issued under the ESPP, of which, a total of 3,730,351 shares have been issued through December 31, 2001. During the years ended June 30, 1999, the six months ended December 31, 1999 and the years ended December 31, 2000 and 2001, employees purchased 633,405, 440,290 and 837,850 and 1,675,670 shares of common stock, respectively.

        For our stock-based plans, we have recorded compensation expenses of $395,000, $225,000, $189,000 and $748,000 during the year ended June 30, 1999, the six months ended December 31, 1999 and the years ended December 31, 2000 and 2001, respectively. Had we determined compensation cost for our stock-based compensation plans based on the fair value approach of SFAS 123, our net income (loss) and income (loss) per share would have been as indicated in the pro forma amounts below (in thousands, except per share data):

				Years ended December 31,
		Year ended June 30, 1999	Six months ended December 31, 1999
				2000	2001
Net income (loss)	As reported	$54,495	$17,643	$(66,775)	$1,684
	Pro forma	41,373	11,323	(81,295)	(4,563)
Earnings (loss) per share—basic	As reported	.98	.31	(1.15)	.03
	Pro forma	.75	.20	(1.40)	(.08)
Earnings (loss) per share—diluted	As reported	.95	.30	(1.15)	.03
	Pro forma	.72	.19	(1.40)	(.08)

        The effect of applying SFAS 123 in this pro forma disclosure may not be indicative of the effect on pro forma net income for future years because variables such as the number of options granted, exercises and stock price volatility included in these disclosures may not be indicative of future activity.

        The weighted average fair values of CIBER, Inc. options granted during the year ended June 30, 1999, the six months ended December 31, 1999 and the years ended December 31, 2000 and 2001 were $16.24, $9.20, $6.41 and $3.64, respectively.

        The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

			Years ended December 31,
	Year ended June 30, 1999	Six months ended December 31, 1999
			2000	2001
Expected life	5 years	5 years	5 years	5 years
Risk free interest rate	4.8%	6.0%	6.0%	4.5%
Expected volatility	80%	60%	80%	75%
Dividend yield	0%	0%	0%	0%

        Warrants for Common Stock—In connection with our acquisition of Aris, we issued warrants for 96,954 shares of our common stock in replacement of Aris's previously outstanding warrants. The warrants are exercisable at prices from $15.63 to $58.24 with an average exercise price of $24.22 and expire at various times through October 2004.

(16) 401(k) Savings Plan

        We have a savings plan under Section 401(k) of the Internal Revenue Code. Our company matching contribution is determined based on the employee's completed years of service. We recorded expense of $4,555,000, $2,464,000, $3,593,000 and $2,945,000 for the years ended June 30, 1999, the six months ended December 31, 1999 and the years ended December 31, 2000 and 2001, respectively, related to this plan.

(17) Stock Purchase Rights

        On September 21, 1998, CIBER, Inc. paid a dividend of one preferred stock purchase right (a "Right") for each outstanding share of CIBER, Inc. common stock ("Common Stock"). A Right is also attached to all shares of Common Stock issued after the dividend date. Each Right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Preferred Stock, par value $0.01, at a purchase price of $250, subject to adjustment. The Rights become exercisable ten business days following a public announcement that a person or group has acquired, or has commenced or intends to commence a tender offer for 15% or more of our outstanding Common Stock. In the event the Rights become exercisable, each Right will entitle its holder, other than the Acquiring Person (as defined in the Rights Agreement), to that number of shares of our Common Stock having a market value of two times the exercise price of the Right. In the event the Rights become exercisable because of a merger or certain other business combination, each Right will entitle its holder to purchase common stock of the acquiring company having a market value of two times the exercise price of the Right. If the Rights are fully exercised, the shares issued would cause substantial dilution to the Acquiring Person or the shareholders of the acquiring company. We can redeem the Rights in their entirety, prior to their becoming exercisable, at $0.001 per Right. The Rights expire on August 28, 2008, unless extended or earlier redeemed.

(18) Share Repurchase Program

        On June 21, 1999, our Board of Directors authorized the repurchase of up to 5,888,591 shares (10%) of our common stock. On April 17, 2001 our Board of Directors authorized the repurchase of an additional 1,000,000 shares of our common stock for a total of 6,888,591 shares that have been authorized for repurchase. As of December 31, 2001, we have purchased 6,735,000 shares for $71,527,000 under this program.

(19) Business and Credit Concentrations

        Our clients are located principally throughout the United States. Our revenue and accounts receivable are concentrated with large companies across several industries and governmental entities. Our largest client accounted for approximately 6%, 7%, 6% and 6% of total revenues for the years ended June 30, 1999, the six months ended December 31, 1999 and the years ended December 31, 2000 and 2001, respectively. In addition, our five largest clients accounted for, in the aggregate, approximately 15%, 16%, 14% and 16% of our total revenues for the years ended June 30, 1999, the six months ended December 31, 1999 and the years ended December 31, 2000 and 2001, respectively. We have a policy to regularly monitor the creditworthiness of our clients and generally do not require collateral. We have a concentration of revenues related to clients purchasing software from PeopleSoft, Inc. Approximately 10%, 8%, 8% and 8% of our total revenues for the years ended June 30, 1999, the six months ended December 31, 1999 and the years ended December 31, 2000 and 2001, respectively, were generated from implementing PeopleSoft software.

(20) Segment Information

        In the fourth quarter of 2001, we realigned our operations based on the nature of their services. As a result, we have two reportable segments, Custom Solutions and Package Solutions. The Custom Solutions segment primarily includes our CIBER custom branch offices and our CIBER Solution Partners European operations. Our Custom Solutions segment provides IT project solutions and IT staffing in custom developed software environments. Our Package Solutions segment is comprised primarily of our CIBER Enterprise Solutions Division and our subsidiary DigiTerra, Inc. Package Solutions provides enterprise software implementation services including enterprise resource planning (ERP), supply chain management customer relationship management software from software vendors such as J.D. Edwards, Lawson, PeopleSoft, Oracle and SAP, among others. Prior year information has been restated to conform to this presentation.

        We evaluate our segments based on operating income before amortization of intangible assets and goodwill impairment and other charges. The accounting policies of the reportable segments are the same as those disclosed in the Summary of Significant Accounting Policies.

        The following presents information about our segments (in thousands):

	Year ended June 30, 1999	Six months ended December 31, 1999	Years ended December 31,
			2000	2001
Total revenues:
Custom Solutions	$549,779	$266,604	$477,098	$436,016
Package Solutions	172,938	94,705	148,247	124,905
All Other	1,591	2,783	—	—
Inter-segment	(4,647)	(2,092)	(3,811)	(2,046)

Total	$719,661	$362,000	$621,534	$558,875

Inter-segment revenues:
Custom Solutions	$(795)	$(211)	$(875)	$(52)
Package Solutions	(3,852)	(1,881)	(2,936)	(1,994)

Total	$(4,647)	$(2,092)	$(3,811)	$(2,046)

Income (loss) from operations:
Custom Solutions	$77,182	$31,618	$48,694	$29,447
Package Solutions	34,010	16,772	8,650	967
All Other	(765)	(3,131)	—	—
Corporate	(12,032)	(9,280)	(16,441)	(12,612)

Total	98,395	35,979	40,903	17,802
Amortization of intangibles	(7,520)	(6,754)	(14,032)	(12,155)
Other charges	(1,535)	—	(83,768)	(3,051)

Operating income (loss)	$89,340	$29,225	$(56,897)	$2,596

Total capital expenditures:
Custom Solutions	$830	$1,874	$6,304	$4,649
Package Solutions	7,120	1,678	962	215
All Other	109	1,566	—	—
Corporate	5,913	2,050	1,208	1,098

Total capital expenditures	$13,972	$7,168	$8,474	$5,962

Total assets:
Custom Solutions	$117,370	$110,896	$106,023	$115,241
Package Solutions	67,138	55,578	54,353	44,400
All Other	1,758	5,843	—	—
Corporate and other	65,354	16,276	28,914	39,686
Intangible assets	157,012	233,975	137,057	169,424

Total assets	$408,632	$422,568	$326,347	$368,751

        Revenues from foreign operations were $11,418,000 and $16,743,000 for the years ended December 31, 2000 and 2001, respectively, and were not significant during the prior periods presented. Total assets of foreign operations were $21,305,000 and $18,938,000 at December 31, 2000 and 2001, respectively.

(21) Supplemental Statement of Cash Flow Information

        Supplemental statement of cash flow information is as follows (in thousands):

			Years ended December 31,
	Year ended June 30, 1999	Six months ended December 31, 1999
			2000	2001
Acquisitions:
Fair value of assets acquired, excluding cash	$143,371	$84,879	$4,891	$96,225
Liabilities assumed	(10,586)	(5,371)	(579)	(27,890)
Common stock issued	(106,285)	(11,425)	—	(21,679)
Change in acquisition costs payable	—	(7,888)	11,862	2,445
Change in minority interest	—	(105)	10	858

Cash paid for acquisitions, net of cash acquired	$26,500	$60,090	$16,184	$49,959

Noncash investing and financing activities:
Exchange of shares of non-marketable investment for CIBER stock	$—	$—	$—	$777
Issuance of common stock in satisfaction of acquisition costs payable	$1,203	$—	$—	$—
Stock options exchanged for accrued compensation	$833	$—	$—	$—
Cash paid for interest	$—	$94	$547	$211
Cash paid for income taxes, net	$32,941	$15,139	$16,921	$506

(22) Selected Quarterly Financial Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(In thousands, except per share data)
Year ended December 31, 2001
Revenues	$145,864	$140,009	$127,951	$145,051	$558,875
Amortization of intangible assets	3,025	3,065	3,036	3,029	12,155
Other charges	—	406	—	2,645	3,051
Operating income (loss)	2,553	122	(1,099)	1,020	2,596
Net income (loss)	1,565	375	(591)	335	1,684
Earnings (loss) per share—basic	$0.03	$0.01	$(0.01)	$0.01	$0.03
Earnings (loss) per share—diluted	$0.03	$0.01	$(0.01)	$0.01	$0.03
Year ended December 31, 2000
Revenues	$166,306	$157,357	$153,285	$144,586	$621,534
Amortization of intangible assets	4,046	4,041	2,931	3,014	14,032
Other charges	2,275	323	80,773	397	83,768
Operating income (loss)	5,493	6,894	(73,927)	4,643	(56,897)
Net income (loss)	3,325	3,980	(76,888)	2,808	(66,775)
Earnings (loss) per share—basic	$0.06	$0.07	$(1.32)	$0.05	$(1.15)
Earnings (loss) per share—diluted	$0.06	$0.07	$(1.32)	$0.05	$(1.15)

        In the fourth quarter of 2001, we have reclassified $836,000 originally reported in other charges during the second quarter of 2001 to selling, general and administrative expenses. In addition, we reclassified $991,000 originally reported as consulting services revenues during the third quarter of 2001 to other revenues. See Note 2 for information on other charges.

(23) Comparative Financial Information (Unaudited)

        The following financial information is included for comparative purposes (in thousands):

	Six months ended December 31, 1999	Year ended December 31, 1999
Total revenues	$339,714	$741,947
Operating income	41,908	76,657
Income before income taxes	43,238	79,475
Income tax expense	17,801	32,774
Net income	25,437	46,701
Earnings per share—basic	$0.31	$0.81
Earnings per share—diluted	$0.30	$0.80

APPENDIX A

CIBER, INC.

EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated May 10, 2001)

I.    Purpose

        The CIBER, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of CIBER, Inc. and its Affiliated Corporations (collectively, the "Company"), with an opportunity to acquire a proprietary interest in the Company through their participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986 (the "Code"). "Affiliated Corporation" means any "subsidiary corporation" (as such term is defined in Section 424(f) of the Code) of CIBER, Inc.

II.    Administration

        (a)    Plan Administrator.    The Plan shall be administered by the board of directors of the Company (the "Board"), which may from time to time delegate all or part of its authority to a committee (the "Committee") composed of at least two members of the Board, all of whom shall be Non-Employee Directors. A Non-Employee Director is a director who meets the definition of Non-Employee Director under Rule 16b-3 of the Securities Exchange Act of 1934 (the "1934"). References herein to the Plan Administrator refer to the Board or, to the extent the Board delegates its authority to the Committee, to the Committee. The Plan Administrator shall have full authority to administer the Plan, and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Code. The Plan Administrator may delegate to an agent or agents any of its responsibilities under the Plan except its responsibilities to establish the number of shares available for purchase by employees during any purchase period, the maximum and minimum percentage of base compensation to be paid by any single employee for the purchase of stock during any of the periods and its authority to construe and interpret the provisions of the Plan.

        (b)    Actions of Plan Administrator.    All actions taken and all interpretations and determinations made by the Plan Administrator in good faith (including determinations of fair market value) shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Plan Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Plan Administrator shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation.

III.  Purchase Periods

        The first purchase period under the Plan shall commence on January 1, 1995, and shall terminate on March 31, 1995. Unless otherwise determined by the Plan Administrator, a purchase period shall commence on the first day of each succeeding calendar quarter and shall terminate on the last day of each such quarter. The Plan Administrator may, from time to time, establish purchase periods with differing commencement dates and durations. In no event, however, shall a purchase period extend beyond 27 months. No two purchase periods shall run concurrently.

IV.  Eligibility and Participation

        (a)    Except as otherwise expressly provided herein, every employee of the Company who, on the commencement date of the purchase period, is employed on a basis which customarily requires not less than 20 hours of service per calendar week is eligible to participate in the Plan during a purchase period.

        (b)    An eligible employee may become a participant in the Plan (a "Participant") for a particular purchase period by completing the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and filing such forms prior to the commencement date of the purchase period with the person designated by the Plan Administrator. No enrollment forms will be accepted from an individual who is not on the active payroll of the Company on the filing date, unless such individual is temporarily off the payroll by reason of illness, vacation, jury duty or other employer-approved absence.

V.    Stock Subject to Plan

        (a)    Common Stock.    The stock which is purchasable by Participants shall be the authorized but unissued or reacquired common stock, par value $.01 per share, of CIBER, Inc. (the "Common Stock"). In order to have shares available for sale under the Plan, the Company may repurchase shares of Common Stock on the open market, issue authorized but unissued stock or otherwise. The maximum number of shares which may be sold to employees during any single purchase period shall be established by the Plan Administrator prior to the beginning of the purchase period; provided however, that the total number of shares which may be sold to employees throughout the entire duration of the Plan shall not exceed 4,750,000 shares (which amount reflects the 1996 and 1998 stock splits in the nature of a dividend, and is subject to further adjustment under subparagraph (b) below).

        (b)    Changes in Capital Structure.    In the event any change is made to the Common Stock purchasable under the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend in excess of 10% at any single time, stock split, combination of shares, exchange of shares, changes in corporate structure or otherwise), then appropriate adjustments shall be made to the maximum number of shares purchasable under the Plan, the maximum number of shares purchasable under any right to purchase stock outstanding under the Plan, and the number of shares and price per share of stock subject to rights to purchase stock outstanding under the Plan.

VI.  Purchase of Common Stock

        (a)    Right to Purchase.    An eligible employee who becomes a Participant for a particular purchase period shall have the right, as of the beginning of the purchase period, to purchase Common Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions, not inconsistent with the Plan, as the Plan Administrator may deem advisable.

        (b)    Purchase Price Per Share.    Except as provided in Section VI(j), the purchase price per share shall be eighty-five percent (85%) of the fair market value of a share of Common Stock on the commencement date of the purchase period. If the Common Stock is listed on a national stock exchange or national market system, the fair market value of a share of Common Stock on any date shall be the officially-quoted closing sales price (or the closing bid, if no sales were reported) on such exchange or system on the date in question. If the Common Stock is not traded publicly, the fair market value of a share of Common Stock on any date shall be determined, in good faith, by the Plan Administrator after consultation with outside legal, accounting or other experts as the Plan

Administrator may deem advisable, and the Plan Administrator shall maintain a written record of its method of determining such value.

        (c)    Total Purchase Price.    Each Participant shall, for any purchase period, have the right to purchase Common Stock with a total purchase price equal to a designated percentage of the Participant's Compensation. A Participant's "Compensation" for a particular purchase period shall be the amount of the Participant's base salary or wages, overtime pay and, at the election of the Participant, bonuses and other incentive payments, that are payable to the Participant at any time or from time to time during the purchase period. Each Participant shall designate in his or her purchase agreement the whole percentage of his or her Compensation the Participant wishes to pay for the purchase of stock for the particular purchase period, subject to the provisions set forth below which shall be uniformly applied to all Participants in a particular purchase period:

  (i)
  The maximum percentage of a Participant's Compensation which may be paid for the purchase of stock in a particular purchase period shall be ten percent (10%); provided, however, that the Plan Administrator shall establish prior to the beginning of the purchase period a maximum number of shares (subject to adjustment under Section V(b)) that may be purchased during the purchase period by each Participant.

  (ii)
  The minimum percentage of a Participant's Compensation which may be paid for the purchase of stock in a particular purchase period shall be one percent (1%).

  (iii)
  No right to purchase shares under the Plan shall be granted to an employee if such employee would, immediately after the grant, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of CIBER, Inc. or any Affiliated Corporation. An employee's stock ownership shall be determined under Section 424(d) of the Code and stock which an employee may purchase under any outstanding options shall be treated as stock owned by the employee.

Notwithstanding the provisions of paragraphs (i) and (ii), above, the Plan Administrator may, in its discretion, establish any other maximum and minimum percentages of Compensation to be paid for stock under the Plan.

        (d)    Allocation of Available Shares.    Should the total number of shares of Common Stock which may be purchased under the purchase agreements of all Participants for a particular purchase period exceed the number of shares available for sale under the Plan, then the Plan Administrator shall make a pro rata allocation of the available shares and shall notify each Participant of such allocation.

        (e)    Payment.    Payment of the purchase price for stock under the Plan shall be effected by means of payroll deductions, which shall begin with the first pay period, the payment date for which occurs coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the last pay period the payment date for which occurs on or prior to the last day of the purchase period. Each payroll deduction shall be an amount equal to the percentage of the Compensation included in that payroll payment that was designated by the Participant in the Participant's purchase agreement (subject to termination as provided in Section VI(f)).

        (f)    Termination of Right to Purchase.    A Participant may, at any time on or before 15 days prior to the last day of the purchase period, terminate his or her right to purchase stock under the Plan by filing the prescribed notification form with the Plan Administrator or its delegate. Any amounts deducted from the Participant's pay or otherwise collected from the Participant by reason of his or her participation in the Plan for such purchase period shall be refunded following the end of the purchase period, and no further amounts will be collected from the Participant (by payroll deduction or otherwise) during the remainder of the purchase period. A Participant's termination of his or her right to purchase shall be irrevocable with respect to the purchase period to which it pertains.

        (g)    Change of Compensation Percentage.    Except as set forth in Section VI(f), a Participant may not reduce or increase the percentage of the Participant's Compensation to be paid for shares of Common Stock under the Participant's purchase agreement during a purchase period.

        (h)    Termination of Employment.    If a Participant ceases to be an employee of the Company for any reason (including death or retirement) during a purchase period, the Participant or the Participant's personal representative shall receive a cash refund of all sums previously collected from the Participant during the purchase period, as well as any sums carried over from a prior purchase period.

        (i)    Exercise.    Each right to purchase stock under the Plan other than a right to purchase stock which has been accelerated under the Plan or which has been previously terminated under the Plan shall be exercised automatically on the last day of the purchase period for the number of whole shares obtained by dividing the sum on deposit from the Participant (and not refunded) by the purchase price per share determined under Section VI(j), but in no event shall any right to purchase stock under the Plan be exercised for more than the specified number of shares, if any, (subject to adjustment under Section V(b)) established by the Plan Administrator pursuant to Section VI(c)(i) prior to the beginning of the purchase period, and the balance shall be at the sole option of the Company promptly refunded or left on deposit for the ensuing quarterly period, and in any case refunded after termination. For example, if a Participant has $100.00 on account and the Company's stock price pursuant to this paragraph is determined to be $9.00 then eleven (11) shares will be issued (11 × $9.00) and $1.00 will be left on deposit or refunded as herein stated. Promptly after the date of exercise of any right to purchase stock under the Plan, the Participant, or his or her nominee, shall receive, at the Company's sole option, a physical certificate, an electronic deposit, or such other evidence of ownership of the purchased shares as the Plan Administrator determines is reasonable. No more than one certificate or deposit shall be issued or made pursuant to the exercise of any right to purchase stock under the Plan.

        (j)    Reduction of Purchase Price.    If the fair market value of a share of Common Stock on the last day of the purchase period is less than the fair market value of such share on the commencement date of the purchase period, then the purchase price per share under the Plan on the last day of the purchase period shall be reduced to 85 percent (85%) of the fair market value of such share on the last day of the purchase period.

        (k)    Rights as Stockholder.    A Participant shall have no rights as a stockholder with respect to shares subject to a right to purchase stock granted under the Plan until such right to purchase is exercised. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of exercise.

        (l)    Assignability.    No right to purchase stock granted under the Plan shall be assignable or transferable by a Participant other than by will or by the laws of the descent and distribution, and during the lifetime of the Participant such rights to purchase stock shall be exercisable only by the Participant.

        (m)    Accrual Limitations.    No Participant shall be entitled to accrue rights to purchase stock under this Plan which, when aggregated with purchase rights accruable by him under other qualified employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company, would permit such Participant to purchase more than $25,000 worth of Common Stock (determined on the basis of the fair market value of such Common Stock on the date the Participant accrues purchase rights under the Plan) for each calendar year such purchase rights are at any time outstanding.

        (n)    Merger or Liquidation of Company.    In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the

Company by means of sale, merger, reorganization or liquidation, each Participant may, at the election of the Plan Administrator, either:

    (i)
    receive a stock certificate for the number of shares of Common Stock paid for pursuant to payroll deductions made on behalf of the Participant during the purchase period up to the day prior to the date of such transaction; or

    (ii)
    receive a cash refund of all sums previously collected from the Participant during the purchase period.

        (o)    No Interest.    No interest shall be paid on any monies refunded to Participants pursuant to the provisions of this Plan.

        (p)    Withholding.    The Company may withhold, or require a Participant to make other satisfactory arrangements for the payment of, any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with the purchase of stock under the Plan or the sale of such stock that is not held for at least two years after the beginning of the purchase period during which the stock was purchased. Such withholding may include all or any portion of any payment or other compensation payable to the Participant, unless the Participant reimburses the Company for such amount.

        (q)    Notice of Disposition.    Each Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased pursuant to this Plan if such disposition occurs within two years from the first day of the purchase period in which such shares were purchased or within one year from the date on which the shares were purchased (the "Notice Period"). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any legend on the certificates.

VII. Amendment

        The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall adversely affect rights and obligations with respect to rights to purchase stock at the time outstanding under the Plan; and provided, further, that no such action of the Board may, without the approval of the stockholders of the Company, increase the number of shares subject to the Plan or the maximum number of shares for which a right to purchase stock under the Plan may be exercised (unless necessary to effect the adjustments required by Section V(b)), extend the term of the Plan, alter the per share purchase price formula so as to reduce the purchase price per share specified in the Plan, otherwise materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan. Furthermore, the Plan may not, without the approval of the stockholders of the Company, be amended in any manner which will cause the Plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code.

VIII. Effective Date

        This Plan was originally approved by the Board and became effective on January 1, 1995, and was approved by the stockholders of CIBER, Inc. on October 31, 1994. The Plan is hereby amended and restated effective as of February 15, 2001 and was previously amended and restated effective on February 11, 1998, and subsequently amended effective October 7, 1998.

CIBER, Inc.
By:	/s/ MAC J. SLINGERLEND Mac J. Slingerlend President/Chief Executive Officer

APPENDIX B

CIBER, INC.

EQUITY INCENTIVE PLAN
(Amended and Restated as of May 4, 1998)

SECTION 1
INTRODUCTION

        1.1    Establishment.    CIBER, Inc. hereby amends and restates the CIBER, Inc. Equity Incentive Plan (the "Plan") for certain officers, employees and consultants of the Company.

        Purposes.    The purposes of the Plan are to provide the officers, employees and consultants of the Company selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that the income of such persons is more closely aligned with the income of the Company's stockholders. The Plan is also designed to enhance the ability of the Company to attract, retain and motivate officers, employees and consultants by providing an opportunity for investment in the Company.

SECTION 2
DEFINITIONS

        2.1    Definitions.    The following terms shall have the meanings set forth below:

          (a)    "Affiliated Corporation" means (i) any corporation or other entity (including but not limited to a partnership) that directly, or through one or more intermediaries controls, is controlled by, or is under common control with, CIBER, Inc., or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

          (b)    "Award" means a grant made under this Plan in the form of Stock, Options, Restricted Stock, Performance Shares, or Performance Units.

          (c)    "Board" means the Board of Directors of the Company.

          (d)    "Committee" means (i) the Board, or (ii) one or more committees of the Board to whom the Board has delegated all or part of its authority under this Plan. Any committee under clause (ii) hereof which makes grants to "officers" of the Company (as that term is defined in Rule 16a-1(f) promulgated under the Exchange Act) shall be composed of not less than the minimum number of persons from time to time required by Rule 16b-3, each of whom, to the extent necessary to comply with Rule 16b-3 only, shall be a "non-employee director" within the meaning of Rule 16b-3(b)(3)(i).

          (e)    "Company" means CIBER, Inc., a Delaware corporation, together with its Affiliated Corporations except where the context otherwise requires.

          (f)    "Effective Date" means January 31, 1994.

          (g)    "Eligible Employees" means full-time key employees (including, without limitation, officers and directors who are also employees) of the Company or any Affiliated Corporation or any division thereof, upon whose judgment, initiative and efforts the Company is, or will be, important to the successful conduct of its business.

          (h)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (i)    "Fair Market Value" means, as of any date, the value of the Stock determined as follows:

            (i)    If the Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

            (ii)  If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

            (iii)  In the absence of an established market for the Stock, the Fair Market Value shall be determined in good faith by the Committee.

          (j)    "Incentive Stock Option" means any Option designated as such and granted in accordance with the requirements of Section 422 of the Internal Revenue Code.

          (k)    "Internal Revenue Code" means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

          (l)    "Non-Statutory Option" means any Option other than an Incentive Stock Option.

          (m)    "Option" means a right to purchase Stock at a stated price for a specified period of time.

          (n)    "Option Price" means the price at which shares of Stock subject to an Option may be purchased, determined in accordance with Section 7.2(b).

          (o)    "Participant" means an Eligible Employee or part-time employee of, or consultant to, the Company designated by the Committee from time to time during the term of the Plan to receive one or more Awards under the Plan.

          (p)    "Performance Cycle" means the period of time as specified by the Committee over which Performance Share or Performance Units are to be earned.

          (q)    "Performance Shares" means an Award made pursuant to Section 9 which entitles a Participant to receive Shares, their cash equivalent or a combination thereof based on the achievement of performance targets during a Performance Cycle.

          (r)    "Performance Units" means an Award made pursuant to Section 9 which entitles a Participant to receive cash, Stock or a combination thereof based on the achievement of performance targets during a Performance Cycle.

          (s)    "Plan Year" means each 12-month period beginning July 1 and ending the following June 30, except that for the first year of the Plan it shall begin on the Effective Date and extend to June 30 of that year.

          (t)    "Restricted Stock" means Stock granted under Section 8 that is subject to restrictions imposed pursuant to said Section.

          (u)    "Rule 16b-3" shall mean Rule 16b-3 as promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

          (v)    "Service Provider" means an employee of or consultant to the Company.

          (w)    "Share" means a share of Stock.

          (x)    "Stock" means the common stock, $.01 par value, of the Company.

        2.2    Gender and Number.    Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

SECTION 3
PLAN ADMINISTRATION

        3.1    Authority of Committee.    The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to eligible Participants; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) correct any defect, supply any omission, reconcile any inconsistency and otherwise interpret and administer the Plan and any instrument or agreement relating to the Plan or any Award hereunder; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. To the extent necessary or appropriate, the Committee may adopt sub-plans consistent with the Plan to conform to applicable state or foreign securities or tax laws. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

        3.2    Determinations Under the Plan.    Unless otherwise expressly provided in the Plan all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Affiliated Corporation, any Participant, any holder or beneficiary of any Award, and any shareholder. No member of the Committee shall be liable for any action, determination or interpretation made in good faith, and all members of the Committee shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation.

SECTION 4
STOCK SUBJECT TO THE PLAN

        4.1    Number of Shares.    Subject to adjustment as provided in Section 4.3, 10,500,000 Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary; provided, however, that no Participant may be granted Awards in any twelve-month period with respect to more than 1,000,000 Shares. The Shares may be divided among the various Plan components as the Committee shall determine. Shares which may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

        4.2    Unused and Forfeited Stock.    Any Shares that are subject to an Award under this Plan which are not used because the terms and conditions of the Award are not met, including any Shares that are subject to an Option which expires or is terminated for any reason, any Shares which are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to Section 15.2 shall automatically become available for use under the Plan. Notwithstanding the foregoing, any Shares used for full or partial payment of the purchase price of the Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to Section 15.2 that were originally Incentive Stock Option Shares must still be considered as having been granted for purposes of determining whether the Share limitation provided for in Section 4.1 has been reached for purposes of Incentive Stock Option grants.

        4.3    Adjustments for Stock Split, Stock Dividend, etc.    If the Company shall at any time increase or decrease the number of its outstanding Shares of Stock or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of (i) the shares of Stock as to which Awards may be granted under the Plan, and (ii) the Shares of Stock then included in each outstanding Option, Performance Share or Performance Unit granted hereunder, shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

        4.4    Dividend Payable in Stock of Another Corporation, etc.    If the Company shall at any time pay or make any dividend or other distribution upon the Stock payable in securities of another corporation or other property (except money or Stock), a proportionate part of such securities or other property shall be set aside and delivered to any Participant then holding an Award for the particular type of Stock for which the dividend or other distribution was made, upon exercise thereof in the case of Options, and the vesting thereof in the case of other Awards. Prior to the time that any such securities or other property are delivered to a Participant in accordance with the foregoing, the Company shall be the owner of such securities or other property and shall have the right to vote the securities, receive any dividends payable on such securities, and in all other respects shall be treated as the owner. If securities or other property which have been set aside by the Company in accordance with this Section are not delivered to a Participant because an Award is not exercised or otherwise vested, then such securities or other property shall remain the property of the Company and shall be dealt with by the Company as it shall determine in its sole discretion.

        4.5    Other Changes in Stock.    In the event there shall be any change, other than as specified in Sections 4.3 and 4.4, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of Shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan but are not then subject to an Award, then such adjustments shall be made by the Committee and shall be effective for all purposes of the Plan and on each outstanding Award that involves the particular type of stock for which a change was effected.

        4.6    Rights to Subscribe.    If the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company or of any other corporation, there shall be reserved with respect to the Shares then subject to an Award held by any Participant of the particular class of Stock involved, the Stock or other securities which the Participant would have been entitled to subscribe for if immediately prior to such grant the Participant had exercised his entire Option, or otherwise vested in his entire Award. If, upon exercise of any such Option or the vesting of any other Award, the Participant subscribes for the additional Stock or other securities, the Participant shall pay to the Company the price that is payable by the Participant for such Stock or other securities.

        4.7    General Adjustment Rules.    If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Award, the Company shall, in lieu of selling or otherwise issuing such fractional Share, pay to the Participant a cash sum in an amount equal to the product of such fraction multiplied by the Fair Market Value of a Share on the date the fractional Share would otherwise have been issued. In the case of any such substitution or adjustment affecting an Option, the total Option Price for the shares of Stock then subject to an Option shall remain unchanged but the Option Price per shall under each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed.

        4.8    Determination by Committee, etc.    Adjustments under this Section 4 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all persons.

SECTION 5
REORGANIZATION OR LIQUIDATION

        In the event that the Company is merged or consolidated with another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding Shares), or if all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person (other than a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company), or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, and if the provisions of Section 10 do not apply, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall, have the power and discretion to prescribe the terms and conditions for the exercise, or modification, of any outstanding Awards granted hereunder. By way of illustration, and not by way of limitation, the Committee may provide for the complete or partial acceleration of the dates of exercise of the Options, or may provide that such Options will be exchanged or converted into options to acquire securities of the surviving or acquiring corporation, or may provide for a payment or distribution in respect of outstanding Options (or the portion thereof that is currently exercisable) in cancellation thereof. The Committee may remove restrictions on Restricted Stock and may modify the performance requirements for any other Awards. The Committee may provide that Stock or other Awards granted hereunder must be exercised in connection with the closing of such transaction, and that if not so exercised such Awards will expire. Any such determinations by the Committee may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants. The provisions of this Section 5 shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

SECTION 6
PARTICIPATION

        Participants in the Plan shall be those Eligible Employees, part-time employees or consultants who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, important services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Committee, and receipt of one such Award shall not result in automatic receipt of any other Award, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto; and further provided that Incentive Stock Options shall not be granted to (i) consultants, (ii) part-time employees or (iii) Eligible Employees of any partnership or other entity which is included within the definition of an Affiliated Corporation but whose employees are not permitted to receive Incentive Stock Options under the Internal Revenue Code. Each Participant shall enter into an agreement with the Company, in such form as the Committee shall determine and which is consistent with the provisions of the Plan, specifying such terms, conditions, rights and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

SECTION 7
STOCK OPTIONS

        7.1    Grant of Options.    Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Options. The Committee in its sole discretion shall designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Option. The Committee may grant both an Incentive Stock Option and a Non-Statutory Option to the same Participant at the same time or at different times. Incentive Stock Options and Non-Statutory Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised.

        7.2    Option Agreements.    Each Option granted under the Plan shall be evidenced by a written stock option agreement which shall be entered into by the Company and the Participant to whom the Option is granted (the "Option Holder"), and which shall contain the following terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Committee may consider appropriate in each case.

          (a)  Number of Shares.    Each stock option agreement shall state that it covers a specified number of Shares, as determined by the Committee. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Participant during any year (under all plans of the Company and any Affiliated Corporation) exceeds $100,000, such Options shall be treated as not being Incentive Stock Options. The foregoing shall be applied by taking Options into account in the order in which they were granted. For the purposes of the foregoing, the Fair Market Value of any Share shall be determined as of the time the Option with respect to such Share is granted. In the event the foregoing results in a portion of an Option designated as an Incentive Stock Option exceeding the $100,000 limitation, only such excess shall be treated as not being an Incentive Stock Option.

          (b)  Price.    The price at which each Share covered by an Option may be purchased shall be determined in each case by the Committee and set forth in the stock option agreement, but in no event shall the Option Price for each Share covered by an Incentive Stock Option be less than the Fair Market Value of the Stock on the date the Option is granted; provided, however, that the Option Price for each Share covered by a Non-Statutory Option may be granted at any price less than Fair Market Value, in the sole discretion of the Committee; and provided further that the Option Price for each Share covered by an Incentive Stock Option granted to an Eligible Employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the Fair Market Value of the Stock subject to the Incentive Stock Option on the date the Option is granted.

          (c)  Duration of Options.    Each stock option agreement shall state the period of time, determined by the Committee, within which the Option may be exercised by the Option Holder (the "Option Period"). The Option Period must expire, in all cases, not more than ten years from the date an Option is granted; provided, however, that the Option Period of an Incentive Stock Option granted to an Eligible Employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must expire not more than five years from the date such an Option is granted. Each stock option agreement shall also state the periods of time, if any, as determined by the Committee, when incremental portions of each Option shall vest. If any Option is not exercised during its Option Period, it shall be deemed to have been forfeited and of no further force or effect.

          (d)  Termination of Service, Death, Disability, etc.    Except as otherwise determined by the Committee, each stock option agreement shall provide as follows with respect to the exercise of the Option upon an Option Holder ceasing to be a Service Provider or on the death or disability of the Option Holder:

            (i)    If the Option Holder ceases to be a Service Provider within the Option Period for cause, as determined by the Company, the Option shall thereafter be void for all purposes. As used in this Section 7.2(d), "cause" shall mean a gross violation, as determined by the Company, of the Company's established policies and procedures. The effect of this Section 7.2(d)(i) shall be limited to determining the consequences of a termination, and nothing in this Section 7.2(d)(i) shall restrict or otherwise interfere with the Company's discretion with respect to the termination of any Service Provider.

            (ii)  If the Option Holder ceases to be a Service Provider with the Company in a manner determined by the Board, in its sole discretion, to constitute retirement (which determination shall be communicated to the Option Holder within 10 days of such termination), the Option may be exercised by the Option Holder, or in the case of death by the persons specified in clause (iii) of this Section 7.2(d), within three months following his or her retirement if the Option is an Incentive Stock Option or within twelve months following his or her retirement if the Option is a Non-Statutory Stock Option (provided in each case that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Option Holder ceases to be a Service Provider.

            (iii)  If the Option Holder dies (A) while he or she is a Service Provider, (B) within the three-month period referred to in clause (v) below, or (C) within the three or twelve-month period referred to in clause (ii) above, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within twelve months following the Option Holder's death (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of the Option Holder's death or at such time as the Option Holder ceased to be a Service Provider, whichever is earlier.

            (iv)  If the Option Holder becomes disabled (within the meaning of Section 22(e) of the Internal Revenue Code) while a Service Provider, Incentive Stock Options held by the Option Holder may be exercised by the Option Holder within twelve months following the date the Option Holder ceases to be a Service Provider (provided that such exercise must occur within the Option Period), but not thereafter. If the Option Holder becomes disabled (within the meaning of Section 22(e) of the Internal Revenue Code) while a Service Provider or within three-month period referred to in clause (v) below or within the twelve month period following his or her retirement as provided in clause (ii) above, Non-Statutory Options held by the Option Holder may be exercised by the Option Holder within twelve months following the date of the Option Holder's disability (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Option Holder ceased to be a Service Provider.

            (v)  If the Option Holder ceases to be a Service Provider (which for this purpose means that the Option Holder is no longer employed by or consulting with the Company or an Affiliated Corporation) within the Option Period for any reason other than cause, retirement as provided in clause (ii) above, disability as provided in clause (iv) above or the Option Holder's death, the Option may be exercised by the Option Holder within three months following the date of such cessation (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date that the Option Holder ceases to be a Service Provider.

          (e)    Exercise, Payments, etc.

            (i)    Each stock option agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Corporate Secretary of the Company of written notice specifying the number of Shares with respect to which such Option is exercised (which must be in a minimum amount of 25 Shares) and payment of the Option Price. Such notice shall be in a form satisfactory to the Committee and shall specify the particular Option (or portion thereof) which is being exercised and the number of Shares with respect to which the Option is being exercised. The exercise of the Option shall be deemed effective upon receipt of such notice by the Corporate Secretary and payment to the Company. The purchase of such Stock shall take place at the principal offices of the Company upon delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods or any combination of the methods set forth in (ii) below. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to the Option Holder. If certificates representing Stock are used to pay all or part of the Option Price, separate certificates for the same number of shares of Stock shall be issued by the Company and delivered to the Option Holder representing each certificate used to pay the Option Price, and an additional certificate shall be issued by the Company and delivered to the Option Holder representing the additional shares, in excess of the Option Price, to which the Option Holder is entitled as a result of the exercise of the Option.

            (ii)  The exercise price shall be paid by any of the following methods or any combination of the following methods:

              (A)  cash;

              (B)  by cashier's check payable to the order of the Company;

              (C)  by delivery to the Company of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Option Holder for such minimum period of time as may be established from time to time by the Committee; and provided further that the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date, which shall be the date of delivery of the certificates for the Stock used as payment of the Option Price; or

              (D)  by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder necessary to pay the exercise price.

            (iii)  In the discretion of the Committee, the Company may guaranty a third-party loan obtained by a Participant to pay part or all of the Option Price of the Shares provided that such loan or the Company's guaranty is secured by the Shares.

          (f)    Date of Grant.    An option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

          (g)    Withholding.

            (A)  Non-Statutory Options.    Each stock option agreement covering Non-Statutory Options shall provide that, upon exercise of the Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by applicable federal and state income tax laws, including payment of such taxes through delivery of Stock or by withholding Stock to be issued under the Option, as provided in Section 15.

            (B)  Incentive Options.    In the event that a Participant makes a disposition (as defined in Section 424(c) of the Internal Revenue Code) of any Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the later of (i) the expiration of two years from the date on which the Incentive Stock Option was granted or (ii) the expiration of one year from the date on which the Option was exercised, the Participant shall send written notice to the Company at its principal office in Denver, Colorado (Attention: Corporate Secretary) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition, and any other information relating to such disposition as the Company may reasonably request. The Participant shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by applicable federal and state income tax laws.

          (h)    Adjustment of Options.    Subject to the limitations contained in Sections 7 and 14, the Committee may make any adjustment in the Option Price, the number of shares subject to, or the terms of, an outstanding Option and a subsequent granting of an Option by amendment or by substitution of an outstanding Option. Such amendment, substitution, or re-grant may result in terms and conditions (including Option Price, number of shares covered, vesting schedule or exercise period) that differ from the terms and conditions of the original Option. The Committee may not, adversely affect the rights of any Participant to previously granted Options without the consent of such Participant. If such action is affected by amendment, the effective date of such amendment shall be the date of the original grant.

        7.3    Stockholder Privileges.    No Option Holder shall have any rights as a stockholder with respect to any Shares covered by an Option until the Option Holder becomes the holder of record of such Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock, except as provided in Section 4.

SECTION 8
RESTRICTED STOCK AWARDS

        8.1    Awards Granted by Committee.    Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Restricted Stock Awards consisting of Shares. The number of Shares granted as a Restricted Stock Award shall be determined by the Committee.

        8.2    Restrictions.    A Participant's right to retain a Restricted Stock Award granted to him under Section 8.1 shall be subject to such restrictions, including but not limited to his continuing to perform as a Service Provider for a restriction period specified by the Committee, or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such Award. The Committee may in its sole discretion require different periods of service or different performance goals and objectives with respect to (i) different Participants, (ii) different Restricted Stock Awards, or (iii) separate, designated portions of the Shares constituting a Restricted Stock Award.

        8.3    Privileges of a Stockholder, Transferability.    A Participant shall have all voting, dividend, liquidation and other rights with respect to Stock in accordance with its terms received by him as a Restricted Stock Award under this Section 8 upon his becoming the holder of record of such Stock; provided, however, that the Participant's right to sell, encumber or otherwise transfer such Stock shall be subject to the limitations of Section 11.2 hereof.

        8.4    Enforcement of Restrictions.    The Committee may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Section 8.2 and 8.3:

          (a)  placing a legend on the stock certificates referring to the restrictions;

          (b)  requiring the Participant to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

          (c)  requiring that the stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

        8.5    Termination of Service, Death, Disability, etc.    In the event of the death or disability (within the meaning of Section 22(e) of the Internal Revenue Code) of a Participant, or the retirement of a Participant as provided in Section 7.2(d)(ii), all service period and other restrictions applicable to Restricted Stock Awards then held by him shall lapse, and such Awards shall become fully nonforfeitable. Subject to Sections 5 and 10, in the event a Participant ceases to be a Service Provider for any other reason, any Restricted Stock Awards as to which the service period or other restrictions have not been satisfied shall be forfeited.

SECTION 9
PERFORMANCE SHARES AND PERFORMANCE UNITS

        9.1    Awards Granted by Committee.    Coincident with or following designation for participation in the Plan, a Participant may be granted Performance Shares or Performance Units.

        9.2    Amount of Award.    The Committee shall establish a maximum amount of a Participant's Award, which amount shall be denominated in Shares in the case of Performance Shares or in dollars in the case of Performance Units.

        9.3    Communication of Award.    Written notice of the maximum amount of a Participant's Award and the Performance Cycle determined by the Committee shall be given to a Participant as soon as practicable after approval of the Award by the Committee.

        9.4    Amount of Award Payable.    The Committee shall establish maximum and minimum performance targets to be achieved during the applicable Performance Cycle. Performance targets established by the Committee shall relate to corporate, group, unit or individual performance and may be established in terms of earnings, growth in earnings, ratios of earnings to equity or assets, or such other measures or standards determined by the Committee. Multiple performance targets may be used and the components of multiple performance targets may be given the same or different weighting in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, units, individuals or entities. Achievement of the maximum performance target shall entitle the Participant to payment (subject to Section 9.6) at the full or maximum amount specified with respect to the Award; provided, however, that notwithstanding any other provisions of this Plan, in the case of an Award of Performance Shares the Committee in its discretion may establish an upper limit on the amount payable (whether in cash or Stock) as a result of the achievement of the maximum performance target. The Committee may also establish that a portion of a full or maximum amount of a Participant's Award will be paid (subject to Section 9.6) for performance which exceeds the minimum performance target but falls below the maximum performance target applicable to such Award.

        9.5    Adjustments.    At any time prior to payment of a Performance Share or Performance Unit Award, the Committee may adjust previously established performance targets or other terms and conditions to reflect events such as changes in laws, regulations, or accounting practice, or mergers, acquisitions or divestitures.

        9.6    Payments of Awards.    Following the conclusion of each Performance Cycle, the Committee shall determine the extent to which performance targets have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Cycle. The Committee shall determine what, if any, payment is due with respect to an Award and whether such payment shall be made in cash, Stock or some combination. Payment shall be made in a lump sum or installments, as determined by the Committee, commencing as promptly as practicable following the end of the applicable Performance Cycle, subject to such terms and conditions and in such form as may be prescribed by the Committee.

        9.7    Termination of Employment.    If a Participant ceases to be a Service Provider before the end of a Performance Cycle by reason of his death, disability as provided in Section 7.2(d)(iv), or retirement as provided in Section 7.2(d)(ii), the Performance Cycle for such Participant for the purpose of determining the amount of the Award payable shall end at the end of the calendar quarter immediately preceding the date on which such Participant ceased to be a Service Provider. The amount of an Award payable to a Participant to whom the preceding sentence is applicable shall be paid at the end of the Performance Cycle and shall be that fraction of the Award computed pursuant to the preceding sentence the numerator of which is the number of calendar quarters during the Performance Cycle during all of which said Participant was a Service Provider and the denominator of which is the number of full calendar quarters in the Performance Cycle. Upon any other termination of Participant's services as a Service Provider during a Performance Cycle, participation in the Plan shall cease and all outstanding Awards of Performance Shares or Performance Units to such Participant shall be canceled.

SECTION 10
CHANGE IN CONTROL

        10.1    Options, Restricted Stock.    In the event of a change in control of the Company as defined in Section 10.3, then the Committee may, in its sole discretion, without obtaining stockholder approval, to the extent permitted in Section 14, take any or all of the following actions: (a) accelerate the exercise dates of any outstanding Options or make all such Options fully vested and exercisable; (b) grant a cash bonus award to any Option Holder in an amount necessary to pay the Option Price of all or any portion of the Options then held by such Option Holder; (c) pay cash to any or all Option Holders in exchange for the cancellation of their outstanding Options in an amount equal to the difference between the Option Price of such Options and the greater of the tender offer price for the underlying Stock or the Fair Market Value of the Stock on the date of the cancellation of the Options; (d) make any other adjustments or amendments to the outstanding Options; and (e) eliminate all restrictions with respect to Restricted Stock and deliver Shares free of restrictive legends to any Participant.

        10.2    Performance Shares and Performance Units.    Under the circumstances described in Section 10.1, the Committee may, in its sole discretion, and without obtaining stockholder approval, to the extent permitted in Section 14, provide for payment of outstanding Performance Shares and Performance Units at the maximum award level or any percentage thereof.

        10.3    Definition.    For purposes of the Plan, a "change in control" shall be deemed to have occurred if: (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or under a trust, the grantor of which is Bobby G. Stevenson, or Bobby G. Stevenson, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of the Company; or (b) at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

SECTION 11
RIGHTS OF EMPLOYEES; PARTICIPANTS

        11.1    Continuation of Services.    Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her services as a Service Provider, or interfere in any way with the right of the Company, subject to the terms of any separate employment or consulting agreement to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of Participant's services as a Service Provider shall be determined by the Committee at the time.

        11.2    Nontransferability.    Except as provided in Section 11.3, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, except (if otherwise permitted under Section 11.4) pursuant to a domestic relations order, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant's death, a Participant's rights and interests in Options shall, if otherwise permitted under Section 11.4, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options may be made by, the Participant's legal representatives, heirs or legatees. If, in the opinion of the Committee, a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status. Transfers shall not be deemed to include transfers to the Company or "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the authorization of the Committee.

        11.3    Permitted Transfers.    Pursuant to conditions and procedures established by the Committee from time to time, the Committee may permit Awards to be transferred to, exercised by and paid to certain persons or entities related to a Participant, including but not limited to members of the Participant's immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant's immediate family and/or charitable institutions. In the case of initial Awards, at the request of the Participant, the Committee may permit the naming of the related person or entity as the Award recipient. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration). Notwithstanding the foregoing, Incentive Stock Options shall only be transferable to the extent permitted by Section 422 of the Internal Revenue Code and the treasury regulations thereunder.

        11.4    Limitations on Incentive Stock Options.    Notwithstanding anything in this Agreement (or in any stock option agreement evidencing the grant of an Option hereunder) to the contrary, Incentive Stock Options shall be transferable only to the extent permitted by Section 422 of the Internal Revenue Code and the treasury regulations thereunder without affecting the Option's qualification under Section 422 as an Incentive Stock Option.

SECTION 12
GENERAL RESTRICTIONS

        12.1    Investment Representations.    The Company may require any person to whom an Option or other Award is granted, as a condition of exercising such Option or receiving Stock under the Award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock subject to the Option or the Award for his own account for investment and not with any present intention or selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock.

        12.2    Compliance with Securities Laws.    Each Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

        12.3    Stock Restriction Agreement.    The Committee may provide that shares of Stock issuable upon the exercise of an Option shall, under certain conditions, be subject to restrictions whereby the Company has a right of first refusal with respect to such shares or a right or obligation to repurchase all or a portion of such shares, which restrictions may survive a Participant's cessation or termination as a Service Provider.

SECTION 13
OTHER EMPLOYEE BENEFITS

        The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the grant or vesting of any other Award shall not constitute "earnings" with respect to which any other benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

SECTION 14
PLAN AMENDMENT, MODIFICATION AND TERMINATION

        The Board may at any time terminate, and from time-to-time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.

        No amendment, modification or termination of the Plan shall in any manner adversely affect any Awards theretofore granted under the Plan, without the consent of the Participant holding such Awards.

SECTION 15
WITHHOLDING

        15.1    Withholding Requirement.    The Company's obligations to deliver Shares upon the exercise of an Option, or upon the vesting of any other Award, shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

        15.2    Withholding with Stock.    At the time the Committee grants an Award, it may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by electing to transfer to the Company, or to have the Company withhold from Shares otherwise issuable to the Participant, Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Committee. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any such elections by Participants to have Shares withheld for this purpose will be subject to the following restrictions:

          (a)  All elections must be made prior to the Tax Date;

          (b)  All elections shall be irrevocable; and

          (c)  If the Participant is an officer or director of the Company within the meaning of Section 16 of the Exchange Act ("Section 16"), the Participant must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

SECTION 16
SECTION 162(m) PROVISIONS

        16.1    Limitations.    Notwithstanding any other provision of this Plan, if the Committee determines at the time any Restricted Stock Award or Performance Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a Covered Employee (within the meaning of Section 162(m)(3) of the

Internal Revenue Code), then the Committee may provide that this Section 16 is applicable to such Award.

        16.2    Performance Goals.    If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or Affiliated Corporation (or any division thereof) for or within which the Participant is primarily employed. Such performance goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code and the regulations thereunder.

        16.3    Adjustments.    Notwithstanding any provision of the Plan other than Section 10, with respect to any Award that is subject to this Section 16, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

        16.4    Other Restrictions.    The Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(B) of the Internal Revenue Code or any successor thereto.

SECTION 17
BROKERAGE ARRANGEMENTS

        The Committee, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the disposition of shares acquired upon exercise of Stock Options, including, without limitation, arrangements for the simultaneous exercise of Stock Options and sale of the Shares acquired upon such exercise.

SECTION 18
NONEXCLUSIVITY OF THE PLAN

        Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees or consultants generally, or to any class or group of employees or consultants, which the Company or any Affiliated Corporation now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

SECTION 19
REQUIREMENTS OF LAW

        19.1    Requirements of Law.    The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

        19.2    Rule 16b-3.    Transactions under the Plan and within the scope of Rule 16b-3 are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or any action by the Committee under the Plan fails to so comply, such provision or action shall, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3; provided, however, that if such provision or action cannot be amended to effect such compliance, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

        19.3    Governing Law.    The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

SECTION 20
DURATION OF THE PLAN

        No Award shall be granted under the Plan after ten years from the Effective Date; provided, however, that any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

Dated: February 15, 2001

CIBER, INC.
By:	/s/ MAC J. SLINGERLEND Mac J. Slingerlend President/Chief Executive Officer

APPENDIX C

CIBER, INC.
NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN

SECTION 1
PURPOSE

        The Nonemployee Directors' Stock Option Plan (the "Plan") of CIBER, Inc., a Delaware corporation (the "Company"), provides for the grant of Stock Options to Nonemployee Directors in order to encourage and provide incentives for high level performance by the Nonemployee Directors of the Company.

SECTION 2
NON-INCENTIVE STOCK OPTIONS

        The Stock Options granted under the Plan shall be nonstatutory stock options ("NSOs") which are intended to be options that do not qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

SECTION 3
ADMINISTRATION

        3.1    Committee.    The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee consisting of members of the Board or other persons as may be appointed by the Board (the "Committee"). The Committee or the Board, as the case may be, shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and any Stock Options granted thereunder, and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of the Code or in order to conform to any regulation or to any change in any law or regulation applicable thereto. However, the Committee shall have no authority, discretion or power to select the Nonemployee Directors who will receive any Stock Options, determine the number of shares to be issued hereunder or the time at which such Stock Options are to be granted, establish the duration of the Stock Options or alter any other terms or conditions specified in the Plan, except in the sense of administering the Plan pursuant to the provisions of the Plan. The Board may reserve to itself any of the authority granted to the Committee as set forth herein, and it may perform and discharge all of the functions and responsibilities of the Committee at any time that a duly constituted Committee is not appointed and serving. All references in this Plan to the "Committee" shall be deemed to refer to the Board whenever the Board is discharging the powers and responsibilities of the Committee.

        3.2    Actions of Committee.    All actions taken and all interpretations and determinations made by the Committee in good faith (including determinations of Fair Market Value) shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation.

SECTION 4
DEFINITIONS

        4.1    "Stock Option or Stock Options."    A Stock Option is the right granted under the Plan to a Nonemployee Director to purchase, at such time or times and at such price or prices ("Option Price") as are determined pursuant to the Plan, the number of shares of Common Stock determined pursuant to the Plan.

        4.2    "Common Stock."    A share of Common Stock means a share of authorized but unissued Common Stock, par value $.01 per share, of the Company.

        4.3    "Fair Market Value."    If the Common Stock is not traded publicly, the Fair Market Value of a share of Common Stock on any date shall be determined, in good faith, by the Board or the Committee after such consultation with outside legal, accounting and other experts as the Board or the Committee may deem advisable, and the Board or the Committee shall maintain a written record of its method of determining such value. If the Common Stock is traded publicly, the Fair Market Value of a share of Common Stock on any date shall be the average of the representative closing bid and asked prices, as quoted by the National Association of Securities Dealers through NASDAQ (its automated system for reporting quotes), for the date in question or, if the Common Stock is listed on the Nasdaq National Market or is listed on a national stock exchange, the officially quoted closing price on NASDAQ or such exchange, as the case may be, on the date in question.

        4.4    "Nonemployee Director".    A Nonemployee Director is a member of the Board of Directors of the Company who is not also an employee of the Company or any of its subsidiaries or a director, officer, employee or affiliate of any 5% holder of the Company's Common Stock.

        4.5    "Participant".    A Participant is a Nonemployee Director to whom Stock Options are granted.

SECTION 5
OPTION GRANTS

        5.1    Number of Shares.    Upon the consummation of the initial public offering of the Company's Common Stock, or upon the initial election or appointment of a Nonemployee Director to the Company's Board of Directors, whichever is later, the Nonemployee Director shall be granted Stock Options to purchase 5,000 shares of Common Stock (subject to adjustment pursuant to Section 6.2 hereof), effective as of the date of adoption of this Plan, which options shall become exercisable at the rate of 2,500 shares on each of the first two anniversaries of the initial date of grant; provided, however, that no such Stock Options shall be granted hereunder until the Company's registration statement with respect to the initial public offering of its Common Stock is declared effective by the Securities and Exchange Commission. In addition, each Nonemployee Director shall be granted Stock Options to purchase 1,000 shares of Common Stock on each anniversary of the commencement of his or her initial term of service on the Board (subject to adjustment pursuant to Section 6.2 hereof), which options shall be exercisable one year from the date of grant.

        5.2    Price.    The purchase price per share of Common Stock for the shares to be purchased pursuant to the exercise of any Stock Option shall be 100% of the Fair Market Value of a share of Common Stock on the date on which the Nonemployee Director is granted the Stock Options.

        5.3    Other Terms.    Except for the limitations set forth in Sections 5.1, 5.2 and 7.1, the terms and provisions of Stock Options shall be as determined from time to time by the Committee, and Stock Options issued may contain terms and provisions different from other Stock Options granted to the same or other Stock Option recipients. Stock Options shall be evidenced by a written agreement ("Option Agreement") containing such terms and provisions as the Committee may determine, subject to the provisions of the Plan.

SECTION 6
SHARES OF COMMON STOCK SUBJECT TO THE PLAN

        6.1    Maximum Number.    The maximum aggregate number of shares of Common Stock that may be made subject to Stock Options shall be 50,000 authorized but unissued shares. If any shares of Common Stock subject to Stock Options are not purchased or otherwise paid for before such Stock Options expire, such shares may again be made subject to Stock Options.

        6.2    Adjustments for Stock Split, Stock Dividend, etc.    If the Company shall at any time increase or decrease the number of its outstanding shares of Common Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Common Stock, then in relation to the Common Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the shares of Common Stock as to which Stock Options may be granted under this Plan; and (ii) the shares of Common Stock then included in outstanding Stock Options granted hereunder.

        6.3    Dividend Payable in Stock of Another Corporation, etc.    If the Company shall at any time pay or make any dividend or other distribution upon the Common Stock payable in securities of another corporation or other property (except money or Common Stock), a proportionate part of such securities or other property shall be set aside and delivered to any Participant then holding Stock Options for the Common Stock for which the dividend or other distribution was made, upon exercise thereof. Prior to the time that any such securities or other property are delivered to a Participant in accordance with the foregoing, the Company shall be the owner of such securities or other property and shall have the right to vote the securities, receive any dividends payable on such securities, and in all other respects shall be treated as the owner. If securities or other property which have been set aside by the Company in accordance with this Section 6.3 are not delivered to a Participant because the Stock Options have not been exercised, then such securities or other property shall remain the property of the Company and shall be dealt with by the Company as it shall determine in its sole discretion.

        6.4    Other Changes in Capital Stock.    In the event there shall be any change, other than as specified in Sections 6.2 and 6.3, in the number or type of outstanding shares of Common Stock or of any stock or other securities into which the Common Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number of shares subject to outstanding Stock Options or which have been reserved for issuance pursuant to this Plan but are not then subject to Stock Options, then such adjustments shall be made by the Committee and shall be effective for all purposes of this Plan and on all outstanding Stock Options that involve the type of Common Stock for which a change was effected.

        6.5    Rights to Subscribe.    If the Company shall at any time grant to the holders of its Common Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company or of any other corporation, there shall be reserved with respect to the shares of Common Stock then subject to Stock Options held by any Participant, the Common Stock or other securities which the Participant would have been entitled to subscribe for if immediately prior to such grant the Participant had exercised all of his Stock Options. If, upon exercise of any such Stock Options, the Participant subscribes for the additional Common Stock or other securities, the Participant shall pay to the Company the price that is payable by the Participant for such Common Stock or other securities.

        6.6    General Adjustment Rules.    If any adjustment or substitution provided for in this Section 6 shall result in the creation of a fractional share, the Company shall, in lieu of selling or otherwise issuing such fractional share, pay to the Participant a cash sum in an amount equal to the product of such fraction multiplied by the Fair Market Value of a share on the date the fractional Share would otherwise have been issued. In the case of any substitution or adjustment provided for in this Section 6 affecting Stock Options, the total purchase price for the shares of Common Stock then subject to Stock Options shall remain unchanged but the purchase price per share under such Stock Options shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of Common Stock or other securities into which the Common Stock subject to the Stock Options may have been changed.

        6.7    Determination by the Committee.    Adjustments under this Section 6 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties thereto.

SECTION 7
EXERCISE OF STOCK OPTIONS

        7.1    Time of Exercise.    Stock Options shall become exercisable in accordance with Section 5.1, subject to Section 11 and Section 12. Such times shall be set forth in the Option Agreement evidencing such Stock Options. Stock Options shall expire, to the extent not exercised, ten years after the date on which they were granted.

        7.2    Stock Restriction Agreement.    The Committee may provide that shares of Common Stock issuable upon the exercise of Stock Options shall, under certain conditions, be subject to restrictions whereby the Company has a right of first refusal with respect to such shares or a right or obligation to repurchase all or a portion of such shares, which restrictions may survive a Participant's term as a director of the Company. The acceleration of time or times at which Stock Options become exercisable may be conditioned upon the Participant's agreement to such restrictions.

        7.3    Termination of Director Status before Exercise.    If a Participant's term as a director of the Company shall terminate for any reason other than the Participant's death or disability, any Stock Options then held by the Participant, to the extent then exercisable under the applicable Option Agreement(s), shall remain exercisable after the termination of his director status for a period of three months (but in no event beyond ten years from the date of grant of the Stock Options). If the Participant's director status is terminated because the Participant dies while, or within three months after, serving as a director, or is disabled within the meaning of Section 22(e)(3) of the Code, any Stock Options then held by the Participant, to the extent then exercisable under the applicable Option Agreement(s), shall remain exercisable after the termination of his directorship for a period of twelve months (but in no event beyond ten years from the date of grant of the Stock Options). If the Stock Options are not exercised during the applicable period, they shall be deemed to have been forfeited and of no further force or effect.

        7.4    Disposition of Forfeited Stock Options.    Any shares of Common Stock subject to Stock Options forfeited by a Participant shall not thereafter be eligible for purchase by the Participant but may be made subject to Stock Options granted to other Participants.

        7.5    Withholding of Tax.    To the extent required by applicable law and regulation, each Participant must arrange with the Company for the payment of any federal, state or local income or other tax applicable to the Stock Option granted hereunder before the Company shall be required to deliver to the Participant a certificate for the shares purchased upon exercise of the Stock Options.

SECTION 8
NO EFFECT UPON STOCKHOLDER RIGHTS

        Nothing in this Plan shall interfere in any way with the right of the stockholders of the Company to remove the Participant from the Board of Directors pursuant to applicable state laws and the Company's Certificate of Incorporation and Bylaws.

SECTION 9
NO RIGHTS AS A STOCKHOLDER

        Except as provided for herein, a Participant shall have no rights as a stockholder with respect to any shares of Common Stock subject to Stock Options. Except as provided in Section 6.2, no adjustment shall be made in the number of shares of Common Stock issued to a Participant, or in any other rights of the Participant upon exercise of Stock Options by reason of any dividend, distribution or other right granted to stockholders for which the record date is prior to the date of exercise of the Participant's Stock Options.

SECTION 10
ASSIGNABILITY

        No Stock Options granted under this Plan, nor any other rights acquired by a Participant under this Plan, shall be assignable or transferable by a Participant, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, Title I of the Employee Retirement Income Security Act ("ERISA"), or the rules thereunder. In the event of the Participant's death while, or within three months after, serving as a director, the Stock Options may be exercised to the extent then exercisable under the applicable Option Agreement by the personal representative of the Participant's estate or, if no personal representative has been appointed, by the successor or successors in interest determined under the Participant's will or under the applicable laws of descent and distribution.

SECTION 11
REORGANIZATION OR LIQUIDATION OF THE COMPANY

        In the event that the Company is merged or consolidated with another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding Shares), or if all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person (other than a sale or conveyance in which the company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company), or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, and if the provisions of Section 12 hereof do not apply, the members of the Board who are employees of the Company shall have the power and discretion to prescribe the terms and conditions for the exercise of, or modification of, the Stock Options granted hereunder. By way of illustration, and not by way of limitation, such Board members may provide for the complete or partial acceleration of the dates of exercise of the Stock Options, or may provide that such Stock Options will be exchanged or converted into options to acquire securities of the surviving or acquiring corporation, or may provide for a payment or distribution in respect of outstanding Stock Options (or the portion thereof that is currently exercisable) in cancellation thereof. Such Board members may provide that Stock Options or other rights granted hereunder must be exercised in connection with the closing of such transaction, and that if not so exercised that such Stock Options will expire. Any such determinations by such Board members may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants. The provisions of this Section 11 shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

SECTION 12
CHANGE IN CONTROL

        12.1    Options.    In the event of a change in control of the Company as defined in Section 12.2, then members of the Board who are employees of the Company shall accelerate the exercise dates of any outstanding Stock Options or make all such options fully vested and exercisable and may, in their sole discretion, without obtaining stockholder approval, to the extent permitted by Section 13, take any or all of the following actions: (a) grant a cash bonus award to any Participant in an amount necessary to pay the exercise price of all or any portion of the Stock Options then held by such Participant;

(b) pay cash to any or all Participants in exchange for the cancellation of their outstanding Stock Options in an amount equal to the difference between the exercise price of such Stock Options and the greater of the tender offer price for the underlying Common Stock or the Fair Market Value of the Common Stock on the date of the cancellation of the Stock Options; and (c) make any other adjustments or amendments to the outstanding Stock Options.

        12.2    Definition.    For purposes of this Plan, a "change in control" shall be deemed to have occurred if (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or under a trust, the grantor of which is Bobby G. Stevenson, or Bobby G. Stevenson, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of the Company; or (b) at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

SECTION 13
AMENDMENT

        The Board may from time to time alter, amend, suspend or discontinue the Plan, including, where applicable, any modifications or amendments as it shall deem advisable in order to conform to any regulation or to any change in any law or regulation applicable thereto; provided, however, that no such action shall adversely affect the rights and obligations with respect to Stock Options at any time outstanding under the Plan; and provided further that no such action shall, without the approval of the stockholders of the Company, (i) materially increase the maximum number of shares of Common Stock that may be made subject to Stock Options (unless necessary to effect the adjustments required by Section 6.2), (ii) materially increase the benefits accruing to Participants under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan. Subject to the foregoing, the provisions of Section 5 of the Plan which set forth the number of shares of Common Stock for which Stock Options shall be granted, the timing of Stock Option grants and the Stock Option exercise price shall not be amended more than once every six (6) months other than to comport with changes in the Code, ERISA, or the rules thereunder.

SECTION 14
REGISTRATION OF OPTIONED SHARES

        The Stock Options shall not be exercisable unless the purchase of such optioned shares is pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended (the "Act"), or unless, in the opinion of counsel to the Company, the proposed purchase of such optioned shares would be exempt from the registration requirements of the Act and from the registration or qualification requirements of applicable state securities laws.

SECTION 15
BROKERAGE ARRANGEMENTS

        The Committee, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the disposition of shares acquired upon exercise of Stock Options including, without limitation, arrangements for the simultaneous exercise of Stock Options and sale of the shares acquired upon such exercise.

SECTION 16
NONEXCLUSIVITY OF THE PLAN

        Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to Nonemployee Directors, which the Company now has lawfully put into effect.

SECTION 17
EFFECTIVE DATE

        This Plan was adopted by the Board of Directors of the Company and became effective on January 31, 1994 and was approved by the stockholders of the Company on January 31, 1994.

[LOGO] UMB 928 GRAND BLVD. P.O. BOX 410064 KANSAS CITY, MO 84141-0064
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 1, 2002. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, located below, to obtain your records and to create an electronic voting instruction form.

 VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 1, 2002. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, located below, then follow the simple instructions the Vote Voice provides you.

 VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ciber, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CIBER1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIBER, INC.
The Board of Directors recommends a vote "FOR" all of the propositions listed below:
Vote On Directors
1.	The election of the following nominees for Class II directors:	For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
	01) Mac J. Slingerlend 02) James A. Rutherford.	/ /	/ /	/ /
Vote On Proposals		For	Against	Abstain
2.	Increase the number of shares of the company's Common Stock authorized for issuance under the Employee Stock Purchase Plan by 2,000,000 shares, from 4,750,000 to 6,750,000 shares.	/ /	/ /	/ /
3.	Increase the number of shares of the company's Common Stock authorized for issuance under the Equity Incentive Plan by 3,000,000 shares, from 10,500,000 to 13,500,000 shares.	/ /	/ /	/ /
4.	Increase the number of shares of the company's Common Stock authorized for issuance under the Non-Employee Directors' Stock Option Plan by 100,000 shares, from 200,000 to 300,000 shares.	/ /	/ /	/ /
In their discretion, such proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournments or postponements thereof.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the propositions stated. If any other business is presented at such meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting. This proxy is solicited by the Board of Directors.

Please sign exactly as your name appears on the Proxy card. When signing as attorney, executor, administrator, agent, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
If signing on behalf of a corporation, the corporate name should be indicated
and a corporate officer should sign.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

[LOGO]

CIBER, Inc.
5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111

The undersigned hereby appoints Bobby G. Stevenson and Mac J. Slingerlend, or either of them, with full power of substitution, as attorneys-in-fact, agents and proxies (the "Proxies"), to vote on behalf of the undersigned, all shares of common stock, $.01 par value, of CIBER, Inc. (the "Company"), that the undersigned is entitled to vote at the 2002 Annual Meeting of shareholders (the "Meeting"), to be held solely on the Internet at www.ciber.com/cbr/annualmeeting, on Thursday, May 2, 2002 at 9:30 a.m. Mountain Daylight Time, and at any and all adjournments or postponements thereof, as stated on the reverse side of this card.

Should the undersigned attend and elect to vote at the electronic meeting, or at any adjournments or postponements thereof, and after notification to the Secretary of the Company by selecting the "withdraw Proxy" option on the Company's annual meeting website, the power of the proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of the Company of his or her decision to terminate this proxy prior to final tabulation of the vote. (Revocation procedures are described on page 4 of the Proxy Statement.) The undersigned acknowledges receipt from the company, prior to the execution of this proxy, of the notice of the meeting and a proxy statement.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT RETURN YOUR PROXY BY MAIL.

CIBER, Inc. Annual Shareholder Meeting
Thursday, May 2, 2002
9:30 a.m. MT
www.ciber.com/cbr/annualmeeting

To access the CIBER, Inc. Annual Shareholder meeting you will need the following:

  1.
  Access to the Internet

  2.
  Windows Media Player (if you do not have Windows Media Player, you will be able to download this from the Annual Meeting website)

  3.
  A sound card

        The annual meeting will be held at 9:30 a.m. MDT on May 2, 2002. The URL is www.ciber.com/cbr/annualmeeting. It is recommended that you log into the meeting 15 minutes prior to the start time in order to test your system and participate in the full meeting.

        Once you log on to: www.ciber.com/cbr/annualmeeting, please click on the Annual Shareholder Meeting Link. A popup window with the Safe Harbor Statement will appear. Please read the Safe Harbor Statement. After acknowledging that you have read and accept the Safe Harbor Statement please register the following information in order to access the meeting: Full name, Company (if applicable), e-mail address, reason for participating. After submitting your registration information, you will enter the meeting.

        During the meeting you will have the opportunity to cast your proxy vote, ask questions and submit new business.

Voting

        If you wish to (1) vote, (2) withdraw a previously voted proxy, or (3) withdraw a previously voted proxy and submit a new vote, please click on the "Vote" link. You will be asked to submit the following information: your full name (as it appears on the proxy card sent to you via mail), your address, your Social Security Number and the control number on the proxy card. You will also be asked whether you are voting for the first time, withdrawing a previously voted proxy, or withdrawing a previously voted proxy and submitting a new vote. Once you submit your vote, the vote will be sent directly to the Inspector of the Meeting for tabulation. Note: if you would like to withdraw your previously voted proxy and not submit a new vote, please mark the withdraw vote box and click the submit button. Remember, if you have already voted via mail, telephone, or Internet and do not wish to change your vote or withdraw your vote, please do not submit a vote using this process. Attendance at the meeting will not revoke your proxy.

Questions and New Business

        If, during the meeting, you wish to submit a question or bring up new business appropriate and relevant to the annual meeting, please click on the "Questions and New Business" link. This link will automatically send your question or new business proposal to Mac Slingerlend, CIBER's President/Chief Executive Officer. You may submit questions from Monday, April 29, 2002 until the floor is closed for questions during the meeting.

List of Shareholders

        Please refer to page 1 of the Proxy Statement to find procedures on viewing a shareholders list. This list will be available electronically.

PLEASE RETAIN FOR
YOUR RECORDS

HOUSEHOLDING ELECTION

This notice is appearing in this mailing on behalf of your Broker or Bank. In December 2000, the Securities and Exchange Commission enacted a new rule that allows multiple shareholders residing at the same address the conveinence of receiving a single copy of proxy and information statements, annual reports and prospectuses if they consent to do so. This is known as "Householding." Please not that if you do not respond, Householding will start 60 days after the mailing of this notice.

We will allow Householding only upon certain conditions. Some of those conditions are:

  •
  The Issuer agrees to have its documents Householded,

  •
  You agree to or do not object to the Householding of your materials,

  •
  You have the same last name and exact address as another shareholder;

  •
  Consistency with your Broker or Bank's practice.

If all of these conditions are met, and Securities and Exchange Commission regulations allow, your household will receive a single copy of proxy and information statements, annual reports and prosectuese.

The HOUSEHOLDING ELECTION (HH), which appears on the accompanying voting form, is not an issuer proposal. If you wish to participate in Householding will begin immediately. If you do not wish to participate in the Householding of investor communications, please indicate "Against."

Your affirmative or implied consent to Household will remain in effect until you revoke it by calling the telephone number listed in the HOUSEHOLDING ELECTION paragraph. If you revoke your Householding election, each primary account holder will begin receiving individual copies within 30 days of your revocation.

1 —	DIRECTORS RECOMMEND: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES 01-MAC J. SLINGERLEND, 02-JAMES A. RUTHERFORD	FOR ALL NOMINEES / /
WITHHOLD ALL NOMINEES / /
WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE NUMBER(S) OF NOMINEES(S) BELOW. / /

		FOR	AGAINST	ABSTAIN
2 —	INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE EMPLOYEE STOCK PURCHASE PLAN BY 2,000,000 SHARES, FROM 4,750,000 TO 6,751,000 SHARES.	/ /	/ /	/ /
		FOR	AGAINST	ABSTAIN
3 —	INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE EQUITY INCENTIVE PLAN BY 3,000,000 SHARES, FROM 10,500,000 TO 13,500,000 SHARES.	/ /	/ /	/ /
		FOR	AGAINST	ABSTAIN
4 —	INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN BY 100,000 SHARES, FORM 200,000 TO 300,000 SHARES.	/ /	/ /	/ /
*NOTE* SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF
PLACE "X" HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING. / /

(HH) Mark "FOR" to enroll this account to receive certain future shareholder communications in a single package per household. Mark "AGAINST" if you do not want to participate. To change your election in the future, call 1-800-542-1061. See accompanying page for more information about this election. /    /

QuickLinks

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 2, 2002
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS MAY 2, 2002
THE AGENDA
VOTING AND SOLICITATION OF PROXIES
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEEETING
INFORMATION REGARDING "TRANSITION PERIOD" REFERENCES
PROPOSAL No. 1—ELECTION OF DIRECTORS
TEXT OF PROPOSAL NO. 1—ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL " OF THE NOMINEES
DIRECTORS AND EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PROPOSAL NO. 2—AMEND THE EMPLOYEE STOCK PURCHASE PLAN
TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 2,000,000 SHARES
TEXT OF PROPOSED AMENDMENT TO CIBER'S ESP PLAN
SUMMARY DESCRIPTION OF THE ESP PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2
PROPOSAL NO. 3—AMEND THE CIBER, INC. EQUITY INCENTIVE PLAN
TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 3,000,000 SHARES
TEXT OF PROPOSED AMENDMENT TO CIBER'S EQUITY INCENTIVE PLAN
SUMMARY DESCRIPTION OF THE EQUITY INCENTIVE PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL NO. 3
PROPOSAL NO. 4—AMEND THE CIBER, INC. NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 100,000 SHARES
TEXT OF PROPOSED AMENDMENT TO THE DIRECTORS' PLAN
SUMMARY DESCRIPTION OF THE NON-EMPLOYEE DITRECTORS' STOCK OPTION PLAN
CIBER, Inc. NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
INDEPENDENT AUDITORS
ANNUAL REPORT TO SHAREHOLDERS, MANAGEMENT'S DISCUSSION AND ANALYSIS AND AUDITED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INDEPENDENT AUDITORS' REPORT
CIBER, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
CIBER, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
CIBER, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
CIBER, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
CIBER, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APPENDIX A CIBER, INC. EMPLOYEE STOCK PURCHASE PLAN (as amended and restated May 10, 2001)
APPENDIX B CIBER, INC. EQUITY INCENTIVE PLAN (Amended and Restated as of May 4, 1998) SECTION 1 INTRODUCTION
SECTION 2 DEFINITIONS
SECTION 3 PLAN ADMINISTRATION
SECTION 4 STOCK SUBJECT TO THE PLAN
SECTION 5 REORGANIZATION OR LIQUIDATION
SECTION 6 PARTICIPATION
SECTION 7 STOCK OPTIONS
SECTION 8 RESTRICTED STOCK AWARDS
SECTION 9 PERFORMANCE SHARES AND PERFORMANCE UNITS
SECTION 10 CHANGE IN CONTROL
SECTION 11 RIGHTS OF EMPLOYEES; PARTICIPANTS
SECTION 12 GENERAL RESTRICTIONS
SECTION 13 OTHER EMPLOYEE BENEFITS
SECTION 14 PLAN AMENDMENT, MODIFICATION AND TERMINATION
SECTION 15 WITHHOLDING
SECTION 16 SECTION 162(m) PROVISIONS
SECTION 17 BROKERAGE ARRANGEMENTS
SECTION 18 NONEXCLUSIVITY OF THE PLAN
SECTION 19 REQUIREMENTS OF LAW
SECTION 20 DURATION OF THE PLAN
APPENDIX C CIBER, INC. NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN SECTION 1 PURPOSE
SECTION 2 NON-INCENTIVE STOCK OPTIONS
SECTION 3 ADMINISTRATION
SECTION 4 DEFINITIONS
SECTION 5 OPTION GRANTS
SECTION 6 SHARES OF COMMON STOCK SUBJECT TO THE PLAN
SECTION 7 EXERCISE OF STOCK OPTIONS
SECTION 8 NO EFFECT UPON STOCKHOLDER RIGHTS
SECTION 9 NO RIGHTS AS A STOCKHOLDER
SECTION 10 ASSIGNABILITY
SECTION 11 REORGANIZATION OR LIQUIDATION OF THE COMPANY
SECTION 12 CHANGE IN CONTROL
SECTION 13 AMENDMENT
SECTION 14 REGISTRATION OF OPTIONED SHARES
SECTION 15 BROKERAGE ARRANGEMENTS
SECTION 16 NONEXCLUSIVITY OF THE PLAN
SECTION 17 EFFECTIVE DATE
CIBER, Inc. Annual Shareholder Meeting Thursday, May 2, 2002 9:30 a.m. MT www.ciber.com/cbr/annualmeeting